                                                                  EXHIBIT 10.1.1



                         AGREEMENT AND PLAN OF MERGER

                                 by and among

             BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP,

                         BENCHMARK ACQUISITION, INC.,

           BENCHMARK RADIO ACQUISITION FUND I LIMITED PARTNERSHIP,

           BENCHMARK RADIO ACQUISITION FUND IV LIMITED PARTNERSHIP,

          BENCHMARK RADIO ACQUISITION FUND VII LIMITED PARTNERSHIP,

          BENCHMARK RADIO ACQUISITION FUND VIII LIMITED PARTNERSHIP,

                            JOSEPH L. MATHIAS IV,

                              BRUCE R. SPECTOR,



                     CAPSTAR BROADCASTING PARTNERS, INC.

                                     and

                              BCR HOLDING, INC.






                                 dated as of



                               December 9, 1996

                               TABLE OF CONTENTS

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ARTICLE I THE MERGER............................................................................... 2

  1.1  The Merger.................................................................................. 2

  1.2  Effective Time.............................................................................. 2

  1.3  Effect of the Merger........................................................................ 2

  1.4  Certificate and Agreement of Limited Partnership............................................ 2

  1.5  Merger Consideration; Conversion of Partnership Interests; Total Consideration.............. 3

  1.6  Calculation of and Adjustments to Total Consideration....................................... 4

  1.7  Dissenting Partnership Interests............................................................ 9

  1.8  Payment of Merger Consideration; Deposit of Holdback Funds; and Repayment of Funded Debt....10

  1.9  Partnership Books...........................................................................11

  1.10  Partner Approval...........................................................................11

  1.11  Pre-Closing Escrow Deposit.................................................................12

  1.12  Post-Closing Escrow Deposit................................................................14

  1.13  Reserve Fund; Post-Closing Adjustment to Total Consideration...............................14

  1.14  Dissenting Partner Funds...................................................................15

  1.15  Other Benchmark Mergers....................................................................15

  1.16  Instructions on Payments...................................................................15


ARTICLE II REPRESENTATIONS AND WARRANTIES .........................................................16

  2.1  Representations and Warranties Regarding Benchmark..........................................16

  2.2  Representations and Warranties of Mergeco...................................................31

  2.3  Representations and Warranties Regarding Fund I, Fund IV, Fund VII and Fund VIII............33


ARTICLE III COVENANTS RELATING TO CONDUCT OF BUSINESS..............................................46

  3.1  Covenants of Benchmark......................................................................46

  3.2  Negative Trade Balance......................................................................50

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                           TABLE OF CONTENTS (CONT'D)
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  3.3  Environmental Site Assessments..............................................................50

  3.4  Other Benchmark Mergers.....................................................................50


ARTICLE IV ADDITIONAL AGREEMENTS OF BENCHMARK......................................................50

  4.1  No Solicitation of Transactions.............................................................50

  4.2  Access and Information......................................................................51

  4.3  Assistance..................................................................................52

  4.4  Compliance With Station Licenses............................................................53

  4.5  Notification of Certain Matters.............................................................53

  4.6  Third Party Consents........................................................................54

  4.7  Section 754 Election........................................................................54

  4.8  Limited Partner Consent.....................................................................54

  4.9  Consummation of Pending Transactions........................................................54

  4.10  Consummation of Other Benchmark Mergers....................................................54

  4.11  Withdrawal of Class A General Partners.....................................................55

  4.12  Transfer of Partnership Interests..........................................................55

  4.13  ERISA......................................................................................55


ARTICLE V COVENANTS OF MERGECO AND PARENT..........................................................55

  5.1  Notification of Certain Matters.............................................................55

  5.2  Compliance with Communications Act and HSR Act..............................................56

  5.3  Station Acquisitions........................................................................56

  5.4  Parent Loans................................................................................56

  5.5  Benchmark Employment Agreements.............................................................56

  5.6  Parent-Radioco III, Inc.  Merger............................................................57

  5.7  Election of Directors and Officers..........................................................57


ARTICLE VI MUTUAL COVENANTS........................................................................57

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                           TABLE OF CONTENTS (CONT'D)
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  6.1  Application for Commission Consent..........................................................57

  6.2  Control of  Stations........................................................................57

  6.3  Other Governmental Consents.................................................................57

  6.4  Brokers or Finders..........................................................................58

  6.5  Additional Agreement........................................................................58

  6.6  Execution and Delivery of Transaction.......................................................58

  6.7  Certain Events..............................................................................58

  6.8  WDHT Budget.................................................................................58

  6.9  Purchase Price Allocation...................................................................59

  6.10  Richmond Sale..............................................................................59

  6.11  Richmond and Norfolk Stations..............................................................59


ARTICLE VII CONDITIONS PRECEDENT...................................................................59

  7.1  Conditions to Each Party's Obligations......................................................59

  7.2  Conditions to Obligations of Mergeco........................................................60

  7.3  Conditions to Obligations of Benchmark......................................................61


ARTICLE VIII CLOSING...............................................................................62

  8.1  Closing.....................................................................................62

  8.2  Actions to Occur at Closing.................................................................64


ARTICLE IX TERMINATION, AMENDMENT AND WAIVER.......................................................64

  9.1  Termination.................................................................................64

  9.2  Fees and Expenses...........................................................................68

  9.3  Effect of Termination.......................................................................70


ARTICLE X GENERAL PROVISIONS.......................................................................72

  10.1  Survival of Representations and Warranties and Covenants; Indemnification..................72

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                           TABLE OF CONTENTS (CONT'D)

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  10.2  Knowledge..................................................................................83

  10.3  Amendment amd Modification.................................................................83

  10.4  Waiver of Compliance.......................................................................83

  10.5  Severability...............................................................................83

  10.6  Expenses and Obligations...................................................................83

  10.7  Parties in Interest........................................................................83

  10.8  Notices....................................................................................83

  10.9  Interpretation.............................................................................84

  10.10  Counterparts..............................................................................85

  10.11  Entire Agreement..........................................................................85

  10.12  Governing Law; Consent to Jurisdiction....................................................85

  10.13  Public Announcements......................................................................85

  10.14  Assignment................................................................................85

  10.15  Further Assurances........................................................................86

  10.16  Partner, Director, Officer and Stockholder Liability......................................86

  10.17  No Waiver of Fraud........................................................................86

  10.18  Specific Performance......................................................................86

  10.19  Arbitration...............................................................................86


ARTICLE XI DEFINITIONS.............................................................................87

  11.1  Certain Definitions........................................................................87
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                                       iv

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 9, 1996 is entered into by and among Benchmark Acquisition, Inc., a Delaware corporation ("Mergeco"), Benchmark Communications Radio Limited Partnership, a Maryland limited partnership (including any successor thereto, "Benchmark"), Benchmark Radio Acquisition Fund I Limited Partnership, a Maryland limited partnership (including any successor thereto, "Fund I), Benchmark Radio Acquisition Fund IV Limited Partnership, a Maryland limited partnership (including any successor thereto, "Fund IV"), Benchmark Radio Acquisition Fund VII Limited Partnership, a Maryland limited partnership (including any successor thereto, "Fund VII"), Benchmark Radio Acquisition Fund VIII Limited Partnership, a Maryland limited partnership (including any successor thereto, "Fund VIII"), BCR Holding, Inc., a Delaware corporation which holds all of the outstanding stock of Mergeco (including any successor thereto, "Parent"), Capstar Broadcasting Partners, Inc., a Delaware corporation ("Capstar"), Bruce
R. Spector and Joseph L. Mathias IV in their capacities as Partner Representatives and as General Partners, Grand Slam Radio Limited Partnership, a Maryland limited partnership and Home Run Radio Limited Partnership, a Maryland limited partnership. The obligations under this Agreement of each party hereto shall be limited to obligations specifically applicable to such party under the express terms of this Agreement.

                                   RECITALS:

     WHEREAS, the parties desire to effectuate a series of merger and other transactions under which Parent (directly or through affiliates) will (i) pay an aggregate consideration of One Hundred Sixty-Seven Million One Hundred Thousand Dollars ($167,100,000), plus certain advancements for working capital and capital expenditures, plus net current assets, less Funded Debt (as defined herein) and certain acquisition indebtedness advanced to Benchmark and certain of its subsidiaries by Parent, and subject to a series of additions, subtractions and adjustments, all as provided in this Agreement, and (ii) through such transactions, own or control the existing radio stations listed on Attachment I hereto and certain other radio stations to be acquired by Benchmark or its subsidiaries (also listed on Attachment I hereto) as contemplated herein, as provided herein;

     WHEREAS, Mergeco, upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland Revised Uniform Limited Partnership Act ("Maryland Law") and applicable laws of the State of Delaware ("Delaware Law"), will merge with and into Benchmark (the "Merger");

     WHEREAS, Parent, by its execution of this Agreement, has consented to, and has authorized, approved and adopted, this Agreement and the transactions contemplated hereby;

     WHEREAS, the general partners of Benchmark (the "General Partners") have determined that the Merger is in the best interests of Benchmark and its limited partners (the "Limited Partners") and have authorized, adopted and approved this Agreement and the transactions contemplated hereby;

     WHEREAS, simultaneously with the execution of this Agreement, each of Fund I, Fund IV, Fund VII and Fund VIII has entered into the Fund I Merger Agreement, the Fund IV Merger Agreement, the Fund VII Merger Agreement and the Fund VIII Merger Agreement, respectively, with Benchmark Sub I, Inc. ("Sub I"), Benchmark Sub IV, Inc. ("Sub IV"), Benchmark Sub VII, Inc. ("Sub VII"), and Benchmark Sub VIII, Inc. ("Sub VIII"), respectively;

     WHEREAS, Benchmark has determined that each of the Other Benchmark Mergers is in the best interests of the Fund I Limited Partners, the Fund IV Limited Partners, the Fund VII Limited Partners and the Fund VIII Limited Partners (collectively, the "Fund Limited Partners") and has authorized, adopted and approved each of the Other Benchmark Merger Agreements and will recommend approval of this Agreement and the Other Benchmark Mergers by the Fund Limited Partners;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Maryland Law and Delaware Law, at the Effective Time (as defined in Section 1.2), Mergeco shall be merged with and into Benchmark. As a result of the Merger, the separate existence of Mergeco shall cease and Benchmark shall continue as the surviving partnership of the Merger (including any successor thereto, the "Surviving Partnership"). The name of the Surviving Partnership shall be "Benchmark Communications Radio Limited Partnership."

     1.2. EFFECTIVE TIME. The Merger shall be consummated, as and when provided in Section 8.1 hereof, by filing a Certificate of Merger with the Maryland State Department of Assessments and Taxation and the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, Maryland Law and Delaware Law (the date and time of the completion of such filings being the "Effective Time").

     1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Maryland Law and Delaware law. Without limiting the generality of the foregoing, and subject to the applicable provisions of Maryland Law and Delaware law, at the Effective Time, all the property, rights, privileges, powers and franchises of Mergeco and Benchmark shall vest in the Surviving Partnership, and all debts, liabilities and duties of Mergeco and Benchmark shall become the debts, liabilities and duties of the Surviving Partnership.

     1.4. CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP.  At the
Effective Time, the Amended and Restated Agreement of Limited Partnership of Benchmark, as in effect immediately prior to the Effective Time, shall (subject to the changes contemplated by the Merger, including, without limitation, any amendments necessary to substitute a new single General Partner and to remove Limited Partners as contemplated by Section 1.5) be the partnership agreement of the Surviving Partnership, and the Certificate of Limited Partnership of Benchmark, as in effect immediately prior to the Effective Time, shall be the Certificate of Limited Partnership of the Surviving Partnership.

     1.5. MERGER CONSIDERATION; CONVERSION OF PARTNERSHIP INTERESTS; TOTAL CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of Mergeco, Benchmark or the holders of Partnership Interests, the following shall occur:

          (a) Subject to the other provisions of this Section 1.5, each Limited Partnership Interest (other than the Class A Limited Partnership Interests) and each General Partnership Interest outstanding immediately prior to the Effective Time (other than any Benchmark Dissenting Partnership Interests (as defined in Section 1.7)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration in the manner contemplated by Section 1.8. As a result of its conversion, each converted Partnership Interest (the "Converted Partnership Interests") shall cease to be outstanding and shall automatically be canceled and retired. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Convertible Partnership Interests shall have been changed into a different number of partnership interests or a different class of partnership interests, by reason of any subdivision, reclassification, recapitalization, split, combination or exchange of partnership interests, the allocation of the Merger Consideration among the Converted Partnership Interests shall be correspondingly adjusted to reflect such subdivision, reclassification, recapitalization, split, combination or exchange of partnership interests. A portion of the Merger Consideration shall be delivered to the holders of Converted Partnership Interests at the Closing pursuant to Section 1.8. The remainder of the Merger Consideration shall be delivered to the holders of Converted Partnership Interests pursuant to the terms of
     Section 1.12 and the Post-Closing Escrow Agreement and as contemplated in Section 1.13 and Section 1.14. The aggregate Merger Consideration payable to each Partner holding a Converted Partnership Interest shall be rounded to the nearest penny.

          (b) Each Class A Limited Partnership Interest shall remain outstanding after the Merger and shall be unaffected by the Merger and, upon consummation of the Merger, such partnership interests shall constitute 100% of the limited partnership interests in the Surviving Partnership.

          (c) All outstanding shares of common stock, par value $.01 per share, of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into a single general partnership interest constituting 100% of the general partnership interests of the Surviving Partnership.

          (d) Immediately after the Effective Time, the General Partners will execute an amendment to the Existing Partnership Agreement to effectuate the changes contemplated by this Section 1.5.

     1.6. CALCULATION OF AND ADJUSTMENTS TO TOTAL CONSIDERATION.

          (a) Fund I Consideration. The Fund I Consideration shall be adjusted as described in this Section 1.6(a).

              (1) In the event the Fund I Broadcast Cash Flow is less than Nine Hundred Seventy Thousand Dollars ($970,000), then the Fund I BCF Consideration shall be reduced by an amount equal to the product of (i) eleven and nine tenths (11.9) multiplied by (ii) the difference of Nine Hundred Seventy Thousand Dollars ($970,000) minus the Fund I Broadcast Cash Flow. In the event the Fund I Broadcast Cash Flow is greater than One Million Thirty Thousand Dollars ($1,030,000), then the Fund I BCF Consideration shall be increased by an amount equal to the product of (i) eleven and nine tenths (11.9) multiplied by (ii) the difference of the Fund I Broadcast Cash Flow minus One Million Thirty Thousand Dollars ($1,030,000).

              (2) The Fund I Consideration shall be reduced by the portion (if any) of the Fund I Post-Closing Escrow Deposit to which any Surviving Partnership Indemnified Party is entitled pursuant to Section 10.1 hereof.

              (3) If the Adjustment Amount allocable to Fund I is a positive number, the Fund I Consideration shall be increased by the amount of the Adjustment Amount allocable to Fund I. If the Adjustment Amount allocable to Fund I is a negative number, the Fund I Consideration shall be decreased by the amount of the Adjustment Amount allocable to Fund I.

              (4) The Fund I Consideration shall be increased as provided in the last sentence of Section 8.1, if applicable.

          (b) Fund IV Consideration. The Fund IV Consideration shall be adjusted as described in this Section 1.6(b).

              (1) In the event the Fund IV Broadcast Cash Flow is less than Two Million Six Hundred Sixty Seven Thousand Five Hundred Dollars ($2,667,500), then the Fund IV BCF Consideration shall be reduced by an amount equal to the product of (i) eleven and nine tenths (11.9) multiplied by (ii) the difference of Two Million Six Hundred Sixty Seven Thousand Five Hundred Dollars ($2,667,500) minus the Fund IV Broadcast Cash Flow. In the event the Fund IV Broadcast Cash Flow is greater than Two Million Eight Hundred Thirty Two Thousand Five Hundred Dollars ($2,832,500), then the Fund IV BCF Consideration shall be increased by an amount equal to the product of (i) eleven and nine tenths (11.9) multiplied by (ii) the difference of the Fund IV Broadcast Flow minus Two Million Eight Hundred Thirty Two Thousand Five Hundred Dollars ($2,832,500).

              (2) The Fund IV Consideration shall be reduced by the portion (if any) of the Fund IV Post-Closing Escrow Deposit to which any Surviving Partnership Indemnified Party is entitled pursuant to Section 10.1 hereof.

              (3) If the Adjustment Amount allocable to Fund IV is a positive number, the Fund IV Consideration shall be increased by the amount of the Adjustment Amount allocable to

Fund IV. If the Adjustment Amount allocable to Fund IV is a negative number, the Fund IV Consideration shall be decreased by the amount of the Adjustment Amount allocable to Fund IV.

              (4) The Fund IV Consideration shall be increased as provided in the last sentence of Section 8.1, if applicable.

          (c) Fund VII Consideration. The Fund VII Consideration shall be adjusted as described in this Section 1.6(c).

              (1) The Fund VII Consideration shall be reduced by the portion (if any) of the Fund VII Post-Closing Escrow Deposit to which any Surviving Partnership Indemnified Party is entitled pursuant to Section 10.1 hereof.

              (2) If the Adjustment Amount allocable to Fund VII is a positive number, the Fund VII Consideration shall be increased by the amount of the Adjustment Amount allocable to Fund VII. If the Adjustment Amount allocable to Fund VII is a negative number, the Fund VII Consideration shall be decreased by the Adjustment Amount allocable to Fund VII.

              (3) The Fund VII Consideration shall be increased as provided in the last sentence of Section 8.1, if applicable.

          (d) Fund VIII Consideration. The Fund VIII Consideration shall be adjusted as described in this Section 1.6(d).

              (1) In the event the Fund VIII Broadcast Cash Flow is less than Two Million One Hundred Fifty Eight Thousand Two Hundred Fifty Dollars ($2,158,250), then the Fund VIII BCF Consideration shall be reduced by an amount equal to the product of (i) eleven and nine tenths (11.9) multiplied by
(ii) the difference of Two Million One Hundred Fifty Eight Thousand Two Hundred Fifty Dollars ($2,158,250) minus the Fund VIII Broadcast Cash Flow. In the event the Fund VIII Broadcast Cash Flow is greater than Two Million Two Hundred Ninety One Thousand Seven Hundred Fifty Dollars ($2,291,750), then the Fund VIII BCF Consideration shall be increased by an amount equal to the product of
(i) eleven and nine tenths (11.9) multiplied by (ii) the difference of the Fund VIII Broadcast Cash Flow minus Two Million Two Hundred Ninety One Thousand Seven Hundred Fifty Dollars ($2,291,750).

              (2) The Fund VIII Consideration shall be reduced by the portion (if any) of the Fund VIII Post-Closing Escrow Deposit to which any Surviving Partnership Indemnified Party is entitled pursuant to Section 10.1 hereof.

              (3) If the Adjustment Amount allocable to Fund VIII is a positive number, the Fund VIII Consideration shall be increased by the amount of the Adjustment Amount allocable to Fund VIII. If the Adjustment Amount allocable to Fund VIII is a negative number, the Fund VIII Consideration shall be decreased by the amount of the Adjustment Amount allocable to Fund VIII.

              (4) The Fund VIII Consideration shall be increased as provided in the last sentence of Section 8.1, if applicable.

          (e) Benchmark Consideration. The Benchmark Consideration shall be adjusted as described in this Section 1.6(e).

              (1) In the event the Statesville Broadcast Cash Flow is less than One Million Three Hundred Fifty Eight Thousand Dollars ($1,358,000), then the Benchmark Consideration shall be reduced by an amount equal to the product of
(i) eleven and nine tenths (11.9) multiplied by (ii) the difference of One Million Three Hundred Fifty Eight Thousand Dollars ($1,358,000) minus the Statesville Broadcast Cash Flow. In the event the Statesville Broadcast Cash Flow is greater than One Million Four Hundred Forty Two Thousand Dollars ($1,442,000), then the Benchmark Consideration shall be increased by an amount equal to the product of (i) eleven and nine tenths (11.9) multiplied by (ii) the difference of the Statesville Broadcast Cash Flow minus One Million Four Hundred Forty Two Thousand Dollars ($1,442,000).

              (2) In the event the Jackson Broadcast Cash Flow is less than One Million Four Hundred Seventy Nine Thousand Two Hundred Fifty Dollars ($1,479,250), then the Benchmark Consideration shall be reduced by an amount equal to the product of (i) eleven and nine tenths (11.9) multiplied by (ii) the difference of One Million Four Hundred Seventy Nine Thousand Two Hundred Fifty Dollars ($1,479,250) minus the Jackson Broadcast Cash Flow. In the event the Jackson Broadcast Cash Flow is greater than One Million Five Hundred Seventy Thousand Seven Hundred Fifty Dollars ($1,570,750), then the Benchmark Consideration shall be increased by an amount equal to the product of (i) eleven and nine tenths (11.9) multiplied by (ii) the difference of the Jackson Broadcast Cash Flow minus One Million Five Hundred Seventy Thousand Seven Hundred Fifty Dollars ($1,570,750).

              (3) In the event the Montgomery Broadcast Cash Flow is less than One Million Seven Hundred Forty Six Thousand Dollars ($1,746,000), then the Benchmark Consideration shall be reduced by an amount equal to the product of
(i) eleven and nine tenths (11.9) multiplied by (ii) the difference of One Million Seven Hundred Forty Six Thousand Dollars ($1,746,000) minus the Montgomery Broadcast Cash Flow. In the event the Montgomery Broadcast Cash Flow is greater than One Million Eight Hundred Fifty Four Thousand Dollars ($1,854,000), then the Benchmark Consideration shall be increased by an amount equal to the product of (i) eleven and nine tenths (11.9) multiplied by (ii) the difference of the Montgomery Broadcast Cash Flow minus One Million Eight Hundred Fifty Four Thousand Dollars ($1,854,000).

              (4) In the event any Statesville Acquisition Expenses, Jackson Acquisition Expenses, Montgomery Acquisition Expenses, Fund IV Expenses or Fund VIII Expenses are paid by Benchmark or any of the New Funds other than with the proceeds of the Statesville Loan, the Jackson Loan, the Montgomery Loan, the Fund IV Loan or the Fund VIII Loan, respectively, or other than with cash flow of Fund IX, Fund X, or Fund XI, respectively, then the Benchmark Consideration shall be increased by the amount of the expenses so paid to the extent such expenses are approved by Mergeco or its affiliates, which approval shall not be unreasonably withheld.

              (5) If the Adjustment Amount allocable to Benchmark is a positive number, the Benchmark Consideration shall be increased by the amount of the Adjustment Amount allocable to Benchmark. If the Adjustment Amount allocable to Benchmark is a negative number, the Benchmark Consideration shall be decreased by the Adjustment Amount allocable to Benchmark.

              (6) The Benchmark Consideration shall be increased as provided in the last sentence of Section 8.1, if applicable.

              (7) In the event that the Statesville Agreement has not been consummated on or prior to the Effective Time, the Benchmark Consideration shall be reduced by an amount equal to $16,660,000; provided that upon consummation of the Statesville Agreement, the Surviving Partnership shall pay an amount equal to $7,060,000 to the General Partners or their affiliates, pursuant to instructions from the General Partners. In the event that the Statesville Agreement has been terminated prior to the Effective Time for any reason other than an event described in Section 9.1(d)(ii), the Benchmark Consideration shall be reduced by an amount equal to $16,660,000.

              (8) In the event that the Jackson Agreement has not been consummated on or prior to the Effective Time, the Benchmark Consideration shall be reduced by an amount equal to $18,147,500; provided that upon consummation of the Jackson Agreement, the Surviving Partnership shall pay an amount equal to $2,897,500 to the General Partners or their affiliates pursuant to instructions from the General Partners. In the event that the Jackson Agreement has been terminated prior to the Effective Time for any reason other than an event described in Section 9.1(d)(ii), the Benchmark Consideration shall be reduced by an amount equal to $18,147,500.

              (9) In the event that the Montgomery Agreement has not been consummated on or prior to the Effective Time, the Benchmark Consideration shall be reduced by an amount equal to $21,420,000, provided that upon consummation of the Montgomery Agreement, the Surviving Partnership shall pay an amount equal to $3,420,000 to the General Partners or their affiliates pursuant to instructions from the General Partners. In the event that the Montgomery Agreement has been terminated prior to the Effective Time for any reason other than an event described in Section 9.1(d)(ii), the Benchmark Consideration shall be reduced by an amount equal to $21,420,000.

              (10) In the event any of Fund IX, Fund X or Fund XI are in default under Section 6.10 of the Jackson Loan Agreement, the Statesville Loan Agreement or the Montgomery Loan Agreement at the Effective Time, then the Benchmark Consideration shall be reduced by an amount equal to the costs reasonably incurred and expected to be incurred by Benchmark or its subsidiaries or the Surviving Partnership in removing the Lien or Liens that were the cause of any such default.

          (f) No later than April 30, 1997, Benchmark shall deliver to
     Mergeco a certificate executed by the General Partners of Benchmark, dated the date of its delivery, setting forth the calculation of Fund I Broadcast Cash Flow, Fund IV Broadcast Cash Flow, Fund VIII Broadcast Cash Flow, Statesville Broadcast Cash Flow, Jackson
     Broadcast Cash Flow and Montgomery Broadcast Cash Flow on which the
     Fund I BCF Consideration, the Fund IV BCF Consideration, the Fund
     VIII BCF Consideration and the Benchmark Consideration will be based
     (the "BCF Calculation"). The certificate will state that the BCF Calculation has been certified by Arthur Andersen LLP and is based on the terms of this Agreement and the appropriate financial statements for the calendar year ending December 31, 1996, which financial statements shall have been audited by Arthur Andersen LLP. Prior to delivery of the certificate setting forth the BCF Calculation, Benchmark shall request Arthur Andersen LLP to consult with Coopers & Lybrand, accountants for Mergeco, regarding the preparation of the BCF Calculation and to provide Coopers & Lybrand with applicable documentation setting forth the basis of the BCF Calculation.

          (g) No later than five (5) Business Days prior to the scheduled Closing Date, Benchmark will deliver to Mergeco an initial consolidated balance sheet for each of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII, together with their respective subsidiaries, as of 11:59 p.m. on the date immediately prior to the Closing Date (but giving effect to the Funded Debt Payoff pursuant to Section 1.8(e)) (the "Initial Closing Balance Sheet"), as well as a certificate signed by the General Partners setting forth a calculation of Initial Net Current Assets of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII and their respective subsidiaries as of 11:59 p.m. on the date immediately prior to the Closing Date (but giving effect to the Funded Debt Payoff pursuant to Section 1.8(e)), as determined from the Initial Closing Balance Sheet (such certificate, the "Initial Closing Certificate"). The Initial Closing Balance Sheet shall be prepared by Benchmark in consultation with Arthur Andersen L.L.P. in accordance with GAAP, subject to adjustments that would be made after audit, except as otherwise contemplated by this Agreement. Benchmark shall, and Benchmark shall request Arthur Andersen L.L.P. to, consult with Coopers & Lybrand, accountants for Mergeco, regarding preparation of the Initial Closing Balance Sheet. For purposes of this Section 1.6(g), Fund I, Fund IV, Fund VII, Fund VIII, each of the New Funds and their respective subsidiaries shall be deemed not to be subsidiaries of Benchmark.

          (h) No later than 60 days after the Closing Date, the Partner Representatives shall cause to be prepared and delivered to the Surviving Partnership (i) a consolidated balance sheet for each of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII, together with their subsidiaries, as of 11:59 p.m. on the date immediately prior to the Closing Date (but giving effect to the Funded Debt Payoff pursuant to Section 1.8(e)) which shall be audited by Arthur Andersen LLP, together with the related audit report of such firm (the "Closing Balance Sheet") and (ii) a calculation of Actual Net Current Assets of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII and their respective subsidiaries as determined from the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP, except as otherwise contemplated by this Agreement, and shall fairly present the financial position of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII and their respective subsidiaries as of 11:59 p.m. on the date immediately prior to the Closing Date (but giving effect to the Funded Debt Payoff pursuant to Section 1.8(e)). Benchmark shall request Arthur Andersen L.L.P. to consult with Coopers & Lybrand, accountants for Mergeco, regarding preparation of the Closing Balance Sheet. For purposes of this Section 1.6(h), Fund I, Fund IV, Fund VII, Fund VIII, each of the

     New Funds and their respective subsidiaries shall be deemed not to be subsidiaries of Benchmark. Unless otherwise provided in this Agreement, all Unfunded Debt attributable in accordance with GAAP to the periods prior to the Closing Date, whether or not invoiced at that date, will be included in calculating the Initial Closing Balance Sheet.

          (i) In the event Coopers & Lybrand disputes the accuracy of the BCF Calculation or the Closing Balance Sheet, Mergeco shall promptly inform Benchmark of the disputed amount of the BCF Calculation or the Closing Balance Sheet and the basis for Coopers & Lybrand's dispute in reasonable detail. If Benchmark does not agree to modify the BCF Calculation or the Closing Balance Sheet, as applicable, in accordance with Coopers & Lybrand's position regarding such disputed amount of the BCF Calculation or the Closing Balance Sheet, as applicable, Mergeco and Benchmark shall have ten (10) days to submit such dispute to an independent "big six" accounting firm selected jointly by Coopers & Lybrand and Arthur Andersen (the "Referee") for arbitration. Mergeco and Benchmark shall use all reasonable efforts to achieve a decision by such Referee as soon as practicable, and in any event no later than thirty (30) days from the date such dispute is submitted. The decision of the Referee shall be final, conclusive and binding on the parties. Each party shall be responsible for its own fees and expenses in connection with such arbitration, and the fees and expenses of the Referee shall be borne equally by Benchmark and Mergeco; provided, however, that in the event the Referee determines that one party has not proceeded in good faith in carrying forward such dispute, the fees and expenses of the prevailing party and of the Referee shall be borne by the party deemed not to have proceeded in good faith. In the event the Closing has occurred, all references to Benchmark in this Section 1.6(i) shall be deemed to be references to Partner Representatives.

          (j) In connection with calculating Total Consideration, Merger Consideration, Benchmark Consideration, Fund I Consideration, Fund IV Consideration, Fund VII Consideration, Fund VIII Consideration and all components thereof or adjustments necessary to calculate such items, including, without limitation, Fund I Broadcast Cash Flow, Fund IV Broadcast Cash Flow, Fund VIII Broadcast Cash Flow, Jackson Broadcast Cash Flow, Statesville Broadcast Cash Flow and Montgomery Broadcast Cash Flow, if an adjustment would otherwise be required to be made more than once by such definitions, the parties agree that such adjustment will be made only once to avoid double-counting.

     1.7. DISSENTING PARTNERSHIP INTERESTS. Notwithstanding anything in this Agreement to the contrary, Partnership Interests that are outstanding immediately prior to the Effective Time and that are held by Partners who have properly and timely exercised appraisal rights with respect thereto under
Section 10-208(f) of the Maryland Law (the "Benchmark Dissenting Partnership Interests") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.5(a), but the holders of Benchmark Dissenting Partnership Interests shall be entitled to receive such payment from the Benchmark Dissenting Partner Fund and, if applicable, the Dissenting Partner

Reserve as shall be determined pursuant to Section 10-208(f) of the Maryland Law; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the Maryland Law, each such holder's Partnership Interests shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 1.5(a), and such Partnership Interests shall no longer be Benchmark Dissenting Partnership Interests.

     1.8. PAYMENT OF MERGER CONSIDERATION; DEPOSIT OF HOLDBACK FUNDS; AND REPAYMENT OF FUNDED DEBT.

          (a) Exchange Fund. At or prior to the Effective Time, Mergeco shall deposit, or cause to be deposited, with a bank or trust company designated by Benchmark (such bank or trust company being referred to as the "Exchange Agent") for the benefit of the holders of Converted Partnership Interests for payment in accordance with this Section 1.8(a) through the Exchange Agent, cash in an amount equal to the aggregate amount of Merger Consideration to be paid to all holders of Converted Partnership Interests less the amount of the Benchmark Allocable Portion of the Post-Closing Escrow Deposits, the Reserve Funds and the Dissenting Partner Reserves. The cash deposited with the Exchange Agent in accordance with this Subsection 1.8(a) is hereinafter referred to as the "Exchange Fund." Promptly following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions delivered by Benchmark immediately prior to the Effective Time, deliver cash equal in aggregate amount to the Exchange Fund to the holders of the Converted Partnership Interests as specified by Benchmark in such instructions pursuant to the terms of this Agreement out of the Exchange Fund.

          (b) Post-Closing Escrow Deposits. At or prior to the Effective Time, Mergeco shall deposit or cause to be deposited the Benchmark Allocable Portion of the Post-Closing Escrow Deposits with the Post-Closing Escrow Agent in accordance with Section 1.12 hereof, and Benchmark shall cause all other portions of the Post-Closing Escrow Deposits to be deposited in accordance with the terms of the Other Benchmark Transactions.

          (c) Reserve Funds. At or prior to the Effective Time, Mergeco shall deposit or cause to be deposited the Benchmark Allocable Portion of the Reserve Funds with the Post-Closing Escrow Agent in accordance with Section 1.13 hereof, and Benchmark shall cause all other portions of the Reserve Funds to be deposited in accordance with the terms of the Other Benchmark Transactions.

          (d) Dissenting Partner Funds and Reserves. On or prior to the Effective Time, Mergeco shall deposit or cause to be deposited the Benchmark Allocable Portion of the Dissenting Partner Funds and the Dissenting Partner Reserves in one or more accounts specified by Partner Representatives.

          (e) Funded Debt Payoff.  On or before the date that is three
     (3) Business Days prior to the date scheduled for the Closing, Benchmark will provide Mergeco with written notice (the "Funded Debt Notice"), which notice shall set forth the payments necessary to be made in order for the Funded Debt of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII to be repaid in full and retired as of the Effective Time of the Merger. Immediately prior to the Closing of this Agreement and the Other Benchmark Merger Agreements, Benchmark will, with the proceeds of the Parent Funded Debt Loan, (i) repay the Funded Debt of Benchmark identified in the Funded Debt Notice and (ii) contribute to the capital of Fund I, Fund IV, Fund VII and Fund VIII amounts sufficient to pay the Funded Debt of Fund I, Fund IV, Fund VII and Fund VIII, as applicable, identified in the Funded Debt Notice, and Benchmark shall, and shall cause each of Fund I, Fund IV, Fund VII and Fund VIII to, repay the Funded Debt of each such Person (the repayments in clauses (i) and (ii) are collectively referred to as the "Funded Debt Payoff"). For purposes of this Section 1.8(e), Fund I, Fund IV, Fund VII, Fund VIII, each of the New Funds and their respective subsidiaries shall be deemed not to be subsidiaries of Benchmark.

     1.9. PARTNERSHIP BOOKS. At the Effective Time, the partnership books of Benchmark shall be closed and there shall be no further registration of transfers of Partnership Interests on the records of Benchmark.

     1.10. PARTNER APPROVAL.

          (a) Bruce R. Spector and Joseph L. Mathias IV, in their capacities as General Partners of Benchmark, by their execution hereof approve and adopt this Agreement and the transactions contemplated hereby.

          (b) Parent, in its capacity as the sole stockholder of Mergeco, by its execution hereof approves and adopts this Agreement and the transactions contemplated hereby.

          (c) Benchmark, acting through the General Partners, shall, in accordance with applicable law and the Existing Fund Partnership Agreements, solicit the requisite consents from the Fund Limited Partners to the Merger, this Agreement, the Other Benchmark Mergers and the Other Benchmark Merger Agreements and use its commercially reasonable efforts to receive such consents no later than sixteen
     (16) business days after the date hereof and, subject to the fiduciary obligations of Benchmark and the General Partners as advised by independent legal counsel, include in the consent solicitation (the "Consent Solicitation") circulated to the Fund Limited Partners the recommendation of Benchmark and the General Partners that the Fund Limited Partners approve and adopt this Agreement and the Other Benchmark Merger Agreements and the transactions contemplated hereby and thereby, including, without limitation, the Merger, and use its commercially reasonable efforts to obtain such approval and adoption and the Other Benchmark Mergers.

     1.11. PRE-CLOSING ESCROW DEPOSIT.

          (a) Concurrently with the execution of this Agreement and as security for liquidated damages that may be payable by Mergeco to Benchmark, Fund I, Fund IV, Fund VII and Fund VIII (the "Sellers"), Mergeco shall deposit, or cause to be deposited, in favor of Benchmark, as Sellers' Representative (as defined below) (i) an irrevocable letter of credit issued by Bankers Trust Company ("Bankers Trust") in substantially the form of Exhibit 1 (the "Letter of Credit") for the sum of Five Million Four Hundred Ninety Thousand Dollars ($5,490,000) and (ii) Four Hundred Ten Thousand Dollars ($410,000) in cash (the "Capital Expenditure Deposit") in an escrow account with Citibank N.A.., a national banking association (the "Escrow Agent"), to be held in escrow and released therefrom in accordance with Section 1.11(b) and the terms of the Pre-Closing Escrow Agreement (herein so called) in substantially the form of
     Exhibit 2 attached hereto. The Capital Expenditure Deposit shall be released, pursuant to joint written instructions of Sellers' Representative and Mergeco, to fund loans made under the Fund IV Loan Agreement and the Fund VIII Loan Agreement. Mergeco shall cause additional letters of credit in favor of Sellers' Representative (collectively the "Additional Letters of Credit") to be deposited in escrow with the Escrow Agent on the closing dates of the Jackson Agreement, the Statesville Agreement and the Montgomery Agreement. Such Additional Letters of Credit shall conform to the requirements set forth above and be identical in all material respects to the Letter of Credit, and shall be for the sums of Seven Hundred Fifty Thousand Dollars ($750,000) with respect to the Jackson Agreement (the "Additional Jackson Escrow Deposit"), Five Hundred Thousand Dollars ($500,000) with respect to the Statesville Agreement (the "Additional Statesville Escrow Deposit") and One Million Dollars ($1,000,000) with respect to the Montgomery Agreement (the "Additional Montgomery Escrow Deposit"). The Letter of Credit, the Capital Expenditure Deposit (to the extent not released to fund the Fund IV Loan and the Fund VIII Loan), the Additional Letters of Credit, the Interest Letters of Credit and any replacement letters of credit pursuant to the terms of the Pre-Closing Escrow Agreement deposited in escrow pursuant to this
     Section 1.11 are referred to collectively as the "Pre-Closing Escrow Deposit." Interest earned on any cash portion of the Pre-Closing Escrow Deposit shall be paid to Mergeco quarterly in accordance with the Pre-Closing Escrow Agreement; provided, however, that any interest on any cash in the Pre-Closing Escrow Deposit drawn from any Interest Letter of Credit deposited shall be distributed pursuant to Section 1.11(b) of this Agreement.

          (b) If this Agreement is terminated and Benchmark, as Sellers' Representative, seeks liquidated damages on behalf of the Sellers pursuant to Section 9.3, then (i) if (A) Sellers are otherwise paid liquidated damages due under Section 9.3, or (B) Benchmark and Mergeco agree that the Sellers are not entitled to the Pre-Closing Escrow Deposit as liquidated damages, Benchmark and Mergeco shall deliver joint written instructions to the Escrow Agent authorizing the release of the Pre-Closing Escrow Deposit and any interest earned thereon to Mergeco; (ii) if

     Benchmark and Mergeco agree that Sellers are entitled to the Pre-Closing Escrow Deposit as liquidated damages, Benchmark and Mergeco shall deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the Pre-Closing Escrow Deposit to
     Benchmark and any interest earned thereon (other than on cash drawings on Interest Letters of Credit) to Mergeco; (iii) if a final decision of an arbitrator under Section 10.19 hereof (a "Final Determination") establishes the Sellers' right to liquidated damages pursuant to Section 9.3, Benchmark shall deliver (A) a copy of the
     Final Determination to the Escrow Agent authorizing the Escrow Agent to release the Pre-Closing Escrow Deposit (and any Interest Letters
     of Credit or interest earned on cash from drawings thereon) and interest earned on all other Letters of Credit shall be delivered to Mergeco, to Benchmark and (B) an opinion of counsel to Benchmark that the decision of the arbitrator constitutes the Final
     Determination under this Agreement; or (iv) if a Final Determination establishes Mergeco's right to the Pre-Closing Escrow Deposit,
     Mergeco shall deliver (A) a copy of the Final Determination to the Escrow Agent authorizing the release of the Pre-Closing Escrow
     Deposit to Mergeco and (B) an opinion of counsel to Mergeco that the decision of the arbitrator constitutes the Final Determination under this Agreement. If this Agreement is terminated and the Sellers do not seek liquidated damages pursuant to Section 9.3 within sixty
     (60) days of such termination, Benchmark and Mergeco shall deliver joint written instructions to the Escrow Agent authorizing the
     release of the Pre-Closing Escrow Deposit to Mergeco.   Immediately
     prior to the Effective Time and upon satisfaction of the conditions to Mergeco's and Benchmark's obligation to consummate the Merger set forth in Article VII, Sellers' Representative and Mergeco shall jointly instruct the Escrow Agent to release and return the Pre-Closing Escrow Deposit to Mergeco at the Effective Time. The Capital Expenditure Deposit shall be released, pursuant to joint written instructions of Sellers' Representative and Mergeco, to fund loans made under the Fund IV Loan Agreement and the Fund VIII Loan Agreement. If this Agreement is terminated and Mergeco and Sellers' Representative are unable to agree on which party is entitled to the Pre-Closing Escrow Deposit then, on the later of June 30, 1997 or the date of such termination, and every three (3) months thereafter, Sellers' Representative and Mergeco shall deposit a letter of credit
     (an "Interest Letter of Credit") (in substantially the same form as the Letter of Credit) in favor of Mergeco or Sellers'
     Representative, as applicable, with the Escrow Agent, in face amount equal to the amount of interest (at an annual interest rate of 8.0%) that would be earned on the Pre-Closing Escrow Deposit during the succeeding three (3) month period had the face amounts of the Letter of Credit and the Additional Letters of Credit been deposited in the form of cash on June 30, 1997 or such later termination date. In the event that Mergeco or Sellers' Representative fail to deposit an Interest Letter of Credit in timely fashion, the non-defaulting party shall provide written notification to the defaulting party of such failure and, if the Interest Letter of Credit is not deposited within five (5) Business Days of the date of such notice, the non-defaulting party shall be entitled to the Pre-Closing

     Escrow Deposit, and Sellers' Representative and Mergeco shall deliver joint instructions to the Escrow Agent to deliver the Pre-Closing Escrow Deposit to the non-defaulting party. The party that is entitled to the Pre-Closing Escrow Deposit pursuant to a Final Determination shall, at the time the Pre-Closing Escrow Deposit is released by the Escrow Agent, also be entitled to all Interest Letter(s) of Credit posted as well as the return of the Interest Letter(s) of Credit posted by any parties, together with any cash drawn from any Interest Letter of Credit by the Escrow Agent and any interest earned on such cash. The parties agree that, unless otherwise ordered by an arbitrator, they will not, prior to receipt of a Final Determination from such arbitrator, involve the Escrow Agent in any matters or disputes with respect to whether liquidated damages are owed.

          (c) APPOINTMENT OF SELLERS' REPRESENTATIVES. By the execution and delivery of this Agreement, Sellers hereby irrevocably constitute and appoint Benchmark as the true and lawful agents and attorneys-in-fact (the "Sellers' Representative") of such Sellers with full power of substitution to act, jointly and severally, in the name, place and stead of such Sellers with respect to the performance of the obligations and rights of such Sellers under the Pre-Closing Escrow Agreement, including, without limitation, the power to execute the Pre-Closing Escrow Agreement and any amendments thereto on behalf of such Sellers, to do or refrain from doing all such further acts and things, and to execute, deliver and receive all such documents, waivers, extensions and amendments as such Sellers shall deem necessary or appropriate in their sole discretion in connection with the administration of the Pre-Closing Escrow Agreement (and any such actions shall be binding on such Sellers).

     1.12. POST-CLOSING ESCROW DEPOSIT. On the Closing Date, Parent, Mergeco and the Partner Representatives, as representatives of Benchmark, Fund I, Fund IV, Fund VII, Fund VIII, and the Selling Stockholders shall execute and deliver an escrow agreement in substantially the form attached as Exhibit 3 hereto (the "Post-Closing Escrow Agreement") and Mergeco shall deposit or cause to be deposited in escrow with Mercantile-Safe Deposit & Trust Company or another banking institution designated by the Partner Representatives and reasonably acceptable to Mergeco (the "Post-Closing Escrow Agent") the Benchmark Allocable Portion of the Post-Closing Escrow Deposits to be held and disbursed in accordance with the terms of the Post-Closing Escrow Agreement and Section 10.1 of this Agreement, and Benchmark shall cause all other portions of the Post-Closing Escrow Deposits to be deposited in accordance with the terms of the Other Benchmark Transactions. Benchmark may, at its option, elect to supplement one or more of the Post-Closing Escrow Deposits after the Closing Date. All interest earned on the Post-Closing Escrow Deposits shall be held and distributed to Partner Representatives by the Post-Closing Escrow Agent on a quarterly basis as set forth in the Post-Closing Escrow Agreement and Section
10.1 of this Agreement.

     1.13. RESERVE FUND; POST-CLOSING ADJUSTMENT TO TOTAL CONSIDERATION. On the Closing Date, Mergeco shall deposit or cause to be deposited in escrow with the Post-Closing Escrow Agent the Benchmark Allocable Portion of the Reserve Funds, which shall constitute a portion of the Total Consideration, to be held and disbursed in accordance with the terms of this Section 1.13 and the Post-Closing Escrow Agreement, and Benchmark shall cause all other portions of the Reserve Fund to be deposited in accordance with the terms of the Other Benchmark Transactions (all such deposits, the "Reserve Fund Escrow Deposit").
All interest earned on the Reserve Fund Escrow Deposit shall                be
held and distributed to Partner Representatives by the Post-Closing Escrow Agent in accordance with the Post-Closing Escrow Agreement. If the Adjustment Amount identified in Sections 1.6(a)(3), 1.6(b)(3), 1.6(c)(2), 1.6(d)(3) or
1.6(e)(5) is a negative number, an amount equal to such Adjustment Amount shall be paid by the Post-Closing Escrow Agent to the Surviving Partnership from the applicable Reserve Fund pursuant to joint instructions from Partner Representatives and the Surviving Partnership, provided that if the applicable Reserve Fund is insufficient to cover such amount payable to the Surviving Partnership, the Surviving Partnership shall be entitled to recover an amount equal to the difference of such Adjustment Amount minus the amount of the applicable Reserve Fund, in accordance with Section 10.1. If such Adjustment Amount is a positive number, the Surviving Partnership shall pay an amount equal to such Adjustment Amount to Partner Representatives. Any Benchmark Allocable Portions of the applicable Reserve Fund remaining after the payments contemplated by this Section shall be paid by the Post-Closing Escrow Agent to Partner Representatives pursuant to joint instructions from Partner Representatives and the Surviving Partnership (and distributed by Partner Representatives in the manner that such funds would have been distributed had such amounts been distributed by the Exchange Agent pursuant to Section 1.8(a)). The parties agree to deliver the joint instructions referenced in this Section 1.13 promptly after determination of the applicable Adjustment Amounts.

     1.14. DISSENTING PARTNER FUNDS. On or prior to the Effective Time, Mergeco shall deposit or cause to be deposited the Benchmark Allocable Portion of the Dissenting Partner Reserves, which shall constitute a portion of the Merger Consideration, and the Dissenting Partner Funds, which shall constitute a portion of the Total Consideration in one or more accounts specified by Partner Representatives. The Dissenting Partner Funds and, if necessary, the Dissenting Partner Reserves, shall be used to cover any costs, expenses or liabilities that may be incurred with respect to claims (if any) of holders of Dissenting Partnership Interests (if any) that are made in accordance with Maryland Law. Any Benchmark Allocable Portions of the applicable Dissenting Partner Funds or Dissenting Partner Reserves remaining after resolution of any such claims shall be distributed by Partner Representatives in the same manner that such amounts would have been distributed had such amounts been distributed by the Exchange Agent pursuant to Section 1.8(a).

     1.15. OTHER BENCHMARK MERGERS. Immediately prior to the Closing of this Agreement, Benchmark will, with the proceeds of the Parent Merger Loan, contribute to the capital of Sub I, Sub IV, Sub VII and Sub VIII amounts sufficient to consummate the Other Benchmark Mergers.

     1.16. INSTRUCTIONS ON PAYMENTS. Prior to the Effective Time, Benchmark shall deliver to Mergeco specific instructions with respect to the amount and allocation of payments to be made by Mergeco under this Article I, and Mergeco shall be entitled, without liability, to rely on such written instructions without being required to determine the correctness of any fact stated therein.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1. REPRESENTATIONS AND WARRANTIES REGARDING BENCHMARK. Benchmark represents and warrants to Mergeco and Parent as follows (with the understanding that Mergeco and Parent are relying on such representations and warranties in entering into and performing this Agreement), provided, however, that for purposes of this Section 2.1, no representations or warranties (other than the representations in Section 2.1(u)) are made with respect to the Statesville Stations, the Jackson Stations, the Montgomery Stations, WSCQ-FM, Columbia, South Carolina, WJMZ-FM, Anderson, South Carolina, KRMD-AM/FM, Shreveport, Louisiana and any additional stations acquired prior to the Closing Date except that, upon consummation of each such acquisition, the representations and warranties in this Section 2.1 shall apply to the stations acquired and the liabilities assumed to the extent of events, acts or omissions occurring or conditions coming into existence on or after the closing of the applicable acquisition.

          (a) Organization, Good Standing, Etc. Each of Benchmark and its subsidiaries is a partnership or other entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite partnership (or other) power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing does not have and could not reasonably be expected to have a Material Adverse Effect. Benchmark has delivered to Mergeco true and complete copies of the Certificates and Agreements of Limited Partnership (or equivalent organizational documents) of Benchmark and each of its subsidiaries, as in effect at the date of this Agreement. Neither Benchmark nor any subsidiary is in violation of any provisions of its Certificate and Agreement of Partnership or equivalent organizational documents in a way that would result in a Material Adverse Effect.

          (b) Subsidiaries of Benchmark. Schedule 2.1(b) sets forth a true and complete list of all of Benchmark's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary. Schedule 2.1 also sets forth the type of equity interest in each subsidiary owned by Benchmark or another subsidiary of Benchmark and indicates whether any Person other than Benchmark or a subsidiary of Benchmark owns any equity interests in any subsidiary of Benchmark. Except as disclosed on
     Schedule 2.1(b), Benchmark does not own, directly or indirectly, any subsidiaries, or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, joint venture, association, limited liability company, trust or other entity.

          (c) Capital Structure.   Except as set forth in Schedule
     2.1(c), the Existing Partnership Agreement (or, if applicable, the Existing Fund Partnership Agreements) and as contemplated by this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Benchmark or any of its subsidiaries is a party or by which any of them is bound obligating Benchmark or any of its subsidiaries to issue, deliver or sell, or cause to be delivered or sold, additional partnership interests or any equity interests of Benchmark or any of its subsidiaries, or obligating Benchmark or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in the Existing Partnership Agreement (or, if applicable, the Existing Fund Partnership Agreements), there are no outstanding contractual obligations of Benchmark or any subsidiary to repurchase, redeem or otherwise acquire any partnership interests of Benchmark or any partnership interest of, or any equity interest in, any subsidiary listed on Schedule 2.1(b). There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which partners or holders of equity interests in Benchmark or its subsidiaries may vote. All the outstanding Partnership Interests of Benchmark have been duly authorized and validly issued, and all capital contributions required to be made with respect to such Partnership Interests have been made in full. The Partnership Interests have not been, and as to Partnership Interests in the future, will not be, issued in violation of any preemptive or similar rights. The partnership interests in the Surviving Partnership will, when issued, be duly authorized, validly issued, and (with respect to limited partnership interests) nonassessable and will not be issued in violation of any preemptive or similar rights. There are no voting trusts, proxies or other agreements or understandings to which Benchmark or any of its subsidiaries is a party or by which Benchmark or any of its subsidiaries is bound with respect to the voting of any partnership interests of Benchmark or partnership interests of or equity interests in any of its subsidiaries. All of the issued and outstanding partnership interests of or equity interests in each subsidiary of Benchmark are duly authorized, validly issued, and (with respect to limited partnership interests) nonassessable, and have not been issued in violation of any preemptive or similar rights. All capital contributions required to be made by the partners or stockholders of each such subsidiary have been made in full. Upon consummation of the Other Benchmark Mergers, Benchmark will own (either directly or indirectly) 100% of the partnership interests of Fund I, Fund IV, Fund VII and Fund VIII and 99.99999% of the partnership interests in Fund IX, Fund X and Fund XI (the remaining partnership interests in Fund IX, Fund X and Fund XI are held by Bruce R. Spector whose interests are subject to assignment pursuant to Exhibit 4) free and clear of all Liens (other than Liens arising under any of the Loan Agreements and Permitted Liens as defined therein). Upon consummation of the transactions contemplated by the Transaction Documents, Parent will own, directly or indirectly, 100% of all of the equity interests in Benchmark, each of the Funds and each of their respective subsidiaries.

          (d) Authority. Benchmark, the Selling Stockholders and each of the New Funds have, and upon receipt of the requisite consent of the Fund Limited Partners, each of Fund I, Fund IV, Fund VII, and Fund
     VIII shall have, all requisite partnership power and authority to enter into this Agreement and any other agreement executed by the Selling Stockholders, Benchmark or such Funds in connection with the transactions contemplated by this Agreement including the Other Benchmark Transactions (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents by Benchmark, and, if applicable, the Selling Stockholders, Fund IX, Fund X and Fund XI (and, upon receipt of the requisite consent of the Fund Limited Partners, by each of Fund I, Fund IV, Fund VII and Fund VIII) and the consummation by them (or by such Fund) of the transactions contemplated hereby or thereby have been duly authorized by all necessary partnership (or other) action on the part of Benchmark (or such Persons). The Transaction Documents have been duly executed and delivered and constitute the valid and binding obligations of Benchmark, the Selling Stockholders and the New Funds and, upon receipt of the requisite consent of the Fund Limited Partners, will constitute the valid and binding obligations of each of Fund I, Fund IV, Fund VII and VIII, enforceable against each such Person in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (e) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by Benchmark and its subsidiaries and, where applicable, the Selling Stockholders, do not, and the performance by Benchmark and its subsidiaries and, where applicable, the Selling Stockholders of the transactions contemplated hereby or thereby will not, subject to (i) with respect to the Other Benchmark Mergers, the approval of the Other Benchmark
     Merger Agreements and the transactions contemplated thereby by the Fund Limited Partners, (ii) obtaining the consents, approvals, authorizations and permits and making the filings described in this
     Section 2.1(e), and (iii) obtaining any consents required by the terms of any existing agreements of Benchmark or its subsidiaries with third parties that are not listed in Schedule 2.1(o) (A) violate, conflict with or result in any breach of any provision of the certificates and agreements of limited partnership or equivalent organizational documents, in each case as amended or restated, of Benchmark or any of its subsidiaries (or, where applicable, the Selling Stockholders), (B) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination or cancellation of or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Benchmark or otherwise) any obligation, or result in the loss of any benefit or give any person the right to require any security to be repurchased, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Benchmark or any of its subsidiaries (or, where applicable, the Selling Stockholders) under, any of the terms, conditions or provisions of any contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust or any license, lease, agreement or other instrument, permit, concession, franchise, license or obligation to which any of them is a party or by which they or any of their properties or assets may be bound or subjected, or (C) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Benchmark or any of its subsidiaries (or, where applicable, the Selling Stockholders) or by which or to which any of their respective properties or assets is bound or subject. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Benchmark or any of its subsidiaries (or, where applicable, the Selling Stockholders) in connection with the execution and delivery of the Transaction Documents by Benchmark or its subsidiaries (or, where applicable, the Selling Stockholders) or the consummation of the transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
     (the "HSR Act"), (2) the consents of the Federal Communications
     Commission (the "FCC") to the transfers of control of the Station
     Licenses (as defined in Section 2.1(g)(ii) below) as contemplated by
     Section 6.1 hereof, (3) the filing of the Certificate of Merger with the State Department of Assessments and Taxation of Maryland and the Secretary of State of the State of Delaware, and (4) applicable requirements, if any, of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and state securities or blue sky laws.

           (f)  Financial Statements;  Absence of Certain Changes or
     Events.

                (i) Benchmark has delivered to Mergeco, if applicable, copies of audited (if available) or unaudited financial statements for 1994, 1995 and the nine months ended September 30, 1996 of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII, accompanied (to the extent audited) by the reports thereon of Arthur Andersen LLP, independent public accountants (such audited or unaudited financial statements collectively being referred to as the "Financial Statements"). The Financial Statements, including, if applicable, the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and, subject to adjustments that would be made after audit (in the case of any unaudited financial statements), present fairly in all material respects the financial position of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII and their subsidiaries as of such dates and for the periods then ended.

                (ii) Except as disclosed in Schedule 2.1(f), as of the date of this Agreement, there is no liability or obligation of any kind, whether, accrued, absolute, fixed, contingent or otherwise, of Benchmark or its subsidiaries which has or could reasonably be expected to have a Material Adverse Effect and that is not reflected or reserved against in the balance sheets of Benchmark, Fund I, Fund IV, Fund VII or Fund VIII (the "Balance Sheets") for the period ended September 30, 1996 (the "Balance Sheet Date"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practices, or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements.

                (iii) Except as disclosed in Schedule 2.1(f), since the Balance Sheet Date, Benchmark and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and nothing has occurred that would have been prevented by Section 3.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Except as disclosed in Schedule 2.1(f), since the Balance Sheet Date and through (and including) the date of this Agreement there has not occurred any event that has resulted in or would reasonably be expected to result in Material Adverse Effect.

           (g)  Compliance with Applicable Laws; FCC Matters; Station
     Licenses.

                (i) Except as permitted or contemplated hereby, the businesses of Benchmark and its subsidiaries have been conducted in compliance with each applicable law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on Benchmark or any of its subsidiaries or their respective properties or assets, except for such instances of noncompliance that do not and would not reasonably be expected to have a Material
           Adverse Effect. Except as set forth on Schedule 2.1(g), no investigation or review by any Governmental Entity with respect to Benchmark or any of its subsidiaries is pending or, to Benchmark's knowledge, threatened, except for such investigations or reviews as do not and would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Benchmark and its subsidiaries have complied with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the FCC thereunder, all material obligations with respect to equal opportunity under applicable law, and all rules and regulations of the Federal
           Aviation Administration applicable to the towers used by the Stations, except, in each case, where the failure to so comply does not and would not reasonably be expected to result in a Material Adverse Effect. In addition, Benchmark and its subsidiaries have duly and timely filed, or caused to be so filed, with the FCC all material reports, statements, documents, registrations, filings or submissions with respect to the operation of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed (except where the failure to make such filings on a timely basis does not have and would not reasonably be expected to have a Material Adverse Effect). All such FCC filings complied with all material applicable laws when made and no material deficiencies have been asserted with respect to any such filings.
           The material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of the Stations is materially complete.

                (ii) Schedule 2.1(g) lists (A) all licenses, permits and other authorizations, including the expiration dates thereof, issued to Benchmark or any of its subsidiaries by the FCC relating to the Stations and held by them as of the date of this Agreement and (B) all licenses, permits or authorizations issued to Benchmark or any of its subsidiaries by any other Governmental Entities which are material to the operations of the Stations and held by them as of the date of this Agreement, the loss of which have or would reasonably be expected to have a Material Adverse Effect. Such licenses, permits and authorizations, and all pending applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations, are, together with additional licenses, permits or authorizations of any additional stations acquired after the date hereof, collectively referred to herein as the "Station Licenses."
           Schedule 2.1(g) lists the legally authorized holder(s) of the Station Licenses, each of which is in full force and effect.
           The Stations have been operated in all material respects in accordance with the terms of the Station Licenses. There are no material proceedings pending or, to Benchmark's knowledge, threatened with respect to Benchmark's or any of its subsidiaries' ownership or operation of the Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the issuance against Benchmark or any of its subsidiaries of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station
           Licenses, or which reasonably may be expected to adversely affect the Stations' ability to operate as currently operated or the Surviving Partnership's ability to obtain control of the Station Licenses. Except as set forth on Schedule 2.1(g), to Benchmark's knowledge, no other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations. Benchmark has no reason to believe that the FCC will not renew the Station Licenses issued by the FCC in the ordinary course of business. Benchmark knows of no facts relating to Benchmark or its subsidiaries under the Communications Act or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that reasonably may be expected to disqualify Benchmark or its subsidiaries from transferring control of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by them of the transactions contemplated by this Agreement, provided that Benchmark makes no representation in this Section 2.1(g) with respect to any facts or circumstances attributable to Mergeco or its affiliates which could prevent the consummation of the transactions contemplated by this Agreement.

           (h) Absence of Litigation. Except as set forth on Schedule 2.1(h), there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the knowledge of Benchmark, threatened against Benchmark or any of its subsidiaries (including, for this purpose any action, suit, inquiry, judicial or administrative proceeding against Benchmark, its subsidiaries or the General Partners or its affiliates relating to the transactions contemplated by this Agreement) or any of their respective properties or assets by or before any arbitrator or Governmental Entity, nor to Benchmark's knowledge are there any investigations relating to Benchmark or any of its subsidiaries or any of their respective properties or assets pending or threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 2.1(h), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against Benchmark or any of its subsidiaries or any of their respective properties or assets which have or would reasonably be expected to have a Material Adverse Effect.

          (i) Insurance. Schedule 2.1(i) sets forth a summary of all fire, general liability, malpractice liability, theft and other forms of insurance and all fidelity bonds held by or applicable to Benchmark or any of its subsidiaries. No event has occurred, including, without limitation, the failure by Benchmark or any of its subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Benchmark or any of its subsidiaries under any such insurance policies in such a manner that has or would reasonably be expected to have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

          (j) Real Estate.   Each of Benchmark and its subsidiaries has
     good and marketable title in fee simple to all real properties owned by it (including owned facilities and improvements thereon, the "Owned Real Property") and valid leaseholds in each parcel of real property leased by it (including facilities and improvements thereon which are leased, the "Leased Real Property"), except to the extent marketability may be affected by the existence of Permitted Liens (as defined in Section 2.1(1)). Each lease is valid without default thereunder by the lessee or, as of the date hereof and to Benchmark's knowledge, the lessor. Schedule 2.1(j) lists as of the date hereof (i) the street address and use of each parcel of Owned Real Property and (ii) the street address and use of each parcel of Leased Real Property pursuant to which Benchmark or a subsidiary of Benchmark is a lessee.

          (k) Personal Property. Except for property held under capital leases and the liens of Benchmark's secured creditors (which shall be paid at Closing or, if both Benchmark and Mergeco elect, reflected on the Closing Balance Sheet) and Permitted

     Liens, Benchmark or its subsidiaries have good title to all the items of machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Balance Sheet and all such property acquired since the Balance Sheet Date, except for any such property or assets sold or otherwise disposed of in the ordinary course of business and consistent with past practices since such date or where the failure to have good title does not and would not reasonably be expected to have a Material Adverse Effect. The tangible personal property and fixtures owned or used by Benchmark or any of its subsidiaries that are necessary for the operation of the Stations, including all broadcasting equipment and broadcast towers, are in good operating condition and repair (subject to normal wear and tear) and permit the conduct of the business of the Stations in compliance with all material FCC rules and regulations. Benchmark or any of its subsidiaries owns or holds under valid leases all of the tangible personal property and fixtures necessary to conduct the business of the Stations as presently conducted except where the failure to own or hold under valid lease any tangible property or fixtures does not and would not reasonably be expected to have a Material Adverse Effect.

          (l) Liens and Encumbrances. All properties and assets, including leases, owned by Benchmark and its subsidiaries are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens"), except (i) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions,
     (ii) purchase money Liens arising in the ordinary course, (iii) Liens for taxes not yet delinquent, (iv) Liens reflected in the Balance Sheet (which have not been discharged) and will not, if Benchmark and Mergeco elect, be discharged prior to Closing), (v) Liens which in the aggregate do not materially detract from the value for use for broadcasting purposes or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the business of the Stations, (vi) Liens on leases arising from the provisions of such leases, (vii) any liens set forth on title reports for certain parcels of Owned Real Property which Benchmark obtained in connection with its acquisition of such parcels of Owned Real Property prior to the date hereof (copies of which reports have been delivered to Mergeco), (viii) any leases of Owned Real Property and Leased Real Property listed on Schedule 2.1(j) and (ix) any other Liens set forth on Schedule 2.1(1) (the Liens referred to in clauses
     (i) through (ix) being "Permitted Liens").

          (m) Environmental Matters. Except as set forth on Schedule 2.1(m) and except to the extent any inaccuracy in the representations and warranties set forth in this Section 2.1(m) does not and would not reasonably be expected to result in a Material Adverse Effect:

                (i) The Owned Real Property and, to Benchmark's knowledge, the Leased Real Property and the operations of Benchmark or its subsidiaries thereon comply in all material respects with all applicable federal, state and local laws, statutes, codes, rules, regulations, ordinances, orders, determinations or rules of common law pertaining to the environment, natural resources and public or employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection laws ("Environmental Laws");

                (ii) No judicial proceedings are pending or, to Benchmark's knowledge, threatened against Benchmark or its subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to Benchmark's knowledge, threatened against Benchmark or its subsidiaries, alleging the violation of any Environmental Laws and no notice (in the case of clause (ii)(B), directed to Benchmark or any of its subsidiaries) from any Governmental Entity or any person has been received by Benchmark or its subsidiaries (A) claiming any violation of any Environmental Laws in connection with any Owned Real Property or Leased Real Property that has not been complied with or otherwise resolved or (B) requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on or in connection with any Owned Real Property or Leased Real Property that are necessary to comply with any Environmental Laws;

                (iii) All material permits, registrations, licenses, authorizations, and the like ("Permits") required to be obtained or filed by each of Benchmark and its subsidiaries under any Environmental Laws in connection with Benchmark's and its subsidiaries' operations, including, without limitation, those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances (as such term is defined in Section 2.1(m)(iv) hereof), have been duly obtained or filed, and each of Benchmark and its subsidiaries are and have at all times been in compliance in all material respects with the terms and conditions of all such Permits;

                (iv) All Hazardous Substances used or generated by Benchmark or its subsidiaries or, to Benchmark's knowledge, any of their predecessors, on, in, or under any of the Owned Real Property or the Leased Real Property are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result, or be reasonably be expected to result in any material Environmental Costs or Liabilities (as defined below). "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any friable asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite; (C) PCB, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste regulated under any Environmental Laws; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) arising in connection with (a) any Environmental Laws, (b) any order of or contract of Benchmark or its subsidiaries with, any Governmental Entity or any private or public Persons or (c) any exposure of any Person or property to Hazardous Substances;

                (v) There are not now, nor have there been in the past, on, in or under any Owned Real Property or Leased Real Property when owned, leased or operated by Benchmark or its subsidiaries or, to Benchmark's knowledge, when owned, leased or operated by any of their predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Law in any material respect or that reasonably could be expected to (a) require remediation under any Environmental Law or (b) give rise to a claim for damages or compensation by any affected Person or to any Environmental Costs or Liabilities; provided that the representation and warranty of Benchmark in this Section 2.1(m)(v) with respect to matters or conditions caused by any Person other than Benchmark on the Leased Real Property is limited to Benchmark's knowledge.

                (vi) Benchmark and its subsidiaries have not received, and to the knowledge of Benchmark do not expect to receive, any notification from any source advising Benchmark or such subsidiaries that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased, by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site; and

                (vii) The Stations' operations do not have a significant environmental impact as defined by 47 C.F.R. Section 1.1307.

           (n) Taxes. Each of Benchmark and its subsidiaries has filed all tax returns, reports, statements and other documents ("Tax Returns") required to be filed (except where the failure to file any such Tax Returns has not and would not reasonably be expected to result in a Material Adverse Effect), and all such Tax Returns which have been filed are accurate and complete in all material respects. Each of Benchmark and its subsidiaries has paid (or there has been paid on its behalf), or has set up an adequate reserve for the payment of, all material taxes required to be paid, withheld, or deducted, or for which any of Benchmark or its subsidiaries are liable, in respect of the periods covered by such Tax Returns, and with respect to each tax, from the end of the period covered by the most recently filed Tax Return to the date hereof, and the Balance Sheet reflects an adequate reserve for all taxes payable, or required to be withheld and remitted, by Benchmark or any of its subsidiaries, or for which Benchmark or any of its subsidiaries are liable, accrued through the Balance Sheet Date. No material deficiencies for any taxes have been proposed, asserted or assessed by taxing authorities with respect to Benchmark or any of its subsidiaries and are pending, and no requests for waivers of the time to assess any such taxes are pending. Except as set forth on
     Schedule 2.1(n), for each taxable year or period not closed by the applicable statute of limitations, (i) Benchmark and each subsidiary are properly classified as partnerships (and not as associations taxable as corporations) for tax purposes and (ii) Benchmark and its subsidiaries have withheld all required amounts pursuant to Section 1446 of the Code. For the purposes of this Agreement, the term "taxes" shall include all federal, state, local, foreign and other income, gross receipts, use, ad valorem, transfer, franchise, profits, license, payroll, occupation, severance, property, sales, excise, withholding, unemployment compensation, social security, and other taxes and charges of any nature whatsoever (including interest, penalties and additions to tax relating to any of the specified items).

          (o) Certain Agreements. Except as set forth in Schedule 2.1(o) and for oral or written agreements, plans or arrangements terminable without liability or penalty to Benchmark or its subsidiaries upon thirty days notice, the benefits of which do not exceed $50,000 per year, neither Benchmark nor any of its subsidiaries is a party to any oral or written agreement, plan or arrangement with any employee or other station or broadcast personnel (whether an employee, consultant or an independent contractor) of Benchmark or its subsidiaries (i) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Benchmark or its subsidiaries of the nature of any of the transactions contemplated by this Agreement, (ii) providing severance benefits longer than forty-five days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (iii) under which any person may receive payments subject to the tax imposed by
     Section 4999 of the Code or (iv) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Schedule 2.1(o) hereto lists (and, in the case of clause (iv), describes) each oral or written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money, (ii) Employee Benefit Plan, as defined in Section 2.1(p), (iii) employment or consulting contract which is not terminable without liability or penalty to Benchmark or any of its subsidiaries on thirty (30) days or less notice, (iv) covenant, agreement, or arrangement under which Benchmark's or any of its subsidiary's ability or right to compete with another Person is restricted or impaired, or (v) contract, agreement or commitment (except for advertising, trade or barter agreements) under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, in any such case to which Benchmark or any of its subsidiaries is a party or bound. Each such agreement, contract or obligation described in Schedule 2.1(o) or required to be so described is a valid and binding obligation of Benchmark or one of its subsidiaries, as the case may be, and is in full force and effect without amendment, except where not being a valid and binding obligation or in full force and effect without amendment does not and would not reasonably be expected to have a Material Adverse Effect. Benchmark or one of its subsidiaries, as the case may be, has performed the obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder, except to the extent such nonperformance, breach or default does not and would not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, each of Benchmark and its subsidiaries, and to their knowledge each other party to such contracts, has performed the obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice or both) in breach or default thereunder, except to the extent such nonperformance, breach or default does not and would not reasonably be expected to result in a Material Adverse Effect. Schedule 2.1(o) identifies, as to each agreement, contract or obligation listed thereon, whether the consent of the other party thereto is required in order for such agreement, contract or obligation to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such agreement, contract or obligation can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A copy of each agreement, contract, obligation, plan or arrangement set forth in Schedule 2.1(o) has been made available to Mergeco. As of the Closing Date, neither Benchmark nor any of its subsidiaries shall have any indebtedness for borrowed money that is not pre-payable (whether with or without penalty).

           (p)  ERISA Compliance; Labor.

                (i) The present value of all accrued benefits (vested and unvested) under each "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement
           Income Security Act of 1974, as amended ("ERISA"), which
           Benchmark or any other trades or businesses under common control within the meaning of Section 4001(b)(1) of ERISA with Benchmark or any Fund (collectively, the "ERISA Group") maintains, or to which Benchmark or any member of the ERISA
           Group is obligated to contribute (the "Pension Plan"), did not, as of the respective last annual valuation dates for such Pension Plans, exceed the value of the assets of such Pension
           Plan allocable to such benefits. None of the Pension Plans subject to Section 302 of ERISA has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of such Section 302. Neither Benchmark or any member of the ERISA Group, nor any employee or partner of Benchmark or any member of the ERISA Group or any of the employee benefit plans of Benchmark or any member of the ERISA Group which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" as such term is described in Section 4975 of the Code, which has subjected or which could subject Benchmark or any member of the ERISA
           Group, any partner or employee of Benchmark or any member of the ERISA Group or any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by such Section 4975. None of such Pension Plans subject to Title IV of ERISA or any of their related trusts has been terminated or partially terminated, nor has there been any unreported "reportable event," as that term is defined in
           Section 4043 of ERISA, with respect thereto since the effective date of such Section 4043 (excluding those events as to which the thirty day notice period is waived pursuant to the regulations issued thereunder). Neither Benchmark nor any member of the ERISA Group has contributed or been obligated to contribute to any "multiemployer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA . Except as set forth on Schedule 2.1(p) or the other Schedules to this Agreement, there are no "employee benefit plans" within the meaning of Section 3(3) of ERISA or any bonus (excluding bonuses granted on an individual basis in the ordinary course of business), pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of Benchmark or any member of the ERISA Group maintained by Benchmark or any member of the ERISA Group or as to which Benchmark or any member of the ERISA Group has any material liability or obligation (collectively, "the Employee Benefit Plans").

                (ii) True, correct and complete copies of each of the Employee Benefit Plans, and related trusts, if applicable, have been furnished or made available to Mergeco, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file Form 5500. All reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies or plan participants or beneficiaries have been furnished in accordance with applicable law in a timely manner except where such failure has not resulted and would not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan has been maintained in compliance in all material respects with ERISA and the Code, and each Employee Benefit Plan intended to be qualified under Section 401 of the Code has received or is awaiting receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status and has not since receipt of the most recent favorable determination letter been amended or, to the knowledge of Benchmark and the members of the ERISA Group, operated in a manner which would adversely affect such status. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Benchmark and the members of the ERISA Group, threatened against, or with respect to any of the Employee Benefit Plans. All contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. Except as disclosed on Schedule 2.1(p), there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation. Except as required by applicable law, none of the Employee Benefit Plans provides medical insurance coverage following retirement. Each Employee Benefit Plan which is an "employee welfare benefit plan," as defined in Section 3(l) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued prior to such amendment or termination.

                (iii) Schedule 2.1(p) lists each collective bargaining agreement to which Benchmark or any of its subsidiaries is a party. Except for those unions which are parties to one or more of the listed collective bargaining agreements or as otherwise listed on Schedule 2.1(p), neither Benchmark nor any of its subsidiaries has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of their employees. Except as set forth on the Schedules to this Agreement, each of Benchmark and its subsidiaries (A) is, and has been since June 30, 1993 or the date of its formation, whichever is later, in substantial compliance with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immunization, and workers' compensation, (B) is not engaged, nor has it since June 30, 1993 or the date of its formation, whichever is later, engaged, in any unfair labor practices, and has no, and has not had since June 30, 1993 or the date of its formation, whichever is later, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to Benchmark's knowledge, threatened against it, (C) has no, and has not had since June 30, 1993 or the date of its formation, whichever is later, any, grievances, arbitrations or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to Benchmark's knowledge, threatened against it and (D) has no, and has not had since June 30, 1993 or the date of its formation, whichever is later, any, charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other federal, state or local agency responsible for regulating employment practices, pending, or, to Benchmark's knowledge, threatened against it, except, in each case (with respect to clauses (A) through (D) above) for any violations, practices, complaints, proceedings or charges that have not resulted and would not reasonably be expected to result in a Material Adverse Effect. There is no labor strike, slowdown, work stoppage or lockout pending or, to Benchmark's knowledge, threatened against or affecting Benchmark or its subsidiaries, and Benchmark or its subsidiaries has not experienced any labor strike, slowdown, work stoppage or lockout since June 30, 1993 or the date of its formation, whichever is later. Except as set forth on Schedule 2.1(p), to Benchmark's knowledge, no union organizational campaign or representation petition is currently pending with respect to the employees of Benchmark or its subsidiaries.

           (q) Patents, Trademarks, Etc. There is no material patent, patent application, trademark, trade name, trade name and trademark registration, service mark, copyright, and copyright registration (collectively, "Intellectual Rights") owned by or registered in the name of Benchmark of any of its subsidiaries, or in which Benchmark or any of its subsidiaries has any right, license or interest other than the call signs of each of the Stations and the registered service mark "Country Heartlines." Benchmark or its subsidiaries own or have the right to use all such call signs and such service mark. To the knowledge of Benchmark, neither Benchmark nor any of its subsidiaries is infringing any such Intellectual Rights, and Benchmark is not aware of any infringement by others of any such rights owned by Benchmark or any of its subsidiaries.

          (r) Affiliate Relationships. Except as set forth in the Existing Partnership Agreement and the Existing Fund Partnership Agreements, Schedule 2.1(r) sets forth a complete list and summary description of all contracts or other arrangements involving
     Benchmark or any of its subsidiaries in which the General Partner or any of its affiliates has a financial interest, including indebtedness to Benchmark or its subsidiaries.

          (s) Vote Required. The only votes of the holders of any Partnership Interests of Benchmark that are necessary to approve the Merger and adopt this Agreement are the affirmative votes of the General
     Partners. The only votes of the holders of any partnership interests in Fund I, Fund IV, Fund VII and Fund VIII that are necessary to approve the applicable Other Benchmark Mergers and adopt the applicable Other Benchmark Merger Agreements are the affirmative votes of Benchmark and the Fund Limited Partners holding more than fifty percent (50%) of the applicable aggregate Limited Partner Percentage.

          (t) Fairness Opinion. The General Partners have received the fairness opinion (the "Alex Brown Fairness Opinion") of Alex. Brown & Sons Incorporated ("Alex. Brown") dated the date hereof, a copy of which has been provided to Mergeco.

          (u) Pending Acquisitions. There has occurred no failure to comply with, or breach of, any representation or warranty, covenant, obligation or undertaking made by Benchmark or its affiliates under the Statesville Agreement, the Jackson Agreement, or the Montgomery Agreements, and to Benchmark's knowledge, except as set forth in
     Schedule 2.1(u), there has occurred no failure to comply with, or breach of, any representation or warranty, covenant, obligation or undertaking made by any other party thereto which has or would reasonably be expected to result in a Material Adverse Effect (unless Mergeco or its affiliates have been informed of such breach and have consented to the consummation of the applicable acquisition).

     2.2. REPRESENTATIONS AND WARRANTIES OF MERGECO. Mergeco represents and warrants to Benchmark as follows (with the understanding that Benchmark is relying on such representations and warranties in entering into and performing this Agreement):

          (a) Organization Standing and Power. Each of Mergeco and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Authority. Each of Mergeco and Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mergeco and Parent and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mergeco (including the approval and adoption of this Agreement and the transactions contemplated hereby by the Parent) and Parent. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Mergeco and Parent, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Mergeco or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute law, ordinance, rule or regulation applicable to Mergeco or its properties or assets, except for any such conflicts, violations or defaults or terminations, cancellations, or accelerations which individually or in the aggregate do not have a material adverse effect on Mergeco's or Parent's ability to consummate its obligations hereunder. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Mergeco or Parent in connection with the execution and delivery of this Agreement by Mergeco or Parent or the consummation by it of the transactions contemplated hereby, except for (i) the filing of a premerger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with the Maryland State Department of Assessments and Taxation and the Secretary of State of the State of Delaware, (iii) the filing with the FCC and the grant of the consent of the FCC to the transfer of control of the Station Licenses pursuant to the terms of this Agreement (as contemplated by Section 6.1), and
     (iv) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations thereunder and state securities or blue sky laws. Mergeco and Parent are acquiring the partnership interests of the Surviving Partnership for investment purposes and without a view to the distribution thereof in violation of the Securities Act.

          (c) Litigation. As of the date hereof, there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Mergeco, threatened against it relating to the transactions contemplated by this Agreement.

          (d) FCC Matters. Mergeco and Parent are legally and otherwise qualified under the Communications Act, and the rules, regulations and policies of the FCC, to become the licensee or transferee, as applicable, of the Stations (including the Jackson Stations, the Montgomery Stations and the Statesville Stations) and consummate this Agreement and the transactions contemplated hereby. There are no proceedings, complaints, notices of forfeiture, claims, investigations pending or, to the knowledge of Mergeco, threatened against any or in respect of any of the broadcast stations licensed to Mergeco or its affiliates that would materially impair the qualifications of Mergeco to take control of the Stations (including the Jackson Stations, the Montgomery Stations and the Statesville Stations). Neither Mergeco, nor any Person in which Mergeco has an interest or which has an interest in Mergeco, has an interest in any media property that will prevent or impair Mergeco from obtaining the FCC's consent to all the transactions contemplated hereby without the need for a waiver of the FCC's rules as they apply with respect to the transactions contemplated hereby; provided, however, no representation is made in this paragraph with respect to any prevention or impairment relating to or caused by filings and proceedings under the HSR Act.

          (e) Media Properties. Schedule 2.2(e) sets forth every media business (collectively, the "Mergeco Affiliated Businesses") which will be taken into account in determining what information to provide in any filing that will be made under the HSR Act by Mergeco or any of its affiliates with respect to the transactions contemplated hereby and by the Other Benchmark Transactions.

          (f) Real Estate. As of the date hereof, Mergeco does not own or lease any real property.

          (g) Alex. Brown Fee. Prior to the execution hereof, Mergeco or its affiliates have paid the Alex. Brown Fee to Alex. Brown.

     2.3. REPRESENTATIONS AND WARRANTIES REGARDING FUND I, FUND IV, FUND VII AND FUND VIII. For purposes of Section 10.1 only, each of Fund I, Fund IV, Fund VII and Fund VIII, with respect to itself and its own subsidiaries, severally but not jointly, represents and warrants to Mergeco and Parent as follows:

          (a) Organization, Good Standing, Etc. Each of the Fund and its subsidiaries is a partnership or other entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite partnership (or other) power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing does not have and could not reasonably be expected to have a Material Adverse Effect. The
     Fund has delivered to Mergeco true and complete copies of the Certificates and Agreements of Limited Partnership (or equivalent organizational documents) of the Fund and each of its subsidiaries, as in effect at the date of this Agreement. Neither the Fund nor any subsidiary is in violation of any provisions of its Certificate and Agreement of Partnership or equivalent organizational documents in a way that would result in a Material Adverse Effect.

          (b) Subsidiaries of the Fund. Schedule 2.1(b) sets forth a true and complete list of all of the Fund's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary. Schedule 2.1(b) also sets forth the type of equity interest in each subsidiary owned by the Fund or another subsidiary of the Fund and indicates whether any Person other than Benchmark or a subsidiary of Benchmark owns any equity interest in any subsidiary of the Fund. Except as disclosed on
     Schedule 2.1(b), the Fund does not own, directly or indirectly, any subsidiaries, or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, joint venture, association, limited liability company, trust or other entity.

          (c) Capital Structure. Except as set forth in Schedule 2.1(c), in the Existing Fund Partnership Agreements and as contemplated by this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Fund or any of its subsidiaries is a party or by which any of them is bound obligating the Fund or any of its subsidiaries to issue, deliver or sell, or cause to be delivered or sold, additional partnership interests or any equity interests of the Fund or any of its subsidiaries, or obligating the Fund or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in the Existing Fund Partnership Agreements, there are no outstanding contractual obligations of the Fund or any subsidiary to repurchase, redeem or otherwise acquire any partnership interests of the Fund or any partnership interest of, or any equity interest in, any subsidiary listed on Schedule 2.1(b). There is no Voting Debt on any matters on which partners or holders of equity interests in the Fund or its subsidiaries may vote. All the outstanding partnership interests of the Fund have been duly authorized and validly issued, and all capital contributions required to be made with respect to such partnership interests have been made in full. The partnership interests of the Fund have not been, and as to partnership interests in the future, will not be, issued in violation of any preemptive or similar rights. There are no voting trusts, proxies or other agreements or understandings to which the Fund or any of its subsidiaries is a party or by which the Fund or any of its subsidiaries is bound with respect to the voting of any partnership interests of or equity interests in the Fund or any of its subsidiaries. All of the issued and outstanding partnership interests of or equity interests in the Fund and each of its subsidiaries are duly authorized, validly issued, and (with respect to limited partnership interests) nonassessable, and have not been issued in violation of any preemptive or similar rights. All capital contributions required to be made by the partners or stockholders of each such Fund or subsidiary have been made in full.

          (d) Authority. Upon receipt of the requisite consent of the applicable Fund Limited Partners, the Fund shall have all requisite partnership power and authority to enter into this Agreement and any other agreement executed by the Fund in connection with the transactions contemplated by this Agreement including the Transaction Documents and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents upon receipt of the requisite consent of the applicable Fund Limited Partners, by the Fund and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary partnership action on the part of the Fund. The Transaction Documents have been duly executed and delivered by the Fund and, upon receipt of the requisite consent of the applicable Fund Limited Partners, will constitute the valid and binding obligations of the Fund, enforceable against the Fund in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (e) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by the Fund do not, and the performance by the Fund of the transactions contemplated hereby or thereby will not, subject to (i) with respect to the applicable Other Benchmark Merger, the approval of the applicable Other
     Benchmark Merger Agreement and the transactions contemplated thereby by the applicable Fund Limited Partners, (ii) obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 2.3(e), and (iii) obtaining any consents required by the terms of any existing agreements of the Fund with third parties that are not listed in Schedule 2.1(o) (A) violate, conflict with or result in any breach of any provision of the certificates and agreements of limited partnership or equivalent organizational documents, in each case as amended or restated, of the Fund or any of its subsidiaries, (B) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination or cancellation of or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of the Fund or otherwise) any obligation, or result in the loss of any benefit or give any person the right to require any security to be repurchased, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of the Fund or any of its subsidiaries under, any of the terms, conditions or provisions of any contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust or any license, lease, agreement or other instrument, permit, concession, franchise, license or obligation to which any of them is a party or by which they or any of their properties or assets may be bound or subjected, or (C) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any Governmental Entity applicable to the Fund or any of its subsidiaries or by which or to which any of their respective properties or assets is bound or subject. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Fund or any of its subsidiaries in connection with the execution and delivery of the Transaction Documents by the Fund or any of its subsidiaries or the consummation of the transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification report under the HSR Act, (2) the consents of the FCC to the transfers of control of the Station Licenses held by the Fund (the "Fund Station Licenses") as contemplated by Section 6.1 hereof, (3) the filing of the Certificate of Merger with the State Department of Assessments and Taxation of Maryland and the Secretary of State of the State of Delaware, and (4) applicable requirements, if any, of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and state securities or blue sky laws.

          (f) Financial Statements;  Absence of Certain Changes or
     Events.

                (i) The Fund has delivered to Mergeco the Financial Statements of the Fund. The Financial Statements of the Fund, including, if applicable, the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and, subject to adjustments that would be made after audit (in the case of any unaudited financial statements), present fairly in all material respects the financial position of the Fund and its subsidiaries as of such dates and for the periods then ended.

                (ii) Except as disclosed in Schedule 2.1(f), as of the date of this Agreement, there is no liability or obligation of any kind, whether, accrued, absolute, fixed, contingent or otherwise, of the Fund or its subsidiaries which has or could reasonably be expected to have a Material Adverse Effect and that is not reflected or reserved against in the Balance Sheet of the Fund for the period ended September 30, 1996, other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practices, or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements of the Fund.

                (iii) Except as disclosed in Schedule 2.1(f), since the Balance Sheet Date, the Fund and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and nothing has occurred that would have been prevented by Section 3.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Except as disclosed in Schedule 2.1(f), since the Balance Sheet Date and through (and including) the date of this Agreement there has not occurred any event that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

           (g)  Compliance with Applicable Laws; FCC Matters; Station
     Licenses.

                (i) Except as permitted or contemplated hereby, the businesses of the Fund and its subsidiaries have been conducted in compliance with each applicable law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on the Fund or any of its subsidiaries or their respective properties or assets, except for such instances of noncompliance that do not and would not reasonably be expected to have a Material
           Adverse Effect. Except as set forth on Schedule 2.1(g), no investigation or review by any Governmental Entity with respect to the Fund or any of its subsidiaries is pending or, to the Fund's knowledge, threatened, except for such investigations or reviews as do not and would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Fund and its subsidiaries have complied with the Communications Act, all rules, regulations and written policies of the FCC thereunder, all obligations with respect to equal opportunity under applicable law, and all rules and regulations of the Federal Aviation Administration applicable to the towers used by the Stations, except, in each case, where the failure to so comply does not and would not reasonably be expected to result in a Material Adverse Effect. In addition, the Fund and its subsidiaries have duly and timely filed, or caused to be so filed, with the FCC all material reports, statements, documents, registrations, filings or submissions with respect to the operation of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed (except where the failure to make such filings on a timely basis does not have or would not reasonably be expected to have a Material Adverse Effect). All such FCC filings complied with all material applicable laws when made and no material deficiencies have been asserted with respect to any such filings. The material required by 47 C.F.R.
           Section 73.3526 to be kept in the public inspection files of the Stations is materially complete.

                (ii) Schedule 2.1(g) lists (A) all licenses, permits and
           other authorizations, including the expiration dates thereof, issued to the Fund or any of its subsidiaries by the FCC
           relating to the Stations and held by them as of the date of this Agreement and (B) all licenses, permits or authorizations issued to the Fund or any of its subsidiaries by any other Governmental Entities which are material to the operations of the Fund Stations and held by them as of the date of this
           Agreement, the loss of which have or would reasonably be
           expected to have a Material Adverse Effect.   The Stations
           owned and operated by the Fund or its subsidiaries (the "Fund Stations") have been operated in all material respects in accordance with the terms of the Station Licenses held by the Fund or its subsidiaries (the "Fund Station Licenses"). There are no material proceedings pending or, to the Fund's knowledge, threatened with respect to the Fund's or any of its subsidiaries' ownership or operation of the Fund Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Fund Station Licenses, the issuance against the Fund or any of its subsidiaries of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Fund Station Licenses, or which reasonably may be expected to adversely affect the Fund Stations' ability to operate as currently operated or the Surviving Partnership's ability to obtain control of the Fund Station Licenses. Except as set forth on Schedule 2.1(g), to the Fund's knowledge, no other broadcast station or radio communications facility is causing interference to the Fund Stations' transmissions beyond that which is allowed by FCC rules and regulations. The Fund has no reason to believe that the FCC will not renew the Fund Station Licenses issued by the FCC in the ordinary course of business. The Fund knows of no facts relating to the Fund or its subsidiaries under the Communications Act or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that reasonably may be expected to disqualify the Fund or its subsidiaries from transferring control of the Fund Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by them of the transactions contemplated by this Agreement, provided that the Fund makes no representation in this Section 2.3(g) with respect to any facts or circumstances attributable to Mergeco or its affiliates which could prevent the consummation of the transactions contemplated by this Agreement.

           (h) Absence of Litigation. Except as set forth on Schedule 2.1(h), there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the knowledge of the Fund, threatened against the Fund or any of its subsidiaries (including, for this purpose any action, suit, inquiry, judicial or administrative proceeding against the Fund or its subsidiaries relating to the transactions contemplated by this Agreement) or any of their respective properties or assets by or before any arbitrator or Governmental Entity, nor to the Fund's knowledge are there any investigations relating to the Fund or any of its subsidiaries or any of their respective properties or assets pending or threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 2.1(h), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against the Fund or any of its subsidiaries or any of their respective properties or assets which have or would reasonably be expected to have a Material Adverse Effect.

          (i) Insurance. Schedule 2.1(i) sets forth a summary of all fire, general liability, malpractice liability, theft and other forms of insurance and all fidelity bonds held by or applicable to the Fund or any of its subsidiaries. No event has occurred, including, without limitation, the failure by the Fund or any of its subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Fund or any of its subsidiaries under any such insurance policies in such a manner that has or would reasonably be expected to have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

          (j) Real Estate.   Each of the Fund and its subsidiaries has
     good and marketable title in fee simple to all Owned Real Property held by the Fund and valid leaseholds in each parcel of Leased Real Property leased by the Fund, except to the extent marketability may be affected by the existence of Permitted Liens. Each lease is valid without default thereunder by the lessee or, as of the date hereof and to the Fund's knowledge, the lessor. Schedule 2.1(j) lists as of the date hereof (i) the street address and use of each parcel of Owned Real Property held by the Fund and (ii) the street address and use of each parcel of Leased Real Property pursuant to which the Fund or any of its subsidiaries is a lessee.

          (k) Personal Property. Except for property held under capital leases and the liens of the Fund's secured creditors (which shall be paid at Closing or, if both Benchmark and Mergeco elect, reflected on the Closing Balance Sheet) and Permitted Liens, the Fund or one of its subsidiaries has good title to all the items of machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Balance Sheet of the Fund and all such property acquired since the Balance Sheet Date, except for any such property or assets sold or otherwise disposed of in the ordinary course of business and consistent with past practices since such date or where the failure to have good title does not and would not reasonably be expected to have a Material Adverse Effect. The tangible personal property and fixtures owned or used by the Fund or any of its subsidiaries that are necessary for the operation of the Fund Stations, including all broadcasting equipment and broadcast towers, are in good operating condition and repair (subject to normal wear and tear) and permit the conduct of the business of the Fund Stations in compliance with all material FCC rules and regulations. The Fund or its subsidiaries owns or holds under valid leases all of the tangible personal property and fixtures necessary to conduct the business of the Fund Stations as presently conducted except where the failure to own or hold under valid lease any tangible property or fixtures does not and would not reasonably be expected to have a Material Adverse Effect.

          (l) Liens and Encumbrances. All properties and assets, including leases, owned by the Fund and its subsidiaries are free and clear of all Liens except Permitted Liens.

          (m) Environmental Matters. Except as set forth on Schedule 2.1(m) and except to the extent inaccuracy of the representations and warranties set forth in this Section 2.3(m) does not and would not reasonably be expected to result in a Material Adverse Effect:

                (i) The Fund Owned Real Property and, to the Fund's knowledge, the Fund Leased Real Property and the operations of the Fund and its subsidiaries thereon comply in all material respects with all applicable federal, state and local laws, statutes, codes, rules, regulations, ordinances, orders, determinations or rules of common law pertaining to the environment, natural resources and public or employee health and safety including, without limitation, the Environmental Laws;

                (ii) No judicial proceedings are pending or, to the Fund's knowledge, threatened against the Fund or its subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Fund's knowledge, threatened against the Fund or its subsidiaries, alleging the violation of any Environmental Laws and no notice (in the case of clause (ii)(B), directed to the Fund or any of its subsidiaries) from any Governmental Entity or any person has been received by the Fund or its subsidiaries (A) claiming any violation of any Environmental Laws in connection with any Fund Owned Real Property or Fund Leased Real Property that has not been complied with or otherwise resolved or (B) requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on or in connection with any Fund Owned Real Property or Fund Leased Real Property that are necessary to comply with any Environmental Laws;

                (iii) All Permits, required to be obtained or filed by each of the Fund and its subsidiaries under any Environmental Laws in connection with the Fund's and its subsidiaries' operations, including, without limitation, those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances (as such term is defined in Section 2.1(m)(iv) hereof), have been duly obtained or filed, and each of the Fund and its subsidiaries are and have at all times been in compliance in all material respects with the terms and conditions of all such Permits;

                (iv) All Hazardous Substances used or generated by the Fund or its subsidiaries or, to the Fund's knowledge, any of their predecessors, on, in, or under any of the Fund Owned Real Property or the Fund Leased Real Property are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result, or be reasonably be expected to result in any material Environmental Costs or Liabilities;

                (v) There are not now, nor have there been in the past, on, in or under any Fund Owned Real Property or Fund Leased
           Real Property when owned, leased or operated by the Fund or its subsidiaries or, to the Fund's knowledge, when owned, leased or operated by any of their predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Law in any material respect or that reasonably could be expected to (a) require remediation under any Environmental Law or (b) give rise to a claim for damages or compensation by any affected Person or to any Environmental Costs or Liabilities; provided that the representation and warranty made in this Section (m)(v) with respect to matters or conditions caused by any Person other than the Fund on the Leased Real Property is limited to the Fund's knowledge.

                (vi) The Fund and its subsidiaries have not received, and to the knowledge of the Fund do not expect to receive, any notification from any source advising the Fund or such subsidiaries that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased, by it is identified or proposed for listing as a federal NPL (or state-equivalent) site or a CERCLIS list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site; and

                (vii) The Fund Stations' operations do not have a significant environmental impact as defined by 47 C.F.R.
           Section  1.1307.

           (n) Taxes. Each of the Fund and its subsidiaries has filed all Tax Returns required to be filed (except where the failure to file any such Tax Returns has not and would not reasonably be expected to result in a Material Adverse Effect), and all such Tax Returns which have been filed are accurate and complete in all material respects. Each of the Fund and its subsidiaries has paid (or there has been paid on its behalf), or has set up an adequate reserve for the payment of, all material taxes required to be paid, withheld, or deducted, or for which any of the Fund and its subsidiaries are liable, in respect of the periods covered by such Tax Returns, and with respect to each tax, from the end of the period covered by the most recently filed Tax Return to the date hereof, and the Balance Sheet reflects an adequate reserve for all taxes payable, or required to be withheld and remitted, by the Fund or any of its subsidiaries, or for which the Fund or any of its subsidiaries are liable, accrued through the Balance Sheet Date. No material deficiencies for any taxes have been proposed, asserted or assessed by taxing authorities with respect to the Fund or any of its subsidiaries and are pending, and no requests for waivers of the time to assess any such taxes are pending. Except as set forth on
     Schedule 2.1(n), for each taxable year or period not closed by the applicable statute of limitations, (i) the Fund and each subsidiary are properly classified as partnerships (and not as associations taxable as corporations) for tax purposes and (ii) the Fund and its subsidiaries has withheld all required amounts pursuant to Section 1446 of the Code. For the purposes of this Agreement, the term "taxes" shall include all federal, state, local, foreign and other income, gross receipts, use, ad valorem, transfer, franchise, profits, license, payroll, occupation, severance, property, sales, excise, withholding, unemployment compensation, social security, and other taxes and charges of any nature whatsoever (including interest, penalties and additions to tax relating to any of the specified items).

          (o) Certain Agreements. Except as set forth in Schedule 2.1(o) and for oral or written agreements, plans or arrangements terminable without liability or penalty to the Fund or its subsidiaries upon thirty days notice, the benefits of which do not exceed $50,000 per year, neither the Fund nor any of its subsidiaries is a party to any oral or written agreement, plan or arrangement with any employee or other station or broadcast personnel (whether an employee, consultant or an independent contractor) of the Fund or its subsidiaries (i) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving the Fund or its subsidiaries of the nature of any of the transactions contemplated by this Agreement, (ii) providing severance benefits longer than forty-five days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (iii) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (iv) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Schedule 2.1(o) hereto lists (and, in the case of clause (iv), describes) each oral or written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money, (ii) Employee Benefit Plan, (iii) employment or consulting contract which is not terminable without liability or penalty to the Fund or any of its subsidiaries on thirty (30) days or less notice, (iv) covenant, agreement, or arrangement under which the Fund's or any of its subsidiary's ability or right to compete with another Person is restricted or impaired, or (v) contract, agreement or commitment (except for advertising, trade or barter agreements) under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, in any such case to which the Fund or any of its subsidiaries is a party or bound. Each such agreement, contract or obligation described in Schedule 2.1(o) or required to be so described executed by the Fund or one of its subsidiaries is a valid and binding obligation of the Fund or one of its subsidiaries, as the case may be, and is in full force and effect without amendment, except where not being a valid and binding obligation or in full force and effect without amendment does not and would not reasonably be expected to have a Material Adverse Effect. The Fund or one of its subsidiaries, as the case may be, has performed the obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder, except to the extent such nonperformance, breach or default does not and would not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, each of the Fund and its subsidiaries, and to the Fund's knowledge, each other party to such contracts, has performed the obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice or both) in breach or default thereunder, except to the extent such nonperformance, breach or default does not and would not reasonably be expected to result in a Material Adverse Effect. Schedule 2.1(o) identifies, as to each agreement, contract or obligation listed thereon, whether the consent of the other party thereto is required in order for such agreement, contract or obligation to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such agreement, contract or obligation can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A copy of each agreement, contract, obligation, plan or arrangement set forth in
     Schedule 2.1(o) has been provided to Mergeco. As of the Closing Date, neither the Fund nor any of its subsidiaries shall have any indebtedness for borrowed money that is not prepayable (whether with or without penalty).

           (p)  ERISA Compliance; Labor.

                (i) The present value of all accrued benefits (vested and unvested) under each "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, which the Fund or any other trades or businesses under common control within the meaning of Section 4001(b)(1) of ERISA with the Fund (collectively, the "Fund ERISA Group") maintains, or to which the Fund or any member of the ERISA Group is obligated to contribute (the "Fund Pension Plan"), did not, as of the respective last annual valuation dates for such Fund Pension Plans, exceed the value of the assets of such Fund Pension Plan allocable to such benefits. None of the Fund Pension Plans subject to Section 302 of ERISA has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of such Section 302. Neither the Fund or any member of the Fund ERISA Group nor any employee or partner of the Fund or any member of the Fund ERISA Group or any of the employee benefit plans of the Fund or any member of the Fund ERISA Group which are subject to ERISA, including the Fund Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" as such term is described in Section 4975 of the Code, which has subjected or which could subject the Fund or any member of the Fund ERISA Group, any partner or employee of the Fund or any member of the Fund ERISA Group or any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by such Section 4975. None of such Fund Pension Plans subject to Title IV of ERISA or any of their related trusts has been terminated or partially terminated, nor has there been any unreported "reportable event," as that term is defined in Section 4043 of ERISA, with respect thereto since the effective date of such Section 4043 (excluding those events as to which the thirty day notice period is waived pursuant to the regulations issued thereunder). Neither the Fund nor any member of the Fund
           ERISA Group has contributed or been obligated to contribute to any "multiemployer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA. Except as set forth on
           Schedule 2.1(p) or the other Schedules to this Agreement, there are no "employee benefit plans" within the meaning of
           Section 3(3) of ERISA
           or any bonus (excluding bonuses granted on an individual basis in the ordinary course of business), pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of the Fund or any member of the Fund ERISA Group maintained by the Fund or any member of the Fund ERISA Group or as to which the Fund or any member of the Fund ERISA Group has any material liability or obligation (collectively, "the Fund Employee Benefit Plans").

                (ii) True, correct and complete copies of each of the Fund Employee Benefit Plans, and related trusts, if applicable, have been furnished or made available to Mergeco, along with the most recent report filed on Form 5500 and summary plan description with respect to each Fund Employee Benefit Plan required to file Form 5500. All reports and disclosures relating to the Fund Employee Benefit Plans required to be filed with or furnished to governmental agencies or plan participants or beneficiaries have been furnished in accordance with applicable law in a timely manner except where such failure has not resulted and would not reasonably be expected to result in a Material Adverse Effect. Each Fund Employee Benefit Plan has been maintained in compliance in all material respects with ERISA and the Code, and each Fund Employee Benefit Plan intended to be qualified under Section 401 of the Code has received or is awaiting receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status and has not since receipt of the most recent favorable determination letter been amended or, to the knowledge of the Fund and the members of the Fund ERISA Group, operated in a manner which would adversely affect such status. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Fund and the members of the Fund ERISA Group, threatened against, or with respect to any of the Fund Employee Benefit Plans. All contributions required to be made to Fund the Employee Benefit Plans pursuant to their terms have been timely made. Except as disclosed on Schedule 2.1(p), there is no matter pending with respect to any of the Fund Employee Benefit Plans before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation. Except as required by applicable law, none of the Fund Employee Benefit Plans provides medical insurance coverage following retirement.
           Each Fund Employee Benefit Plan which is an "employee welfare benefit plan," as defined in Section 3(l) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued prior to such amendment or termination.

                (iii) Schedule 2.1(p) lists each collective bargaining agreement to which the Fund or the Fund's subsidiary is a party. Except for those unions which are parties to one or more of the listed collective bargaining agreements or as otherwise listed on Schedule 2.1(p), neither the Fund nor any of its subsidiaries has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of their employees. Except as set forth in the Schedules to this Agreement, each of the Fund and its subsidiaries (A) is, and has been since June 30, 1993 or the date of its formation, whichever is later, in substantial compliance with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immunization, and workers' compensation, (B) is not engaged, nor has it since June 30, 1993 or the date of its formation, whichever is later, engaged, in any unfair labor practices, and has no, and has not had since June 30, 1993 or the date of its formation, whichever is later, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Fund's knowledge, threatened against it, (C) has no, and has not had since June 30, 1993 or the date of its formation, whichever is later, any, grievances, arbitrations or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Fund's knowledge, threatened against it and (D) has no, and has not had since June 30, 1993 or the date of its formation, whichever is later, any, charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other federal, state or local agency responsible for regulating employment practices, pending, or, to the Fund's knowledge, threatened against it, except, in each case (with respect to clauses (A) through (D) above) for any violations, practices, complaints, proceedings or charges that have not resulted and would not reasonably be expected to result in a Material Adverse Effect. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Fund's knowledge, threatened against or affecting the Fund or their subsidiaries, and the Fund or their subsidiaries have not experienced any labor strike, slowdown, work stoppage or lockout since June 30, 1993 or the date of its formation, whichever is later. Except as set forth on Schedule 2.1(p), to the Fund's knowledge, no union organizational campaign or representation petition is currently pending with respect to the employees of the Fund or its subsidiaries.

           (q) Patents, Trademarks, Etc. There are no Intellectual Rights owned by or registered in the name of the Fund or any of its subsidiaries, or in which the Fund or any of its subsidiaries has any right, license or interest other than the call signs of each of the Fund Stations. The Fund or one of its subsidiaries owns or has the right to use all such call signs. To the knowledge of the Fund, neither the Fund nor any of its subsidiaries is infringing any such Intellectual Rights, and the Fund is not aware of any infringement by others of any such rights owned by the Fund or any of its subsidiaries.

          (r) Affiliate Relationships. Except as set forth in the applicable Existing Fund Partnership Agreement, Schedule 2.1(r) sets forth a complete list and summary description of all contracts or other arrangements involving the Fund or any of its subsidiaries in which the General Partner or any of its affiliates has a financial interest, including indebtedness to the Fund or its subsidiaries, other than such contracts or arrangements which are disclosed on the Balance Sheet.

          (s) Vote Required. The only votes of the holders of any partnership interests in the Fund that are necessary to approve the Other Benchmark Merger applicable to the Fund and adopt the Other Benchmark Merger Agreement to which the Fund is a party are the affirmative votes of the Fund Limited Partners holding more than fifty percent (50%) of the aggregate Limited Partner Percentage (as defined in the applicable Existing Fund Partnership Agreements).

          (t) Fairness Opinion. The General Partners have received the Alex. Brown Fairness Opinion.



                                  ARTICLE III

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     3.1. COVENANTS OF BENCHMARK.  Except as contemplated by this
Agreement or to the extent that Mergeco shall otherwise consent in writing, from the date of this Agreement until the Effective Time, Benchmark and each of Fund I, Fund IV, Fund VII and Fund VIII covenants and agrees that it shall not, and shall not permit any of its subsidiaries to (it being understood that each of the covenants contained in this Section 3.1 shall apply to the Statesville Stations, the Jackson Stations, the Montgomery Stations, WSCQ-FM, WJMZ-FM and KRMD-AM/FM, and any additional stations acquired prior to the Closing Date only to the extent of events, acts or omissions occurring or conditions coming into existence after the date such stations were acquired by Benchmark or its subsidiaries):

          (a) conduct its business in any material respect except in the ordinary course of business consistent with past practice; or

          (b) fail to use its commercially reasonable efforts (i) to preserve intact Benchmark's present business organization and to keep available the services of its present station managerial personnel (including the General Manager, General Sales Manager, Programming Director and Business Manager, or persons performing comparable duties, of each Station (collectively, the "Station Management")) and key over-the-air employees or key independent contractors and (ii) to preserve its relationships with customers, suppliers and others having business dealings with it. Benchmark and its subsidiaries shall be deemed to have used commercially reasonable efforts with respect to the matters set forth in this covenant if they conduct their business with respect to such matters in a manner that is consistent with their past practices. The (i) failure to renew an employment agreement pursuant to Section

     3.1(g) or to agree to an increase in compensation due to a failure by Mergeco to consent to an increase in compensation or (ii) renewal of an employment agreement pursuant to Section 3.1(g) with an increase in compensation thereunder permitted under Section 3.1(g) without the consent of Mergeco or with respect to which Mergeco has consented, if required, shall not be deemed to be a violation of this Section 3.1(b); or

          (c) other than as previously disclosed in writing on the date hereof, fail to use its commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices; or

          (d) except as set forth in Section 4.11, split, combine, divide, or reclassify any of its partnership interests or make any distributions or payments of any kind to its partners or affiliates; provided that nothing herein shall prevent, subject to applicable provisions of the Fund IV Loan Agreement, the Fund VII Loan Agreement and the Fund VIII Loan Agreement, (i) Fund I, Fund IV, Fund VII or Fund VIII from continuing to pay management fees and expenses to Benchmark in the ordinary course of business consistent with past practice (it being understood that Benchmark shall earn no management fees from Fund IX, Fund X or Fund XI or their respective subsidiaries (if any)) while this Agreement is in effect) or (ii) any of Benchmark's subsidiaries (other than Fund IX, Fund X or Fund XI or their respective subsidiaries (if any)) from making distributions to Benchmark or its subsidiaries or (iii) any of Benchmark or its subsidiaries (other than Fund IX, Fund X or Fund XI or their respective subsidiaries (if any)) from making cash distributions to its partners or (iv) any of Fund IX, Fund X or Fund XI or their respective subsidiaries (if any) from making distributions permitted under the terms of the Jackson Loan Agreement, the Montgomery Loan Agreement and the Statesville Loan Agreement; or

          (e) except in connection with this transaction, and except as provided in Section 4.12, issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any partnership interests or securities convertible into or exercisable or exchangeable for partnership interests of any class; provided that nothing herein shall prevent any Limited Partners (other than Bruce R. Spector or the Class A Limited Partners) or Fund Limited Partners from transferring or assigning their partnership interests to other Persons; or

          (f) change or amend its organizational documents or change, amend or waive any provision of any of the Jackson Agreement, the Statesville Agreement, or the Montgomery Agreement (except for any changes, amendments or waivers that the General Partners may deem advisable in connection with consummation of the transactions contemplated by this Agreement, the Jackson Agreement, the Statesville Agreement and the Montgomery Agreement that do not adversely affect Mergeco or Benchmark in any material respect); or

          (g) except in the ordinary course of business and consistent with past practice (subject to prior consultation with Mergeco reasonably in advance thereof), enter into, materially amend, terminate, fail to use its commercially reasonable efforts to renew, or waive compliance with any material provision of, any contract or agreement of the type required to be described in Schedule 2.1(o) (provided that neither Benchmark nor its subsidiaries shall be required to renew any material contract on terms that are less favorable to Benchmark or its subsidiaries) or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any such contract or enter into any new contract of the type required to be described in Section 2.1(o) or increase in any manner (other than increases that are automatic under existing agreements or as contemplated by Section 3.1(g)(iii)) the compensation or fringe benefits of any employee or other station and broadcast personnel (whether employees or independent contractors) or pay any benefit not required by any existing agreement, except in each case in the ordinary course of business and consistent with past practices or as required by law; provided further that Benchmark and its affiliates shall not, without the prior consent of Mergeco, (i) grant any pay raises to General Managers, (ii) enter into new on-air talent contracts (other than replacement contracts with salaries at substantially the same rates as the rates in the contracts being replaced), (iii) increase the compensation of any single employee by more than 15% per year or the aggregate compensation of all employees by more than 3% per year or (iv) amend its existing management agreements (listed on Schedule 2.1(r)) to increase the management fee payable to Benchmark or its affiliates from any of the Funds or enter into new management agreements with any of the Funds or their subsidiaries; or

          (h) except in connection with this transaction and the transactions contemplated hereby, merge or consolidate with or into any other legal entity, dissolve or liquidate; or

          (i) (a) amend any Employee Benefit Plan, or adopt or amend any collective bargaining agreement, except, in each case, in the ordinary course of business and consistent with past practice or as required by law or (b) adopt any new Employee Benefit Plan except as required by law; or

          (j) except as set forth on Schedule 3.1(j), acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation or the sale of an equity interest or assets), lease or dispose of any assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event having a fair market value in excess of $50,000 with respect to Benchmark and each Fund and its respective subsidiaries; provided, however, that nothing herein shall prevent Benchmark from assigning the Benchmark

     Lease Agreement or from distributing any equipment, furniture, fixtures or other items located at the Corporate Facilities to either or both of the General Partners; or

          (k) except in connection with this transaction, mortgage, pledge or subject to any material Lien any of its properties or assets, tangible or intangible (unless such mortgage, pledge or Lien will be discharged at Closing), other than in the ordinary course of business consistent with past practice, or incur or assume any long-term debt other than (i) pursuant to existing lines of credit,
     (ii) pursuant to refinancings of existing long-term debt of Benchmark, Fund I, Fund IV or Fund VIII that are pre-payable and
     (ii) long-term debt incurred by Benchmark, Fund I, Fund IV or Fund VIII which is pre-payable; or

          (l) except as required by GAAP, applicable law or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

          (m) other than with respect to making initial elections for the New Funds, change any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting which method or election is material to Benchmark and its subsidiaries, taken as a whole; or

          (n) pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course or where such payment would not adversely affect the Surviving Partnership, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, claims, liabilities or obligations on a basis, and within the time, consistent with past practice; or

          (o) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the Stations and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable or a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof, or change any Station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner primarily intended to accelerate the receipt of cash payments (other than in the ordinary course of business consistent with past practices) or fail to incur annual advertising and promotional department aggregate expenses in cash and trade below 90% of that budgeted for 1996 (as such budget previously has been delivered to Mergeco); or

          (p) except as set forth on Schedule 3.1(p), enter into, or enter into negotiations or discussions with any person other than Mergeco with respect to, any local marketing agreement, time brokerage agreement, joint sales agreement or similar arrangement; or

          (q) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement; or

          (r) to the extent Benchmark or its subsidiaries has the right under the Statesville Agreement, the Jackson Agreement, or the Montgomery Agreement to agree to Liens not set forth on the Schedules to such Agreements, it shall not agree to assume any such additional Liens or to permit any assets acquired under such Agreements to be subject to any such additional Liens without the prior consent of Mergeco.

     3.2. NEGATIVE TRADE BALANCE. Benchmark shall use commercially reasonable efforts to ensure that the Benchmark Negative Trade Balance (as defined below) of the Stations, taken as a whole, does not exceed the lesser of 100% of the Benchmark Negative Trade Balance at December 31, 1996 or Fifty Thousand Dollars ($50,000) in the aggregate at the Closing Date (it being understood that Benchmark may, if necessary, run more advertisements than it would run in the ordinary course of business in order to comply with this covenant). "Benchmark Negative Trade Balance" means the difference, if negative, of the value of the goods and services to be received under barter agreements to which any of the Stations is a party or by which any of them is bound minus the value of time owed under such agreements.

     3.3. ENVIRONMENTAL SITE ASSESSMENTS.  If Mergeco desires
Phase I or Phase II environmental site assessments ("ESAs"), Benchmark covenants and agrees that, upon written notice from Mergeco to Benchmark identifying the locations at which such ESAs are desired, Benchmark shall permit Mergeco to perform (at Mergeco's expense) through a nationally recognized and duly qualified environmental consultant reasonably acceptable to Mergeco and Benchmark an ESA at each identified transmission site owned, operated or leased by Benchmark or its subsidiaries and at such other identified real properties and facilities owned, operated or leased by Benchmark or its subsidiaries, and Benchmark shall provide access and cooperate with Mergeco and such environment consultant with respect to such ESAs. The ESAs which are to be conducted for the benefit of Mergeco shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94, and the costs and expenses thereof shall be borne by Mergeco.

     3.4. OTHER BENCHMARK MERGERS. Benchmark agrees that upon satisfaction of the conditions set forth in Sections 7.1 and 7.3 (other than the condition in Section 7.3(d) to the extent such condition relates to the Other Benchmark Mergers), it shall cause each of the Other Benchmark Mergers to be consummated.


                                   ARTICLE IV

                       ADDITIONAL AGREEMENTS OF BENCHMARK

     4.1. NO SOLICITATION OF TRANSACTIONS. Benchmark shall not, nor shall it permit its subsidiaries to, directly or indirectly, through any general partner, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, Benchmark or any of its subsidiaries or any merger, consolidation, share exchange, business combination or other similar transaction with Benchmark or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 4.1 shall prohibit Benchmark from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited proposal by such person to acquire Benchmark pursuant to a merger, consolidation, exchange of partnership interest, business combination or other similar transaction or to acquire all or substantially all of the assets of Benchmark if, and only to the extent that, (a) the General Partners determine in good faith that such action is required in order for the General Partners not to breach their fiduciary duties to limited partners (including the Fund Limited Partners) imposed by applicable law, such determination being based on consultations with their independent legal counsel, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Benchmark
(i) gives Mergeco as promptly as practicable prior written notice of Benchmark's intention to furnish such information or begin such discussions and (ii) receives from such person an executed confidentiality agreement on terms no less favorable to Benchmark than those contained in the Confidentiality Agreement (as defined in Section 4.2). Benchmark shall promptly communicate to Mergeco the material terms of any such proposal (and the identity of the party making such proposal) which it may receive. Benchmark agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Benchmark is a party. Benchmark immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. From and after the receipt of the requisite consent for approval by the holders of Fund Limited Partnership Interests of this Agreement, the Other Benchmark Merger Agreements and the transactions contemplated hereby and thereby, Benchmark shall not, nor shall it permit its subsidiaries to, directly or indirectly, through any general partner, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, Benchmark or any of its subsidiaries or any merger, consolidation, general partner, business combination or other similar action with Benchmark or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     4.2. ACCESS AND INFORMATION. (a) Until the Closing, subject only to applicable rules and regulations of the FCC, Benchmark shall afford to Mergeco and its representatives (including accountants and counsel) access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Benchmark or its subsidiaries, to all properties, books, records, documents and returns of Benchmark and its subsidiaries and all other information relating to Benchmark and its subsidiaries together with the opportunity to make copies of such books, records, returns and other documents and to discuss the business of Benchmark and its subsidiaries with such officers, station managerial personnel (including the General Manager, General Sales Manager, Programming Director and Business Manager, or persons performing comparable duties, of each Station), accountants, consultants and counsel for Benchmark as Mergeco deems reasonably necessary or appropriate for the purposes of familiarizing itself with Benchmark and the Stations, including, without limitation, the right to visit each Station at least monthly; provided that such Station visits shall be scheduled at least five (5) Business Days in advance and shall be conducted in a manner intended to minimize the disruption to the operations of the Stations; further provided, that Mergeco shall not contact any Station personnel without the express prior consent of the General Partners. In furtherance of the foregoing, Benchmark shall authorize and instruct Arthur Andersen LLP to meet with Mergeco and its representatives, including its independent public accountants, to discuss the business and accounts of Benchmark and to make available (with the opportunity to make copies) to Mergeco and its representatives, including its independent public accountants, work papers prepared by Arthur Andersen LLP and related to their audit of the consolidated financial statements and tax returns of Benchmark. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement (herein so called) dated September 10, 1996 between Hicks, Muse, Tate & Furst Incorporated and the General Partners until such time as the transactions contemplated by this Agreement have been consummated. Benchmark waives any provisions in the Confidentiality Agreement that would otherwise prohibit the execution of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Within thirty (30) days after the end of each calendar month, Benchmark shall deliver to Mergeco monthly operating statements for Benchmark and each of the Funds (in a form consistent with the monthly operating statements previously supplied to Mergeco) prepared in the ordinary course of business for internal purposes, including comparisons to comparable prior year periods and current year budget, as well as monthly statements prepared in the ordinary course for internal purposes containing the dollar amount of all trade and barter liabilities of each Station. Benchmark shall deliver to Mergeco the rating books and such other ratings information subscribed to by Benchmark including, without limitation, Arbitrends, Accuratings or any other written information reflective of the quantitative or qualitative nature of the audiences of the Stations for each of the Stations, to the extent subscribed, upon receipt of the same by the General Partners. Benchmark shall instruct the Station management of each Station to provide such information and reports to the General Partners promptly upon receipt by such Station management. In addition, upon request, as soon as the same are distributed to the General Partners by each Station, Benchmark will provide Mergeco with copies of each Station's weekly sales pacing reports, with comparisons to sales pacing in the corresponding period of the prior year.

          (c) Without duplication of Section 4.2(b), at such time as Benchmark provides the same to its lenders, Benchmark shall provide Mergeco with copies of the financial statements delivered by Benchmark or its subsidiaries to their respective lenders.

     4.3. ASSISTANCE. If Mergeco requests, Benchmark (a) will cooperate, at the expense of Mergeco, and will request Arthur Andersen LLP to cooperate, at the expense of Mergeco, in all reasonable respects with the efforts of Mergeco to finance the transactions contemplated by this Agreement, including without limitation, providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing and any other filings that may be made, (b) will provide such customary management representation letters as Arthur Andersen LLP may require of Benchmark as a condition to its execution of any required accountants' consents necessary in connection with any filing by Mergeco with the SEC or in connection with the delivery of any "comfort" letters requested by Mergeco's financing sources, and (c) shall furnish to Mergeco all financial statements (audited and unaudited) and other information in the possession of Benchmark or its representatives or agents as Mergeco shall reasonably determine is necessary or appropriate for the preparation of such offering documents, registration statements or filings. Mergeco and Parent will indemnify and hold harmless Benchmark and their respective partners, employees and controlling persons and their affiliates against any and all claims, losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the efforts by Mergeco or Parent or their affiliates to finance the transactions contemplated hereby, including, without limitation, any registration statement, prospectus, offering documents and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Mergeco from asserting any claim for breach of representation, warranty or covenant under this Agreement.

     4.4. COMPLIANCE WITH STATION LICENSES. Benchmark shall cause the Stations to be operated in all material respects in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in compliance in all material respects with all other applicable laws, regulations, rules and orders. Benchmark shall use its commercially reasonable efforts not to cause or permit any of the Station Licenses to expire or be surrendered, adversely modified or terminated. Benchmark shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, Benchmark will use its commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations.
Prior to the Closing, Benchmark will use its commercially reasonable efforts to maintain any FCC construction permits (if any) in effect until the applicable construction projects are complete and to diligently prosecute all pending FCC applications. If Benchmark (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, that could affect Benchmark's ability to consummate the transactions contemplated hereby, or should Benchmark (or its FCC counsel) become aware of any fact relating to the qualifications of Benchmark that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Benchmark shall promptly notify Mergeco in writing and use its commercially reasonable efforts to take steps to remove any such impediment to the transactions contemplated by this Agreement.

     4.5. NOTIFICATION OF CERTAIN MATTERS. Benchmark shall give prompt written notice to Mergeco of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Benchmark or its subsidiaries contained in this Agreement to be untrue or inaccurate (in any material respect for any representation or warranty not already qualified for materiality) at any time from the date hereof to the Closing Date, (b) the failure of Benchmark or its subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence of a Station Event (as defined in Section 8.1) and (d) the occurrence of any notice by the General Manager of any Station to resign or otherwise terminate their employment or independent contractor relationship with Benchmark or its subsidiaries. No notification pursuant to this Section shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder; provided, however, that in the event any such notification relates to a matter that would give rise to the right of Mergeco to terminate this Agreement or that would result in the failure of Benchmark to satisfy the closing condition in Section 7.2(a), Mergeco shall, if Benchmark requests, within forty (40) Business Days of receiving such request, either waive such breach or, subject to Benchmark's right to cure such breach during such period, elect to terminate this Agreement pursuant to Section 9.1 (and, in either case, shall notify Benchmark in writing of its election).

     4.6. THIRD PARTY CONSENTS. After the date hereof and prior to the Closing, Benchmark shall use its commercially reasonable efforts to obtain the written consent from any party to an agreement or instrument identified in Schedule 2.1(o) which is required to permit (a) the consummation of the transactions contemplated hereby and by the Other Benchmark Transactions and (b) the merger after the Closing Date of Benchmark and its affiliates into Radioco, III, Inc.; provided that Mergeco shall reimburse Benchmark for any expenses incurred by it in soliciting the consents referenced in clause (b) above to the extent that such expenses would not have otherwise been incurred by Benchmark under clause (a) above.

     4.7. SECTION 754 ELECTION. Benchmark and each subsidiary will timely file an election under Section 754 of the Code with respect to the taxable year of the Merger to adjust the bases of their assets in the manner provided in Section 743 of the Code.

     4.8. LIMITED PARTNER CONSENT. Benchmark agrees that, subject to fiduciary obligations, (i) it will use commercially reasonable efforts to obtain the requisite consents of the Fund Limited Partners to this Agreement and the Merger and the applicable Other Benchmark Merger Agreements and Other Benchmark Mergers within sixteen (16) Business Days after the date of this Agreement, (ii) it shall not withdraw its recommendation of this Agreement and the Other Benchmark Merger Agreements and (iii) it will vote in favor of this Agreement and the Other Benchmark Merger Agreements.

     4.9. CONSUMMATION OF PENDING TRANSACTIONS. Benchmark shall use its commercially reasonable efforts to cause Fund IX, Fund X, and Fund XI to consummate the acquisitions of the Statesville Stations, the Jackson Stations, the Montgomery Stations, respectively, in accordance with the terms of the Statesville Agreement, the Jackson Agreement, and the Montgomery Agreement, respectively.

     4.10. CONSUMMATION OF OTHER BENCHMARK MERGERS.   Benchmark
shall, upon satisfaction of the conditions to the obligations of Benchmark to close this Agreement, use the proceeds of the Parent Merger Loan and the Parent Funded Debt Loan to cause each of the Benchmark Mergers to be consummated in accordance with the terms of the Other Benchmark Merger Agreements.

     4.11. WITHDRAWAL OF CLASS A GENERAL PARTNERS. Immediately prior to the Effective Time, Bruce R. Spector and Joseph L. Mathias IV shall withdraw as Class A General Partners of Benchmark, and Radioco I, Inc., Radioco II, Inc. and Radioco III, Inc. shall be substituted as Class A Limited Partners with respect to the Class A General Partnership Interests formerly held by Bruce R. Spector and Joseph L. Mathias IV such that, upon such substitution, Radioco I, Inc., Radioco II, Inc. and Radioco III, Inc. shall be the sole Class A Partners of Benchmark.

     4.12. TRANSFER OF PARTNERSHIP INTERESTS.  The General
Partners agree that except as provided in this Agreement, they will not transfer, sell or exchange their Partnership Interests to any other Person, provided that each General Partner shall be permitted to transfer, sell or exchange Partnership Interests to a General Partner Related Party of such General Partner so long as, after giving effect to such transfer, sale or exchange, Bruce R. Spector and Joseph L. Mathias IV remain the sole General Partners of Benchmark and such General Partner continues to hold fifty percent (50%) of the economic interest in Benchmark currently held by such General Partner; further provided that in the event of the death of either of the General Partners, 100% of the Partnership Interests of such General Partner may be transferred to a General Partner Related Party.

     4.13. ERISA. Within thirty days of the date hereof, Benchmark agrees to file the Form 5500 for the Benchmark Communications Disability Income Plan (the "Form 5500") under the Department of Labor's Delinquent Filer Voluntary Compliance Program (the "DFVC Program") and incur all costs necessary to complete the filing, including any penalties and fines associated with the DFVC Program, as well as all costs relating to the completion of the Form 5500 and the DFVC Program application.

                                   ARTICLE V

                        COVENANTS OF MERGECO AND PARENT

     5.1. NOTIFICATION OF CERTAIN MATTERS. If Mergeco (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Mergeco's ability to consummate the transactions contemplated hereby, or should Mergeco (or its FCC counsel) become aware of any fact relating to the qualifications of Mergeco that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Mergeco shall promptly notify Benchmark thereof and shall use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. Nothing in this Section 5.1 shall be deemed to expand Mergeco's obligations under
Section 5.2 with respect to matters set forth in Section 5.2. In addition, Mergeco shall give to Benchmark prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Mergeco contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Mergeco, or any officer, partner, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No notification pursuant to this Section shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder; provided, however, that in the event any such notification relates to a matter that would


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


give rise to the right of Benchmark to terminate this Agreement or that would result in the failure of Mergeco to satisfy the closing condition in
Section 7.3(a), Benchmark shall, if Mergeco requests, within forty (40) Business Days of receiving such request, either waive such breach or, subject to Mergeco's right to cure such breach during such period, elect to terminate this Agreement pursuant to Section 9.1 (and, in either case, shall notify Mergeco in writing of its election).

     5.2. COMPLIANCE WITH COMMUNICATIONS ACT AND HSR ACT. Mergeco covenants that it will not, and that it will cause any Person that directly or indirectly controls Mergeco or that will, as of the Effective Time, directly or indirectly, control Mergeco or the Surviving Partnership, not to acquire after the date of this Agreement (directly or through a Person controlled by a Person that controls Mergeco or that will, as of the Effective Time, control Mergeco or the Surviving Partnership) media businesses or interests in media businesses that will prevent or impair the parties from obtaining the Commission Consent by Final Order and a termination of the waiting period under the HSR Act, in each case, on or prior to June 30, 1997. For purposes of this section, a Person shall be deemed not to control a company with publicly traded securities unless such Person has caused a majority of such company's board of directors to be elected by such Person. Mergeco covenants to take any necessary commercially reasonable steps with respect to any media businesses other than the Mergeco Affiliated Businesses or the Stations located in the same markets as the Mergeco Affiliated Businesses (including, if required, divesting itself or causing its affiliates to divest themselves of media businesses or interests therein) to comply with the Communications Act, the FCC rules and regulations and the HSR Act so as to permit consummation of the Merger and the Other Benchmark Transactions on or prior to June 30, 1997.

     5.3. STATION ACQUISITIONS. In the event any of the acquisitions contemplated by the Jackson Agreement, the Statesville Agreement or the Montgomery Agreement have not been consummated prior to the Effective Time, Mergeco agrees to use its commercially reasonable efforts pursuant to the terms of the applicable agreement to cause each such acquisition to be consummated promptly after the Effective Time, and upon any such consummation, Mergeco shall make the payments to the General Partners or their affiliates described in Sections 1.6(e)(7), 1.6(e)(8) and 1.6(e)(9). Nothing herein shall require the Surviving Partnership to waive any breaches or amend any provisions of the applicable agreements.

     5.4. PARENT LOANS. Immediately prior to the Closing, Parent shall make the Parent Funded Debt Loan and the Parent Merger Loan to Benchmark and in connection therewith Benchmark shall issue promissory notes to Parent substantially in the form attached hereto as Exhibit 5.

     5.5. BENCHMARK EMPLOYMENT AGREEMENTS. Commencing at the
Effective Time, the Surviving Partnership shall employ each of Robert Schuler, Catherine Mecchi, Cindy Thayer, Rachel Mack and Maria Weist (collectively, the "Employees"), if they are employed at the Effective Time, for a period of at least one year after the Closing Date on substantially the same salary terms and conditions and benefit terms and conditions as are currently afforded to such Employees by Benchmark, provided that the Surviving Partnership shall have the right to terminate any of the Employees (i) for cause at any time without continuing obligations to an Employee so terminated or (ii) without cause so long as the Surviving Partnership continues to pay the salary and provide or pay for benefits for the remainder of the one year term. Each of the Employees shall be deemed a third party beneficiary of this Agreement for purposes of this Section 5.5.

     5.6. PARENT-RADIOCO III, INC. MERGER. Prior to the Effective Time, Mergeco and Parent shall take all necessary steps to become wholly owned subsidiaries of Capstar (direct, in the case of Parent, and indirect, in the case of Mergeco).

     5.7. ELECTION OF DIRECTORS AND OFFICERS. Mergeco and Parent shall cause any successor entity of Parent to (i) elect Bruce R. Spector to the Board of Directors of such successor entity as Vice Chairman of such Board of Directors and (ii) elect Joseph L. Mathias, IV as President of such successor entity.

                                   ARTICLE VI

                                MUTUAL COVENANTS

     6.1. APPLICATION FOR COMMISSION CONSENT. By the tenth Business Day after the date that the requisite consent of the Fund I Limited Partners, the Fund IV Limited Partners, the Fund VII Limited Partners and the Fund VIII Limited Partners to this Merger and each of the Other Benchmark Merger Agreements is obtained, Benchmark and Mergeco will join and, if required, cause any of their affiliates to join in one or more applications filed with the FCC requesting the FCC's written consent to the transfer of control of the Station Licenses (including, for this purpose, the Jackson Stations, the Statesville Stations, the Montgomery Stations, WSCQ-FM and WJMZ-FM) pursuant to this Agreement (the "Applications"). The parties will take all proper steps reasonably necessary (a) to diligently prosecute the Applications and (b) to obtain the FCC's determination that the grant of each Application will serve the public interest, convenience and necessity (the "Commission Consent"). The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement. Nothing in this Section 6.1 shall be deemed to expand Mergeco's obligations under Section 5.2 of the Agreement with respect to the matters set forth in Section 5.2.

     6.2. CONTROL OF STATIONS. This Agreement will not be consummated until after the Commission Consents with respect to the Applications referred to in Section 6.1 are granted without conditions that are materially adverse to the Surviving Partnership and not customarily imposed on the grant of such applications and have become Final Orders. Between the date of this Agreement and the Closing Date, Mergeco will not directly or indirectly control, supervise or direct the operation of the Stations. Further, between the date of this Agreement and the Closing Date, Benchmark shall supervise and control the operation of the Stations. Such operation shall be the sole responsibility of Benchmark.

     6.3. OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate governmental authorities (other than the FCC) such requests, reports or notifications as may be required in connection with this Agreement, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of such matters. Without limiting the foregoing, the parties shall file promptly with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the

HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date. Nothing in this Section 6.3 shall be deemed to expand the obligations of Mergeco under Section 5.2 with respect to the matters set forth in Section 5.2.

     6.4. BROKERS OR FINDERS. Other than fees and expenses that do not reduce the Total Consideration and for which Mergeco or the Surviving Partnership shall remain responsible, Mergeco represents and warrants to Benchmark, and other than Americom and Alex. Brown, Benchmark represents and warrants to Mergeco that no agent, broker, investment banker or other person is or will be entitled to any broker's, finder's or advisers' fees or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Benchmark also represents and warrants that the aggregate fees payable to Americom (the "Americom Fee") in connection with all of the transactions contemplated by this Agreement and the Other Benchmark Transactions shall not exceed One Million Dollars ($1,000,000). The Americom Fee shall be apportioned among Benchmark, Fund I, Fund IV, Fund VII and Fund VIII and shall be considered Funded Debt of such Persons that shall be paid as part of the Funded Debt Payoff.

     6.5. ADDITIONAL AGREEMENT. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.6. EXECUTION AND DELIVERY OF TRANSACTION . Upon the satisfaction of the conditions set forth in Section 7.1 and 7.2, Mergeco and Parent shall execute and deliver all Transaction Documents to which they will be a party and which they have not previously executed. Upon the satisfaction of the conditions set forth in Section 7.1 and Section 7.3, Sellers, the Selling Stockholders and the General Partners shall execute and deliver all Transaction Documents to which they will be a party and which they have not previously executed.

     6.7. CERTAIN EVENTS. The parties agree that in the event (i) that any necessary consents under the HSR Act have not been obtained or
(ii) the waiting period under the HSR Act has not expired on or prior to June 30, 1997, Benchmark may elect to remove the Fund(s) or Station(s) that were the cause of the failure to obtain such consents or of the non-expiration of such waiting period from this transaction. In the event such Fund or Stations are so removed, the parties agree (i) that this Agreement and any other applicable Other Benchmark Transaction will be appropriately amended to reflect the removal of such Fund or Stations from this transaction and (ii) at the time of such removal, to enter into an acquisition agreement pursuant to which such Funds(s) or Station(s) would be acquired from Benchmark or its affiliates by Mergeco or its affiliates on substantially the same terms and conditions as those contemplated by this Agreement, which acquisition agreement shall, unless the parties otherwise agree, terminate if it has not been consummated by September 30, 1997.

     6.8. WDHT BUDGET. The parties agree to develop an operating budget for WDHT-FM, Luverne, Alabama prior to the acquisition of WDHT-FM by Fund XI. Operating expenses incurred under such budget shall be payable by Fund XI from the proceeds of the Montgomery Loan or from

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


operating revenues of the Montgomery Stations. Benchmark shall use its commercially reasonable efforts to cause Fund XI to operate within such budget.

     6.9. PURCHASE PRICE ALLOCATION. The parties agree to allocate the Benchmark Consideration for purposes of Section 751 and 754 of the Code. In order to allocate the Benchmark Consideration for such purposes, the parties agree that Bond & Pecaro will appraise the assets of Benchmark and of each Fund as of the Closing Date. The values set forth in such appraisal shall determine the value of Benchmark's and each Fund's section 751 property, as such term is defined in Treas. Reg. Section 1.751-1, and shall be used to adjust the bases of the assets held by Benchmark and each Fund pursuant to Code Sections 743 and 755, as a result of the elections made under Section 754 of the Code.

     6.10. RICHMOND SALE. The parties acknowledge that Fund III and the radio stations owned and operated by it are not intended to be acquired by Mergeco or its affiliates in this transaction. Benchmark agrees to use its commercially reasonable efforts to consummate the transactions contemplated by the Richmond Contract or otherwise dispose of the stations that are the subject of the Richmond Contract prior to the Closing Date.

     6.11. RICHMOND AND NORFOLK STATIONS. The parties agree that in the event the General Partners have held back a reserve fund from the proceeds of the sales of Fund IV's Norfolk operations or Fund III's Richmond operations, they may distribute such reserve funds at any time prior to Closing, and any Persons who may be entitled to receive the proceeds of such reserve funds (including, without limitation, Benchmark and the Class A Limited Partners) may transfer their rights with respect to such proceeds to any other Person or Persons.



                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Limited Partner Approval. The Other Benchmark Merger Agreements and this Agreement and the other transactions contemplated hereby or thereby shall have been approved and adopted by the requisite vote or consent of those of the Fund Limited Partners whose consent is required.

          (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity required for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or obtained. The Commission Consents shall have become Final Orders.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

          (d) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

     7.2. CONDITIONS TO OBLIGATIONS OF MERGECO. The obligations of Mergeco to effect the Merger and the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived, in whole or in part, by
Mergeco:

          (a) Representations and Warranties. The representations and warranties of Benchmark set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless otherwise limited to the date of this Agreement) except (i) for any changes permitted by the terms of this Agreement (including changes in the operation of Benchmark) and (ii) to the extent that any inaccuracies in such representations or warranties (without regard to materiality (including Material Adverse Effect) qualifications) that have not been waived do not and would not reasonably be expected to have a Material Adverse Effect on the Surviving Partnership and its subsidiaries taken as a whole (for purposes of this Section 7.2(a), the representations and warranties of Benchmark in Sections 2.1(m)(i), (iv) and (v) shall be deemed to have made without qualifications for knowledge, and the representations and warranties of Benchmark and the applicable Funds in Section 2.1(m) shall be deemed to have been made without any of the exceptions listed on Schedule 2.1(m)). Mergeco shall have received a certificate signed on behalf of Benchmark by the General Partners to such effect with respect to Benchmark and its subsidiaries.

          (b) Performance of Obligations. Benchmark and its subsidiaries and its other affiliates shall have performed in all material respects the obligations required to be performed by them under this Agreement and the Other Benchmark Transactions prior to the Closing Date (subject to the right to cure any nonperformance within the Cure Period), and Mergeco shall have received a certificate signed on behalf of Benchmark and its subsidiaries by the General Partners to such effect.

          (c) Intentionally Left Blank.

          (d) Legal Opinions. Mergeco shall have received from Latham & Watkins, one or more opinions dated the Closing Date, substantially in the form of Exhibit 6 hereto. In rendering such opinions, Latham & Watkins shall be entitled to rely on the opinion of local Maryland counsel rendered to it with respect to certain matters governed by Maryland Law.

          (e) Other Benchmark Transactions. Each of the Other Benchmark Transactions (other than the Parent-Radioco III, Inc. Merger) shall have been consummated and all of the conditions to closing of the Parent-Radioco III, Inc. Merger shall have been satisfied, except to the extent the failure to consummate any such Other Benchmark Transaction or satisfy such closing conditions was a result of a breach by Mergeco or Parent.

          (f) Reincorporation of Radioco III. Radioco III, Inc. shall have been reincorporated in the State of Delaware.

          (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Benchmark pursuant to Section 8.2 shall have been delivered.

     7.3. CONDITIONS TO OBLIGATIONS OF BENCHMARK. The obligations of Benchmark to effect the Merger and the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived, in whole or in part, by Benchmark.

          (a) Representations and Warranties. The representations and warranties of Mergeco set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless otherwise limited to the date of this Agreement) except to the extent that any inaccuracies in such representations or warranties (without regard to materiality (including Material Adverse Effect) qualifications) do not and would not reasonably be expected to, have a Material Adverse Effect on Benchmark and its subsidiaries taken as a whole. Benchmark shall have received a certificate signed on behalf of Mergeco by its President to such effect.

          (b) Performance of Obligations of Mergeco. Mergeco and Parent shall have performed in all material respects the obligations required to be performed by them under this Agreement (and the Other Benchmark Transactions) prior to the Closing Date (subject to the right to cure any nonperformance within the Cure Period), and Benchmark shall have received a certificate signed on behalf of Mergeco by its President to such effect.

          (c) Legal Opinion. Benchmark shall have received from Vinson & Elkins, counsel to Mergeco, an opinion dated the Closing Date substantially in the form of Exhibit 7 hereto. In rendering such opinions, Vinson & Elkins L.L.P. shall be entitled to rely on the opinion of local Maryland counsel rendered to it with respect to certain matters governed by Maryland law.

          (d) Other Benchmark Transactions. Each of the Other Benchmark Transactions shall have been consummated and all of the conditions to closing of the Parent-Radioco III, Inc. Merger shall have been satisfied, except to the extent the failure to consummate any such Other Benchmark Transaction or satisfy such conditions was a result of a breach by Benchmark, its subsidiaries or the Selling Stockholders.

          (e) Facilities Reimbursement. Mergeco shall have reimbursed the General Partners for costs incurred by them in connection with leasehold improvements, fixtures and furniture at the Corporate Facilities, which reimbursement shall equal $202,000 pursuant to instructions from the General Partners.

          (f) Benchmark Lease Prepayment. Mergeco shall have made the Benchmark Lease Prepayment.

          (g) Parent Loans. Benchmark shall have received the proceeds from the Parent Funded Debt Loan and the Parent Merger Loan.

          (h) Closing Deliveries. All documents and instruments required to be delivered by Mergeco pursuant to Section 8.2 shall have been delivered.



                                  ARTICLE VIII

                                    CLOSING

          8.1. CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VII and to the provisions of this Section 8.1, the closing of the Merger (the "Closing") will take place at a location mutually acceptable to the parties, at 10:00 a.m., local time (or at such other place and time as Mergeco and Benchmark may agree) on a date mutually agreeable to the parties which date shall be on or before the 10th Business Day after the later of (i) the day on which the Commission Consents have been granted by Final Order or (ii) the date on which the applicable waiting period under the HSR Act has expired or been earlier terminated without receipt of any objection or the commencement or threat of any litigation by any Governmental Entity of competent jurisdiction to restrain the consummation of the Transaction (the "Closing Date"); provided, however, that in no event shall the Closing occur prior to June 30, 1997. Notwithstanding the foregoing:

          (a) In the case of a Trading Event, a Banking Event, a Conflict Event or a Station Event (in each case as defined below) the Closing Date may be extended as follows: (i) if the Cessation Date (as defined below) is less than 30 days after the Event Date (as defined below), Mergeco may extend the Closing Date to a date not later than the 10th Business Day after the Cessation Date, (ii) if the Cessation Date is more than 30, but less than 60, days after the Event Date, Mergeco shall elect on the first to occur of the 10th Business Day after the Cessation Date or the 60th day (or, if not a Business Day, the next Business Day) after the Event Date (the "Election Date") to either (A) close the Merger on the later to occur of the 5th Business Day after the Election Date or the 60th day (or, if not a Business Day, the next Business Day) after the Event Date, or (B) terminate this Agreement and (iii) if the Cessation Date has not occurred by the 60th day after the Event Date, then on the 60th day (or, if not a Business Day, the next Business Day) after the Event Date, Mergeco shall elect to close the Merger on the 5th Business Day thereafter or terminate this Agreement;

     provided, however, that Benchmark may postpone the Closing in the event of a Station Event until the earlier to occur of the Cessation Date with respect to such Station Event or September 30, 1997 unless Mergeco has waived the elimination of such Station Event as a condition to its obligation to close the Merger and any right to indemnification it may have on account of such Station Event;

          (b) If a Cure Period (as defined in Section 9.1(b)(i)) has not ended on or before the Closing Date, the Closing Date shall be extended to the end of the Cure Period; and

          (c) If the Closing does not occur within 20 days after the date of the Final Order, the parties shall, if necessary, request approval from the FCC to extend the Closing so that the Closing contemplated hereunder will not violate any FCC rules or regulations.

     For purposes of this Agreement, a "Station Event" shall mean any act of nature, calamity or casualty (including but not limited to fires, floods, earthquakes and storms) that has caused one or more Stations representing an aggregate of 3% or more of the consolidated gross revenues of Benchmark, Fund I, Fund IV, Fund VII, Fund VIII and the New Funds for the 12 calendar months ending December 31, 1996 not to be operating in material compliance with its or their respective Station License(s) for a period of 72 consecutive hours or six days within any 30-day period; a "Trading Event" shall mean that trading generally in securities on the New York Stock Exchange shall have been suspended or materially limited; a "Banking Event" shall mean that a general moratorium on commercial banking activities in New York, New York shall have been declared by any federal or state authority; a "Conflict Event" shall mean the occurrence of any major armed conflict involving a substantial participation by the armed forces of the United States of America that causes a disruption of the capital markets of the United States of a magnitude substantially similar to the disruption that would be caused by a Trading Event or a Banking Event; an "Event Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event or Station Event begins; and a "Cessation Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event or a Station Event ends. Pro forma adjustments shall be made for purposes of calculating gross revenues for the 12-month period specified in the definition of "Station Event" (i) to eliminate revenues of any Station sold prior to the Closing Date and (ii) with respect to any radio broadcast station acquired prior to the Closing Date, to assume that such station was acquired at the beginning of such 12-month period and include the gross revenues of such station for the full 12-month period.

     In the event Mergeco elects to postpone the Closing pursuant to this
Section 8.1 on account of a Trading Event, Banking Event or Conflict Event, each of the Fund I Consideration, the Fund IV Consideration, the Fund VII Consideration, the Fund VIII Consideration and the Benchmark Consideration shall be increased beginning after June 30, 1997, at a rate of fifteen percent (15%) per annum (it being understood that such adjustment to the Total Consideration shall not give Mergeco rights to extend the Closing in addition to those specified in this Section 8.1).

     8.2. ACTIONS TO OCCUR AT CLOSING.

           (a) At the Closing, Mergeco shall deliver to Benchmark the following:

               (i)   the certificates in Section 7.3(a) and (b);

               (ii)  the opinions of counsel in Section 7.3(c);

               (iii) an executed copy of the Post-Closing Escrow Agreement;

               (iv)  an executed copy of the Mathias Employment Agreement;

               (v) a certified copy of the resolutions of the Board of Directors and stockholders of Parent electing Bruce R. Spector as Vice Chairman of the Board of Directors of Parent;

               (vi)  an executed copy of the License Agreement.; and

               (vii) a certified copy of the resolution of the Board of Directors of Parent electing Joseph L. Mathias IV as President of Parent

           (b) At the Closing, Benchmark shall deliver to Mergeco the following:

               (i)   the certificates described in Section 7.2(a) and (b);

               (ii)  the opinions of counsel in Section 7.2(d);

               (iii) an executed copy of the Post-Closing Escrow Agreement;

               (iv)  the Mathias Employment Agreement; and

               (v)   the Assignments of New Fund Limited Partnership
           Interests.

           (c) At the Closing, Mergeco shall receive from the partners of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII an affidavit described in Section 1445(b)(2) of the Code or a statement in conformance with Treas. Reg. Section 1.1445-11T(d)(2)(i) from the general partner of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII.

           (d) At the Closing, the Certificate of Merger and the certificates of merger contemplated by each of the Other Benchmark Merger Agreements shall be signed by the parties and filed with the Maryland State Department of Assessments and Taxation and the Secretary of State of the State of Delaware.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

          9.1. TERMINATION.  This Agreement may be terminated prior to the
     Closing:

          (a)   by mutual consent of Mergeco and Benchmark;

          (b)   by either Mergeco or Benchmark:

                (i) if there shall have been any breach (which has not been waived) of one or more representations or warranties (on the date when any such representation or warranty was made or, if applicable, on the Closing Date), covenants or agreements set forth in this Agreement by a party, in each case without regard to materiality (including Material Adverse Effect) qualifications, which breach or breaches, when aggregated with any other such breaches, has or would reasonably be expected to have a Material Adverse Effect on the Surviving Partnership and its subsidiaries taken as a whole (in the case of one or more breaches by Benchmark or its affiliates) or Benchmark and its subsidiaries taken as a whole (in the case of one or more breaches by Mergeco or its affiliates) which breach or breaches shall not have been cured within twenty (20) Business Days (the "Cure Period") following receipt by the breaching party of written notice of such breach from the non-breaching party (for purposes of this Section 9.1(b), the representations and warranties of Benchmark in Sections 2.1(m)(i), (iv) and (v) shall be deemed to have made without qualifications for knowledge, and the representations and warranties of Benchmark in Section 2.1(m) shall be deemed to have been made without any of the exceptions listed on
           Schedule 2.1(m));

                (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                (iii) if, for any reason, the FCC denies or dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                (iv) if, for any reason, any of the Applications is designated for an evidentiary hearing by the FCC; or

                (v) if the Closing shall not have occurred by the later of September 30, 1997, or the date to which the Closing Date is extended pursuant to Section 8.1;

          (c) by Mergeco:

                (i) with respect to a Station Event, Trading Event, Banking Event or Conflict Event as provided in Section 8.1;

                (ii) if the FCC grants any of the Applications with any conditions that are materially adverse to the Surviving Partnership and its subsidiaries, taken as a whole, and that are not generally imposed on grants of such applications, and the time for reconsideration or court review under the Communications Act with respect to such material adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                (iii) if (x) Benchmark or the General Partners withdraw their recommendations of this Agreement, the Merger or any Other Benchmark Merger Agreement or Other Benchmark Merger (whether or not under the circumstances permitted by this Agreement), (y) Benchmark, Fund I, Fund IV, Fund VII or Fund VIII shall have entered into a Business Combination Transaction or (z) the General Partners or Benchmark shall have recommended to the Limited Partners or any Fund Limited Partners any Business Combination Transaction, whether or not in the circumstances under which Benchmark has a right to terminate this Agreement pursuant to Section 9.1(d)(i) of this Agreement;

                (iv) if Benchmark shall fail to perform its obligations under Section 8.2;

                (v) in the event of an Intentional Benchmark Default;

                (vi) in the event the requisite consent or approval by the Fund Limited Partners of this Agreement and the Other Benchmark Merger Agreements has not been obtained on or prior to the date that is sixteen (16) business days after the date of this Agreement; provided, however, that if such requisite consent or approval is obtained (and Mergeco is notified thereof) prior to receipt by Benchmark of notice from Mergeco that Mergeco intends to terminate this Agreement pursuant to this Section 9.1(c)(vi), then Mergeco shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(vi);

                (vii) upon the occurrence of a Credit Agreement Event of Default by the borrower under the Fund IV Loan Agreement, the Fund VII Loan Agreement, the Fund VIII Loan Agreement, the Jackson Loan Agreement, the Montgomery Loan Agreement or the Statesville Loan Agreement; or

                (viii) if any of the Other Benchmark Transactions are terminated due to the breach or default of Benchmark or its affiliates or for any reason other than the breach or default of Mergeco or Parent; or

           (d)  by Benchmark:

                (i) in the exercise of its good faith judgment (subject to Section 4.1) as to its fiduciary duties to the Limited Partners or the Fund Limited Partners under applicable law, the General Partners determine that such termination is required by such fiduciary duties by reason of a proposal that either constitutes a Business Combination Transaction or may reasonably be expected to lead to a Business Combination Transaction on terms more favorable to the Limited Partners (or the Fund Limited Partners) than the Merger (or the Other Benchmark Mergers) and which has a reasonable prospect of being consummated in accordance with its terms (such determination being based on consultations with a financial consultant and its independent legal counsel) (a "Business Combination Transaction Proposal"); provided that Benchmark has provided Mergeco with at least forty-eight (48) hours prior written notice of its intent to so terminate this Agreement (together with a summary of the material terms of such Business Combination Transaction Proposal); further provided that any termination of this Agreement by Benchmark pursuant to this Section 9.1(d)(i) shall not become effective until Benchmark has made payment of the Alternative Proposal Fee (as hereinafter defined) as required by Section 9.2 hereof; further provided that Benchmark may not terminate this Agreement pursuant to this Section 9.1(d)(i), if it has received the requisite vote or consent for approval by the Limited Partners and the Fund Limited Partners of this Agreement and the Other Benchmark Merger Agreements and the transactions contemplated hereby and thereby; or

                (ii) in the event Mergeco or its affiliate fails to fund all or any portion of the Statesville Loan, the Jackson Loan or the Montgomery Loan when obligated to fund in accordance with the terms of the Statesville Loan Agreement, the Jackson Loan Agreement and the Montgomery Loan Agreement, respectively; or

                (iii) if any of the Other Benchmark Transactions are terminated due to the breach or default of Mergeco or its affiliates or for any reason other than the breach or default of Benchmark or its subsidiaries or the Selling Stockholders;

                (iv) in the event the requisite consent or approval by the Fund Limited Partners of this Agreement and the Other Benchmark Merger Agreements has not been obtained on or prior to the date that is sixteen (16) business days after the date of this Agreement, provided that Benchmark shall give Mergeco five (5) Business Days prior notice of its intention to terminate this Agreement pursuant to this clause 9.1(d)(iv); or

                (v) if Mergeco shall fail to perform any of its obligations under Section 8.2.

The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective partners, officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is, or who is affiliated with a party that is, in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other parties hereto.

     9.2. FEES AND EXPENSES.

          (a) Benchmark, Fund I, Fund IV, Fund VII and Fund VIII jointly and severally agree to pay Mergeco a fee (an "Alternative Proposal Fee") of Eight Million One Hundred Fifty Thousand Dollars ($8,150,000), subject to the adjustments set forth below, (i) if this Agreement is terminated pursuant to Section 9.1(c)(iii), (ii) simultaneously with any termination of this Agreement pursuant to
     Section 9.1(d)(i), or (iii) if this Agreement is terminated pursuant to Section 9.1(c)(vi) or Section 9.1(d)(iv) and Benchmark, Fund I, Fund IV, Fund VII or Fund VIII enters into an agreement within six
     (6) months after the date of termination which, when consummated, would constitute a Business Combination Transaction or (iv) in the event each of the events in the following clauses (a), (b) and (c) occurs: (a) this Agreement is terminated pursuant to Section 9.1(c)(vi) or Section 9.1(d)(iv), (b) prior to the date that is fifteen Business Days from the date hereof either Alex. Brown withdraws, rescinds or revokes the fairness opinion described in
     Section 2.1(t) or Benchmark receives a Business Combination Transaction Proposal and (c) Benchmark, Fund I, Fund IV, Fund VII or Fund VIII enters into an agreement within twelve (12) months after the date of termination which, when consummated, would constitute a Business Combination Transaction; provided, however, that if the Business Combination Transaction giving rise to any fee payable under this Section 9.2(a) involves the disposition of 35% or more, but less than 50%, of the assets of Benchmark and its subsidiaries (on a combined basis), then the fee payable under this Section 9.2(b) shall equal to the percentage of assets being disposed times the Alternative Proposal Fee (as such fee may be adjusted pursuant to the following sentence). In the event the Jackson Agreement, the Montgomery Agreement or the Statesville Agreement has been terminated for any reason other than a breach of the applicable agreement by Benchmark or its subsidiaries, then the amount of the Alternative Proposal Fee shall be reduced by $907,375 (with respect to a termination of the Jackson Agreement), $1,071,000 (with respect to a termination of the Montgomery Agreement) and $833,000 (with respect to a termination of the

     Statesville Agreement); provided, however, that there shall be no reduction if the applicable agreement was terminated due to a breach by Benchmark or its subsidiaries (other than a breach of Benchmark and its subsidiaries resulting from the failure of Mergeco or any of its affiliates to fund all or any portion of the Statesville Loan, the Jackson Loan or the Montgomery Loan, respectively, when obligated to fund in accordance with the terms of the Statesville Loan Agreement, the Jackson Loan Agreement or the Montgomery Loan Agreement, respectively),.

          (b) Mergeco agrees that in the event (i) (A) the Jackson Agreement is terminated for any reason other than the breach of Benchmark or Fund X (other than a default of Benchmark or Fund X that results from a breach of Parent under the terms of the Jackson Loan Agreement) and (B) Mergeco or any of its affiliates enters into an agreement to purchase any of the Jackson Stations within twelve
     (12) months of such termination, Mergeco shall pay to Benchmark a fee of Two Million Eight Hundred Ninety Seven Thousand Five Hundred Dollars ($2,897,500); (ii) (A) the Statesville Agreement is terminated for any reason other than the breach of Benchmark or Fund IX (other than a breach of Benchmark or Fund IX that results from a breach of Parent under the terms of the Statesville Loan Agreement) and (B) Mergeco or any of its affiliates enter into an agreement to purchase any of the Statesville Stations within twelve (12) months of such termination, Mergeco shall pay to Benchmark a fee of Seven Million Sixty Thousand Dollars ($7,060,000); and (iii) (A) the Montgomery Agreement is terminated for any reason other than the breach of Benchmark or Fund XI (other than a default of Benchmark or Fund IX that results from a breach of Parent under the terms of the Montgomery Loan Agreement) and (B) Mergeco or any of its affiliates enters into agreement to purchase any of the Montgomery Stations within twelve (12) months of such termination, Mergeco shall pay to Benchmark a fee of Three Million Four Hundred Twenty Thousand ($3,420,000). Capstar hereby fully, irrevocably and unconditionally guarantees Mergeco's obligation to pay any or all of the fees described in this Section 9.2(b).

          (c) Benchmark, Fund I, Fund IV, Fund VII and Fund VIII agree to pay Mergeco a fee in the amount of Three Hundred Thousand Dollars ($300,000), together with interest at the Pass Through Rate which shall begin to accrue on the date hereof, in the event this Agreement is terminated due solely to a breach by Benchmark or its subsidiaries, which fee shall be apportioned among themselves as follows: 20% to Benchmark 20% to Fund I, 20% to Fund IV, 20% to Fund VII and 20% to Fund VIII. Benchmark, Fund I, Fund IV, Fund VII and Fund VIII agree to pay Mergeco a fee in the amount of One Hundred Thousand Dollars ($100,000), together with interest at the Pass Through Rate which shall begin to accrue on the date hereof, in the event this Agreement is terminated for any reason other than a breach by Benchmark or its subsidiaries or other than due to a breach solely by Mergeco or its affiliates, apportioned among themselves as follows: 20% to Benchmark; 20% to Fund I; 20% to Fund IV; 20% to Fund VII; and 20% to Fund VIII. If this Agreement is terminated due solely to a breach by Mergeco, Benchmark shall not be obligated to pay Mergeco any fee under this Section 9.2(c).

          (d) Except as provided in Section 9.2(a)(ii), the fees payable under this Section 9.2 shall become due five (5) Business Days after the obligation to pay the applicable fee arises.

     9.3. EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either Benchmark or Mergeco as provided in Section 9.1, this Agreement shall forthwith become void (other than with respect to covenants that survive the termination of this Agreement), the Merger shall be abandoned and there shall be no liability on the part of Benchmark, Mergeco or Parent of any kind whatsoever, except (i) with respect to
     Section 9.2 and Article X or as otherwise provided in this Section
     9.3 which shall continue to apply in accordance with their terms and
     (ii) each party shall remain liable for a breach of this Agreement. Termination of this Agreement shall have no effect on the rights and obligations of the parties under the Confidentiality Agreement. In the event that Benchmark terminates this Agreement under Section 9.1(b)(i), 9.1(d)(ii), Section 9.1(d)(iii), or Section 9.1(d)(v),
     the parties agree and acknowledge that the Sellers will suffer damages that are not practicable to ascertain at the time of execution of this Agreement. Accordingly, the Sellers and Mergeco agree that, in such event, the Sellers shall be entitled, in the aggregate, to the sum of Eight Million One Hundred Fifty Thousand Dollars ($8,150,000) as liquidated damages, subject to the adjustments set forth in clause (b). The Sellers and Mergeco agree that the foregoing liquidated damages will be apportioned as set forth in clause (b), are reasonable considering all the circumstances existing as of the date hereof and constitute such parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by Benchmark pursuant to Section 9.1(b)(i), Section 9.1((d))(ii),
     Section 9.1(d)(iii), or Section 9.1(d)(v). The Sellers agree that, to the fullest extent permitted by law, the right to payment of the Eight Million One Hundred Fifty Thousand Dollars ($8,150,000) as liquidated damages subject to the adjustments set forth in clause
     (b) under this Section 9.3 shall be their sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that the Sellers may suffer as a result of any claim or cause of action asserted by the Sellers relating to or arising from breaches of the representations, warranties or covenants of Mergeco or Parent contained in this Agreement, the Loan Agreements or the Transaction Documents and to be made or performed at or prior to the Closing; provided that because the Selling Stockholders and the General Partners will benefit indirectly from the receipt by the Sellers of liquidated damages, as a condition of payment, and upon receipt of the liquidated damages under this Section 9.3, the Sellers, the Selling Stockholders and the General Partners (the "Releasing Parties") hereby irrevocably and unconditionally release, acquit, and forever discharge Mergeco, Parent and their respective successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies and other affiliates (corporate or otherwise) (the "Released Parties") of and from any and all Released Claims, including, without limitation, all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Merger Agreement, the Transaction Documents, the Loan Agreements or any agreement entered into in connection therewith or related thereto. "Released Claims" as used herein shall mean any and all charges, complaints, claims,causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by any party hereto, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, provided that this release shall not release any of the Released Parties from any claims, demands, causes of action or liabilities arising from any breach of the Confidentiality Agreement or from any anticompetitive or fraudulent actions attributable to any such parties (or other unlawful acts of a similar nature).

          (b) Subject to the adjustments set forth in this clause (b), liquidated damages shall be apportioned among the Sellers as follows: Benchmark shall be entitled to receive $2,828,050, Fund I shall be entitled to receive $578,650 Fund IV shall be entitled to receive $2,078,250, Fund VII shall be entitled to receive $1,230,650 and Fund VIII shall be entitled to receive $1,434,400. In the event the Jackson Agreement, the Montgomery Agreement or the Statesville Agreement has been terminated for any reason other than the failure of Mergeco or any of its affiliates to fund all or any portion of the Statesville Loan, the Jackson Loan or the Montgomery Loan, respectively, when required to fund accordance with the terms of the Statesville Loan Agreement, the Jackson Loan Agreement or the Montgomery Loan Agreement, respectively, then the amount of liquidated damages to which Benchmark is entitled to this Agreement shall be reduced by $907,375 (with respect to a termination of the Jackson Agreement) (the "Jackson Attributable Liquidated Damages"), $1,071,000 (with respect to a termination of the Montgomery Agreement) (the "Montgomery Attributable Liquidated Damages") and $833,000 (with respect to a termination of the Statesville Loan Agreement) (the "Statesville Attributable Liquidated Damages").

          (c) In the event the liquidated damages are payable to the Sellers, such liquidated damages shall be payable as follows: (i) the Pre-Closing Escrow Deposit (including any cash drawn by the Pre-Closing Escrow Agent from any letters of credit) shall be released to Sellers' Representative, (ii) in the event the Additional Statesville Escrow Deposit, the Additional Jackson Escrow Deposit or the Additional Montgomery Escrow Deposit have not been placed in escrow, liquidated damages equaling amounts owed by Fund
     IX, Fund X or Fund XI, as applicable, under the Statesville Loan
     Agreement, the Jackson Loan Agreement or the Montgomery Loan
     Agreement, as applicable, shall be recoverable by Benchmark only by way of offset against amounts owed by Fund IX, Fund X or Fund XI, as applicable, to Parent under the applicable Loan Agreement and (iii) in the event the Capital Expenditure Deposit has been released to fund the Fund IV Loan or the Fund VII Loan, liquidated damages equaling the amounts owed by Fund IV or Fund VIII, as applicable, under the Fund IV Loan Agreement or the Fund VIII Loan Agreement, as applicable, shall be recoverable by the Sellers' Representative only by way of offset against the Fund IV Loan or the Fund VII Loan.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS; INDEMNIFICATION.

          (a) SURVIVAL PERIOD. All of the representations and warranties of Mergeco and Parent shall terminate at the Closing. All of the representations and warranties of Benchmark and the Funds (other than the representations and warranties in Section 2.1(m) and
     Section 2.3(m), which shall expire at Closing) contained in this Agreement shall survive the Merger and shall continue in full force and effect for a period of twelve (12) months thereafter. For purposes of this Section 10.1 only, each representation and warranty contained in this Agreement for which indemnification can be or is sought, or for which the Minimum Damage Amount can be satisfied, hereunder shall be read (including, without limitation, for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein. Notwithstanding any other provision of this Agreement, every covenant or agreement by a party under this Agreement that is applicable after the Effective Time shall survive the Closing.

          (b) INDEMNIFICATION OF SURVIVING PARTNERSHIP INDEMNIFIED PARTIES. Subject to the overall limitations, minimum amounts and time limitations set forth in this Section 10.1 and the limitations on recourse set forth in this Section 10.1:

              (i) Fund I agrees to indemnify and hold harmless Parent, Mergeco, the Surviving Partnership and each officer, director, employee, consultant, stockholder and affiliate of the Surviving Partnership or Parent (collectively, including Benchmark and its subsidiaries after the Closing, the "Surviving Partnership Indemnified Parties" and also referred to as the "Indemnified Parties") from and against any and all damages, losses, including taxes, claims, deficiencies, liabilities, demands, charges, suits, penalties, costs and all other expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Indemnified Costs") which any of the Surviving Partnership Indemnified Parties may sustain, or to which any of the Surviving Partnership Indemnified Parties may be subjected, relating to or arising out of (i) any claim, including direct claims under Section 10.1(e), action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or which may be brought against the Surviving Partnership Indemnified Parties, or any of their respective properties or assets, arising out of or as a result of any breach of representation or warranty (other than the representations and warranties in Section 2.1(m) and 2.3(m)) of Fund I or of Benchmark with respect to Fund I or nonfulfillment or failure to perform any covenant or agreement on the part of Fund I or of Benchmark with respect to Fund I under this Agreement or the Fund I Merger Agreement or (ii) (a) any claim brought by any Governmental Entity or third party pursuant to Environmental Laws (including, without limitation, all common law duties covered by the definition of such term) in effect on the date of Closing or (b) any Required Remediation, in each case to the extent such Indemnified Costs are attributable to conditions that existed at, or releases or exposures that occurred in connection with, the Owned Real Property or the Leased Real Property of Fund I or any other activities that occurred thereon, in each case, prior to the date of Closing and are not attributable to (i) Mergeco or its affiliates' use and/or occupancy of Owned Real Property or the Leased Real Property or (ii) the Surviving Partnership Indemnified Parties' use and/or occupancy of Owned Real Property or Leased Real Property after the date of Closing; provided that the obligation to indemnify the Surviving Partnership Indemnified Parties for such Indemnified Costs shall not extend to the removal or abatement of asbestos-containing materials that were not friable on the date of Closing; and

                (ii) Fund IV agrees to indemnify and hold harmless Parent, Mergeco, the Surviving Partnership Indemnified Parties from and against any and all Indemnified Costs which any of the Surviving Partnership Indemnified Parties may sustain, or to which any of the Surviving Partnership Indemnified Parties may be subjected, relating to or arising out of any claim, including direct claims under Section 10.1(e), action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or which may be brought against the Surviving Partnership Indemnified Parties, or any of their respective properties or assets, arising out of or as a result of (i) any breach of representation or warranty (other than the representations and warranties in Section 2.1(m) and 2.3(m)) of Fund IV or of Benchmark with respect to Fund IV or nonfulfillment or failure to perform any covenant or agreement on the part of Fund IV or of Benchmark with respect to Fund IV under this Agreement or the Fund IV Merger Agreement or (ii)
           (a) any claim brought by any Governmental Entity or third party pursuant to Environmental Laws (including, without limitation, all common law duties covered by the definition of such term) in effect on the date of Closing or (b) any Required Remediation, in each case to the extent such Indemnified Costs are attributable to conditions that existed at, or releases or exposures that occurred in connection with, Owned Real Property or the Leased Real Property of Fund IV or any other activities that occurred thereon, in each case, prior to the date of Closing and are not attributable to (i) Mergeco or its affiliates' use and/or occupancy of Owned Real Property or the Leased Real Property or (ii) the Surviving Partnership Indemnified Parties' use and/or occupancy of Owned

           Real Property or Leased Real Property after the date of Closing; provided that the obligation to indemnify the Surviving Partnership Indemnified Parties for such Indemnified Costs shall not extend to the removal or abatement of asbestos-containing materials that were not friable on the date of Closing; and

                (iii) Fund VII agrees to indemnify and hold harmless Parent, Mergeco, the Surviving Partnership Indemnified Parties from and against any and all Indemnified Costs which any of the Surviving Partnership Indemnified Parties may sustain, or to which any of the Surviving Partnership Indemnified Parties may be subjected, relating to or arising out of any claim, including direct claims under Section 10.1(e), action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or which may be brought against the Surviving Partnership Indemnified Parties, or any of their respective properties or assets, arising out of or as a result of (i) any breach of representation or warranty (other than the representations and warranties in Section 2.1(m) and 2.3(m)) of Fund VII or of Benchmark with respect to Fund VII or nonfulfillment or failure to perform any covenant or agreement on the part of Fund VII or of Benchmark with respect to Fund VII under this Agreement or the Fund VII Merger Agreement or (ii) (a) any claim brought by any Governmental Entity or third party pursuant to Environmental Laws (including, without limitation, all common law duties covered by the definition of such term) in effect on the date of Closing or (b) any Required Remediation, in each case to the extent such Indemnified Costs are attributable to conditions that existed at, or releases or exposures that occurred in connection with, Owned Real Property or the Leased Real Property of Fund VII or any other activities that occurred thereon, in each case, prior to the date of Closing and are not attributable to (i) Mergeco or its affiliates' use and/or occupancy of Owned Real Property or the Leased Real Property or (ii) the Surviving Partnership Indemnified Parties' use and/or occupancy of Owned Real Property or Leased Real Property after the date of Closing; provided that the obligation to indemnify the Surviving Partnership Indemnified Parties for such Indemnified Costs shall not extend to the removal or abatement of asbestos-containing materials that were not friable on the date of Closing; and

                (iv) Fund VIII agrees to indemnify and hold harmless Parent, Mergeco, the Surviving Partnership Indemnified Parties from and against any and all Indemnified Costs which any of the Surviving Partnership Indemnified Parties may sustain, or to which any of the Surviving Partnership Indemnified
           Parties may be subjected, relating to or arising out of any claim, including any claims arising under Section 10.1(e), action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or which may be brought against the Surviving Partnership Indemnified Parties, or any of their respective properties or assets, arising out of or as a result of (i) any breach of representation or warranty (other than the representations and warranties in Section 2.1(m) and 2.3(m)) of Fund VIII or of Benchmark with respect to

           Fund VIII or nonfulfillment or failure to perform any covenant or agreement on the part of Fund VIII or of Benchmark with respect to Fund VIII under this Agreement or the Fund VIII Merger Agreement or (ii) (a) any claim brought by any Governmental Entity or third party pursuant to Environmental Laws (including, without limitation, all common law duties covered by the definition of such term) in effect on the date of Closing or (b) any Required Remediation, in each case to the extent such Indemnified Costs are attributable to conditions that existed at, or releases or exposures that occurred in connection with, Owned Real Property or the Leased Real Property of Fund VIII or any other activities that occurred thereon, in each case, prior to the date of Closing and that are not attributable to (i) Mergeco or its affiliates' use and/or occupancy of Owned Real Property or the Leased Real Property or
           (ii) the Surviving Partnership Indemnified Parties' use and/or occupancy of Owned Real Property or Leased Real Property after the date of Closing; provided that the obligation to indemnify the Surviving Partnership Indemnified Parties for such Indemnified Costs shall not extend to the removal or abatement of asbestos-containing materials that were not friable on the date of Closing; and

                (v) The General Partners, jointly and severally, agree to indemnify and hold harmless the Surviving Partnership Indemnified Parties from and against any and all Indemnified Costs which any of the Surviving Partnership Indemnified Parties may sustain, or to which any of Surviving Partnership Indemnified Parties may be subjected, relating to or arising out of any claim, including direct claims under Section 10.1(e), action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or which may be brought against the Surviving Partnership Indemnified Parties, or any of their respective properties or assets, arising out of or as a result of:

                         (A) any breach of a representation or warranty of
                    Benchmark (i) that relates only to Benchmark and does not relate to any of Fund I, Fund IV, Fund VII or Fund VIII or their respective subsidiaries or (ii) relating to Fund IX, Fund X or Fund XI (it being understood that, except with respect to a breach of the representation and warranty under Section 2.1(u), no indemnification obligation shall arise from an event, condition, act or omission relating to the Statesville Stations, the Jackson Stations or the Montgomery Stations and existing or occurring prior to the acquisition of the Statesville Stations, the Jackson Stations or the Montgomery Stations by Fund IX, Fund X, or Fund XI, as applicable);

                         (B) any nonfulfillment or failure to perform any
                    covenant or agreement on the part of Benchmark (i) that relates only to Benchmark and does not relate to any of Fund I, Fund IV, Fund VII or Fund VIII or their respective subsidiaries or (ii) relating to Fund IX, Fund or Fund XI (it being understood that, except with respect to a breach of the representation and


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


                    warranty under Section 2.1(u), no indemnification obligation shall arise from an event, condition, act or omission relating to the Statesville Stations, the Jackson Stations or the Montgomery Stations and existing or occurring prior to the acquisition of the Statesville Stations, the Jackson Stations or the Montgomery Stations by Fund IX, Fund X, or Fund XI, as applicable);

                         (C) any failure of a Reserve Fund to cover the full
                    amount of an applicable Adjustment Amount that is a negative number calculated pursuant to Section 1.13;

                         (D) any liability arising from the Richmond Contracts
                    or the Norfolk Contracts;

                         (E) any claims arising under Maryland Law from the
                    exercise of appraisal rights by holders of Dissenting Partnership Interests; or

                         (F) any liabilities arising from the matters set forth
                    in clauses (B)(1), (2), (3), (4) and (5) of the first sentence of Section 10.1(k).

          (c) PARTNER REPRESENTATIVES. After the Effective Time, Partner Representatives shall, on behalf of the former holders of partnership interests in Fund I, Fund IV, Fund VII, and Fund VIII, as applicable, act as the representatives of the Indemnifying Parties with respect to claims relating to Fund I, Fund IV, Fund VII, or Fund VIII, respectively, and the General Partners shall act as the Indemnifying Party with respect to claims relating to Benchmark or the New Funds. Such representation shall include receiving any Claim Notices (as defined below).

          (d) DEFENSE OF THIRD-PARTY CLAIMS. All claims for indemnification by any Indemnified Party involving third party actions, as defined below, shall be asserted and resolved as follows:

                (i) An Indemnified Party shall give prompt written notice (the "Claim Notice") to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he or she may have to such Indemnified Party under this Article X unless the failure to give such notice prejudices such Indemnifying Party in any material respect.

                (ii) The Indemnifying Party shall have thirty (30) days (the "Notice Period") from the delivery of the Claim Notice in accordance with Section 10.8 to notify the Indemnified Party
           (i) whether or not it disputes entitlement of the Indemnified Party to indemnification hereunder with respect such claim or demand, or (ii) whether or not it agrees to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer, or other pleading which it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not materially prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it agrees to defend the Indemnifying Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion.

                (iii) The Indemnified Party shall be entitled, at his, her or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party only if (1) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Parties in connection with the defense of such third-party action, (2) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, or (3) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnifying Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel).

                (iv) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld, before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party.

                (v) Without the prior consent of the applicable Indemnified Party, which shall not be unreasonably withheld, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action.

                (vi) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party

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


           action (A) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (B) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld.

                (vii) The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article X and, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the complaint against the Indemnified Party. In connection therewith, the parties shall furnish such records, information, and testimony as may be reasonably requested.

          (e) DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 10.1(d) because no third-party action is involved, the Indemnified Party shall send a Claim Notice with respect to such Indemnified Costs, and, if applicable, otherwise comply with the provisions of the Post-Closing Escrow Agreement and this Section 10.1. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the Indemnified Party shall be conclusively deemed to be entitled to indemnification in the amount of such claim, subject to the limitations of Section 10.1(f). The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay prejudices the position of the Indemnifying Party with respect to such claim in any material respect.

          (f) LIMITATIONS. The following provisions of this Section 10.1(f) shall be applicable after the time of the Closing to claims under Section 10.1:

                (i) Minimum Damage Amounts.

                         (A) Neither Fund I, Fund IV, Fund VII, nor Fund VIII
                    shall be required to indemnify an Surviving Partnership Indemnified Party under Section 10.1(b)(i) through (iv), as applicable, for a breach of any representation, warranty or covenant or the environmental indemnification except to the extent that the aggregate amount of Indemnified Costs for which all of the Surviving Partnership Indemnified Parties are entitled to indemnification exceeds the amounts set forth on Schedule 10.1(f) with respect to such Indemnifying Party (the amounts set forth on Schedule 10.1(f) are hereinafter referred to as the "Minimum Damage Amounts").



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


                         (B) The General Partners shall not be required to
                    indemnify an Surviving Partnership Indemnified Party under this Section 10.1 under Section 10.1(b)(v)(A) or (B), as applicable, for a breach of any representation or warranty or covenant, except to the extent that the aggregate amount of Indemnified Costs for which all of the Surviving Partnership Indemnified Parties are entitled to indemnification pursuant to Section 10.1(b)(v)(A) and (B) exceeds $281,137 (with respect to the General Partners, the "Minimum Damage Amount"). In the event the Statesville Agreement, the Jackson Agreement or the Montgomery Agreement is not consummated or is terminated, the Minimum Damage Amount with respect to the General Partners shall be reduced by $83,300, $90,737 and $107,100, respectively;
                    provided, however, that notwithstanding the foregoing the Minimum Damage Amount with respect to the General Partners shall not be reduced below $20,000.

In the event the Indemnified Costs exceed the Minimum Damage Amounts, the Surviving Partnership Indemnified Party shall be entitled to be paid the excess of (a) the aggregate amount of such Indemnified Costs over (b) the Minimum Damage Amounts, subject to the limitations on recovery and recourse set forth in this Section 10.1(f); provided, however, that (i) the Indemnified Costs relating to or arising out of any claims under Section 10.1(b)(v)(C) through
(F) shall not be subject to the Minimum Damage Amounts requirement, (ii) any Indemnified Costs arising from a breach of the representations and warranties of Benchmark in Section 6.4 and of the agreement of Benchmark in Section 10.6 shall not be subject to the Minimum Damage Amounts and (iii) claims under
Section 10.1(b)(v)(C), Section 10.1(b)(v)(E), and Section 10.1(b)(v)(F) ("Unlimited Claims") shall not be subject to the liability caps referred to in
Section 10.1(f)(iii) or the limitations as to recourse referred to in Section 10.1(f)(iii) below.

                (ii) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Costs pursuant to this Section
           10.1 unless a written claim for indemnification in accordance with Section 10.1(d) or 10.1(e) is given by the Surviving Partnership Indemnified Party to the Indemnifying Party with respect thereto (i) within twelve (12) months after the Closing with respect to any claims for Indemnified Costs under this Section 10.1 other than claims made pursuant to Section 10.1(b)(v)(E) or (F) and (ii) prior to the date that is ten days after expiration of the applicable statute of limitations with respect to any claims for Indemnified Costs made pursuant to Section 10.1(b)(v)(E) or (F).

                (iii) Liability Cap. Without limiting any of the foregoing provisions of this Section 10.1(f), the parties hereto agree that (a) Fund I's liability for claims under
           Section 10.1(b)(i) shall be limited to the amount of the Fund
           I Post-Closing Escrow Deposit (excluding interest earned thereon); (b) Fund IV's liability for claims under Section 10.1(b)(ii) shall be limited to the amount of the Fund IV Post-Closing Escrow Deposit (excluding interest earned thereon); (c) Fund VII's liability for claims under Section 10.1(b)(iii)
           shall be limited to the amount of the Fund VII Post-Closing Escrow Deposit (excluding interest earned thereon); (d) Fund VIII's liability for claims under Section 10.1(b)(iv) shall be limited to the amount of the Fund VIII Post-Closing Escrow Deposit (excluding interest earned thereon); (e) the General Partners' joint and severally liability for claims under Sections 10.1(b)(v)(A) together with claims under Section 10.1(b)(v)(B) shall not exceed, in the aggregate $1,546,250 (the "General Partner Liability Cap"), provided that in the event the Statesville Agreement, the Jackson Agreement or the Montgomery Agreement have not been consummated or are terminated, the General Partner Liability Cap shall be reduced by amounts equal to $458,150, $499,050 and $589,050, respectively (with respect to each such termination) further provided, that notwithstanding the foregoing, the General Partner Liability Cap shall not be reduced below $100,000; (h) the General Partners' joint and several liability for claims under Section 10.1(b)(v)(D) shall not exceed in the aggregate $250,000, and (i) the General Partners' liability for claims under Section 10.1(b)(v)(C), (E) and (F) shall be unlimited. The Surviving Partnership Indemnified Parties shall be entitled to indemnification for the claims described in clauses (a) through (d) above solely from the applicable Post-Closing Escrow Deposits.

           (g) INSTRUCTIONS TO ESCROW AGENT.

                (i) INDIVIDUAL INDEMNIFYING PARTIES. Each Indemnifying Party hereby covenants and agrees with each Surviving Partnerships Indemnified Party that, if such Indemnifying Party is or becomes obligated to indemnify an Surviving Partnership Indemnified Party for Indemnified Costs under this
           Article X, such Indemnifying Party hereby authorizes and directs the Partner Representatives (hereinafter defined) to, on behalf of such Indemnifying Party, execute and deliver to the Escrow Agent written instructions to release to such Surviving Partnership Indemnified Party such amounts of the applicable Post-Closing Escrow Deposit as are necessary to indemnify the Surviving Partnership Indemnified Party for such Indemnified Costs.

                (ii) APPOINTMENT OF PARTNERS REPRESENTATIVES. By the execution and delivery of this Agreement, each Indemnifying Party hereby irrevocably constitutes and appoints Bruce R. Spector and Joseph L. Mathias, IV as the true and lawful agents and attorneys-in-fact (the "Partner Representatives") of such Indemnifying Party with full power of substitution to act, jointly and severally, in the name, place and stead of such Indemnifying Party with respect to (A) the power to execute any amendment to this Agreement as such Partner Representative shall deem necessary or appropriate in his sole discretion, (B) delivery of the written instructions described in Section 10.1(g)(i) on behalf of such Indemnifying Party, and (C) the performance of the obligations and rights of such Indemnifying Party under the


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


           Post-Closing Escrow Agreement, including, without limitation, the power to execute the Post-Closing Escrow Agreement and any amendments thereto on behalf of such Indemnifying Party, to do or refrain from doing all such further acts and things, and to execute, deliver and receive all such documents, waivers, extensions and amendments as such Partner Representatives shall deem necessary or appropriate in their sole discretion in connection with the administration of the Post-Closing Escrow Agreement (and any such actions shall be binding on such Indemnifying Party).

     Mergeco, the other Surviving Partnership Indemnified Parties, the Escrow Agent and any other person, may conclusively and absolutely rely, without inquiry, upon any action of any Partner Representative as the action of each Indemnifying Party in all matters referred to herein, and each such Indemnifying Party confirms all that each Partner Representative shall do or cause to be done by virtue of his appointment as a Partner Representative. All actions by the Partner Representatives are acknowledged by the parties hereto to be taken by it solely as agents and attorneys-in-fact for each Indemnifying Party. By the execution of this Agreement, Bruce R. Spector and Joseph L. Mathias, IV have accepted their respective appointments as Partner Representatives and in consideration for their agreement to act as the Partner Representatives, each Indemnifying Party hereby agrees to indemnify and hold Bruce R. Spector and Joseph L. Mathias, IV harmless from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and attorneys' fees and expenses, if any) incurred by each of them in connection with their performance as Partner Representatives, and Partner Representatives may reserve a portion of the Total Consideration to be paid to the Partners and Fund Limited Partners for purposes of covering any such damages, liabilities, charges, penalties, costs and expenses. Each Indemnifying Party covenants and agrees that he, she or it will not voluntarily revoke the power of attorney conferred in this Section 10.1(g). If at any time Bruce R. Spector or Joseph L. Mathias, IV dies or resigns from his position as a Partner Representative, the remaining Partner Representative (if there is one) shall serve as the sole Partner Representative, or if there is no remaining Partner Representative, the other Indemnifying Parties that are not affiliates of the Surviving Partnership after the Effective Time shall designate a successor as soon as practicable.

          (h) NO CONTRIBUTION. The General Partners may not make any claim for contribution or indemnification after the Effective Time from the Surviving Partnership or any of its affiliates for any claim for which the General Partners are obligated to indemnify the Surviving Partners under Section 10.1(b)(v). Even though Benchmark and the Funds will be Surviving Partnership Indemnified Parties after the Effective Time, the Surviving Partnership Indemnified Parties shall have such rights to seek indemnification from the Post-Closing Escrow Deposits as are granted under this Article X.

          (i) RELEASE FROM ESCROW. Upon the expiration of twelve (12) months after the Closing Date, the Surviving Partnership and the Partner Representatives agree to instruct the Post-Closing Escrow Agent to release, pursuant to the terms and provisions of the Post-Closing Escrow Agreement, any amounts remaining in the Post-Closing Escrow Deposits to the Partner Representatives, subject to amounts retained in such Post-Closing Escrow Deposits for pending claims pursuant to the terms and provisions of the Post-Closing Escrow Agreement.

          (j) EXCLUSIVE REMEDY FOR BREACH OF REPRESENTATION, WARRANTY OR COVENANT. Commencing with the Effective Time, subject to Section 10.17, the rights of the Surviving Partnership Indemnified Parties to indemnification pursuant to this Section 10.1 shall be the sole and exclusive remedy of such Surviving Partnership Indemnified Parties for any breach of a representation, warranty or covenant set forth in this Agreement, and, except for certain claims against the General Partners under Section 10.1(b)(v), such recourse shall, in each instance, be limited to the amounts held pursuant to the Post-Closing Escrow Agreement.

          (k) INDEMNIFICATION OF GENERAL PARTNERS. The Surviving Partnership shall indemnify Bruce R. Spector and Joseph L. Mathias, IV in respect of, and hold such individuals harmless against, any and all Indemnified Costs incurred by either or both of them in connection with any claim, demand, action, suit, proceeding or investigation relating to Benchmark and its subsidiaries (or any actions such individuals may have taken in their capacities as General Partners) and arising out of or pertaining to matters (including liabilities of Benchmark and its subsidiaries) existing or occurring at, prior to or after the Effective Time to the extent such individuals would be entitled to indemnification under the Existing Partnership Agreement or the Existing Fund Partnership Agreements had such agreements been in effect at such time; provided, however, that the Surviving Partnership and Funds shall have no obligation to indemnify such individuals with respect to, and Bruce R. Spector and Joseph L. Mathias IV hereby waive any rights to, indemnification with respect to (A) matters set forth in
     Section 10.1(h) or (B) the allocation of (1) any prior property or cash distributions or the Fund I Consideration among Fund I Limited Partners, (2) any prior property or cash distributions or the Fund IV Consideration among Fund IV Limited Partners, (3) any prior property or cash distributions or the Fund VII Consideration among Fund VII Limited Partners, (4) any prior property or cash distributions or the Fund VIII Consideration among Fund VIII Limited Partners or (5) any prior property or cash distributions or the Benchmark Consideration among the General Partners and the Limited Partners. For purposes of the foregoing sentence, allocation shall include the calculation and disposition of Holdback Funds (to the extent such Holdback Funds are distributed in accordance with instructions from Partner Representatives). Nothing in this Section 10.1(k) shall limit the Surviving Partnership from seeking recourse from the applicable Post-Closing Escrow Deposits in accordance with the terms of this Agreement for any indemnification obligations it may incur pursuant to this Section 10.1(k). The procedures relating to the defense of third party claims set forth in Section 10.1(d) and direct claims in Section 10.1(e) are incorporated into this
     Section 10.1(k) by reference and, for purposes of the implementation of such procedures, Bruce R. Spector and Joseph L. Mathias shall be considered the "Indemnified Party" and the Surviving Partnership shall be considered the "Indemnifying Party."



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
     10.2. KNOWLEDGE. Wherever reference is made in this Agreement to a particular statement being "to the knowledge of Benchmark" or "to the knowledge of a Fund" (or any correlative phrase), such phrase shall be deemed to mean the actual knowledge of Bruce R. Spector, Joseph L. Mathias IV, Cindy Thayer, Robert Schuler or Catherine Mecchi.

     10.3. AMENDMENT AND MODIFICATION. This Agreement may be amended by the parties hereto by mutual agreement at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     10.4. WAIVER OF COMPLIANCE. Any failure of any party to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties entitled to rely upon any such obligation, covenant, agreement or condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     10.5. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     10.6. EXPENSES AND OBLIGATIONS. All FCC filing fees, HSR Act filing fees and fees payable to the Escrow Agent, the Post-Closing Escrow Agent or the Exchange Agent shall be paid on or prior to Closing, as applicable, one-half by Mergeco and one-half by Benchmark and its subsidiaries. Except as otherwise expressly provided in this Agreement or as provided by law, all other costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

     10.7. PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Any Surviving Partnership Indemnified Parties that are not parties to this Agreement are intended to be third party beneficiaries of Section 10.1.

     10.8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (which shall include delivery by facsimile, or by a nationally recognized reputable overnight courier service that issues a receipt or other confirmation of delivery), or three (3) business days after the date mailed by registered or certified U.S. mail (return receipt requested and postage prepaid) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   If to Mergeco or Parent, to:

                Hicks, Muse, Tate & Furst Incorporated
                1325 Avenue of the Americas, 25th Floor
                New York, NY 10019
                Attn:  Lawrence D. Stuart, Jr.
                Facsimile:  (212) 424-1450

                with a copy to:

                Vinson & Elkins
                3700 Trammell Crow Center
                2001 Ross Avenue
                Dallas, Texas
                Attn:  Michael D. Wortley, Esq.
                Facsimile:  (214) 220-7716

          (b) If to Benchmark, Fund I, Fund IV, Fund VII, Fund VIII, the Partner Representatives, or the General Partners:

                Benchmark Communications Radio
                Limited Partnership
                111 South Calvert Street
                Suite 2850
                Baltimore, Maryland  21202
                Attn:  Bruce R. Spector
                Facsimile:  (410) 244-7170

                with a copy to:

                Latham & Watkins
                1001 Pennsylvania Avenue, N.W.
                Suite 1300
                Washington, D.C.  20004
                Attn:  Eric L. Bernthal
                Facsimile:  (202) 637-2201

     10.9. INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The table of contents, if any, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.11. ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the Confidentiality Agreement referred to in Section 4.2(a), the exhibits and schedules hereto, the other certificates, documents and instruments delivered hereunder and similar operative documents relating to the Other Benchmark Transactions) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations, warranties, agreements or covenants other than those expressly set forth in this Agreement (as so defined).

     10.12. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO CHOICE OF LAW RULES USED IN THAT JURISDICTION.

     10.13. PUBLIC ANNOUNCEMENTS. Mergeco, Parent and Benchmark shall agree with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to reaching such agreement, except as required by applicable laws.

     10.14. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon notice to Benchmark and without releasing Mergeco from any of its obligations or liabilities hereunder, Mergeco may assign or delegate any or all of its rights or obligations under this Agreement to any affiliate thereof so long as such assignment would by considered "pro forma" by the FCC, and (b) nothing in this Agreement shall limit Mergeco's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Mergeco without the consent of Benchmark or any party hereto. Benchmark shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Mergeco or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Benchmark that any such collateral assignment has been foreclosed upon, Benchmark shall be entitled to deal exclusively with Mergeco as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of an assignment permitted by this Section, the provisions of this Agreement shall inure to the benefit of and be binding on any Mergeco's assigns. Nothing in this Agreement shall prevent Parent from assigning its interests in Mergeco to an affiliate of Parent (so long as such assignment would be considered "pro forma" by the FCC).



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     10.15. FURTHER ASSURANCES.  At the Closing or from time to time thereafter, the Surviving Partnership shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

     10.16. PARTNER, DIRECTOR, OFFICER AND STOCKHOLDER LIABILITY. Except as otherwise expressly provided in this Agreement, the Loan Agreements, the Other Loan Documents (as defined in the Loan Agreements) or the other Transaction Documents, the directors, officers, stockholders and affiliates of Parent and Mergeco or their affiliates and the partners, officers, employees and affiliates of Benchmark or its affiliates shall not have any personal liability for any liabilities arising under this Agreement or in connection with this transaction.

     10.17. NO WAIVER OF FRAUD. Notwithstanding any provision of this Agreement to the contrary, no party hereto shall be deemed to have waived any claim of fraud it may have against another party.

     10.18. SPECIFIC PERFORMANCE. The parties hereto agree that the Stations are unique assets which cannot be readily obtained in the open market. Therefore, Mergeco shall have right to the remedy of specific performance in addition to any other rights or remedies which may be available to it. Accordingly, notwithstanding and in addition to any rights and remedies available hereunder, or under applicable law, Mergeco shall have the right to specifically enforce the parties' performance under this Agreement and each such party agrees to waive the defense in any suit that Mergeco has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy.

     10.19. ARBITRATION.

          (a) PRE-ARBITRATION MEETING. The parties shall attempt in good faith to resolve promptly any dispute, controversy or claim under, arising out of, relating to or in connection with this Agreement by negotiations between one representative designated by each party.
     If any such dispute, controversy or claim should arise, the designated representatives of the parties shall meet at least once and will attempt to resolve the matter. Either designated representative may request the other to meet within 14 days after delivery of written notice to the other party of any such dispute, controversy or claim, at a mutually agreed time and place.

          (b) ARBITRATION PROCEEDINGS. If the matter has not been resolved pursuant to the foregoing procedures within 60 days after the first meeting of the parties' designated representatives (which period may be extended or shortened by mutual agreement), the matter shall be settled exclusively by arbitration (except as provided in Section 10.19(f) herein) conducted in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section Section 1-16), and in accordance with the Center for Public Resources, Inc.'s Rules (the "Rules of Arbitration") for Non-Administered Arbitration of Business Disputes, by three arbitrators, of whom each party shall appoint one arbitrator, and such appointed arbitrators shall appoint the third arbitrator. All arbitrators to be selected under this
     Section 10.19 shall, unless the parties

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     mutually agree otherwise, be persons: (a) who meet the qualifications set forth in Rule 7 of the Rules of Arbitration; (b) who are attorneys or retired judges; (c) who are residents of a State other than Maryland or Texas; and (d) who have past experience in settling complex litigation involving claims relating to mergers or acquisitions. The arbitration of such matters, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties to the maximum extent permitted by law. The parties shall use their best efforts to cause a final decision of the arbitrators under this Section 10.19 to be issued no later than sixty
     (60) days after the date that the dispute is referred to arbitration and, in any event, with disputes arising prior to Closing, no later than November 30, 1997. No party shall seek, and no arbitrator shall be authorized to award, any punitive damages relating to any matter under, arising out of, in connection with or relating to this Agreement in the arbitration proceedings set forth herein or in any other forum. The parties intend that this agreement to arbitrate be valid, binding, enforceable and irrevocable.

          (c) PLACE OF ARBITRATION. Any arbitration proceedings hereunder shall be conducted in New York, New York or at such other location as the parties may agree.

          (d) JUDGMENTS. Any arbitration award hereunder shall be final and binding upon the parties, and judgment may be entered thereon, upon the application of either party, by any court having jurisdiction.

          (e) EXPENSES. Each party shall be entitled to be reimbursed by the other party for costs and expenses incurred in connection with commencing any action hereunder, including reasonable attorneys' fees and arbitrators' fees, if and to the extent determined by the arbitrator or arbitrators arbitrating any such action.

          (f) EQUITABLE REMEDIES.  Notwithstanding anything else in this
     Section 10.19 to the contrary, each party shall be entitled to seek any equitable remedies available under applicable law from any court of competent jurisdiction, and the order or judgment of any such court shall be binding in any arbitration proceeding pursuant to this Section 10.19.



                                   ARTICLE XI

                                  DEFINITIONS

          11.1. CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

     "Accounts Receivable Consideration" allocable to a Person shall be an amount equal to ninety five percent (95%) of the aggregate dollar amount of accounts receivable of 120 days or less (and, in the case of agency accounts receivable, of 180 days or less) of such Person outstanding at the close of business on the Closing Date.


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

     "Actual Net Current Assets" of a Person shall be equal to the difference of Current Assets of such Person (as reflected on the Closing Balance Sheet) minus Unfunded Debt of such Person (as reflected on the Closing Balance Sheet).

     "Additional Letters of Credit" shall have the meaning set forth in Section 1.11.

     "Adjustment Amount" means, with respect to any Person, the difference (whether positive or negative) of Actual Net Current Assets of such Person minus Initial Net Current Assets of such Person. For purposes of calculating the Adjustment Amount for Benchmark under this Agreement, Fund I, Fund IV, Fund VII, Fund VIII, each of the New Funds and each of their respective subsidiaries shall be deemed not to be subsidiaries of Benchmark.

     "Affiliate" of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

     "Alex. Brown" shall have the meaning set forth in Section 2.1(t).

     "Alternative Proposal Fee" shall have the meaning set forth in Section
9.2.

     "Americom Fee" shall have the meaning set forth in Section 6.4.

     "Alex. Brown Fee" shall mean the fee of the Three Hundred Thousand Dollars ($300,000) paid on the date hereof by Mergeco to Alex. Brown in connection with the Alex. Brown Fairness Opinion.

     "Alex. Brown Fairness Opinion" shall have the meaning set forth in Section 2.1(t).

     "Applications" shall have the meaning set forth in Section 6.1.

     "Assignments of New Fund Partnership Interests" means the Assignments of Partnership Interest, each in substantially the form of Exhibit 4 hereto, pursuant to which Bruce R. Spector will assign his limited partnership interest in each of Fund IX, Fund X and Fund XI to Parent immediately after the Effective Time.

     "Balance Sheet" shall have the meaning set forth in Section 2.1(f)(ii).

     "Balance Sheet Date" shall have the meaning set forth in Section
2.1(f)(ii).

     "Bankers Trust" shall have the meaning set forth in Section 1.11.

     "Banking Event" shall have the meaning set forth in Section 8.1.

     "BCF Calculation" shall have the meaning set forth in Section 1.6.

     "Benchmark" means Benchmark Communications Radio Limited Partnership.


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     "Benchmark Allocable Portion" means, with respect to any Holdback Fund or the Residual Consideration, the portion of such Holdback Fund or the Residual Consideration (assuming for this purpose that the Residual Consideration is a positive number) that the holders of Convertible Partnership Interests would be entitled to receive pursuant to this Agreement in the event the full amount of such Holdback Fund or the Residual Consideration had in fact been disbursed as part of the Merger Consideration by the Exchange Agent on the Closing Date.

     "Benchmark Consideration," which shall consist of consideration allocable to the New Funds and to the goodwill and other assets of Benchmark, means, subject to the adjustments described in Section 1.6(e) hereof, the sum of (i) Fifty Six Million Two Hundred Twenty Seven Thousand Five Hundred Dollars ($56,227,500) in cash minus (ii) the Funded Debt of Benchmark, plus (iii) the Current Assets of Benchmark minus (iv) the Unfunded Debt of Benchmark, minus
(v) the principal amounts drawn under the Jackson Loan, the Statesville Loan and the Montgomery Loan but only to the extent such amounts were drawn to pay the Jackson Consideration, the Statesville Consideration and the Montgomery Consideration minus (vi) the Benchmark Allocable Portion of the Residual Consideration. For purposes of clauses (ii), (iii) and (iv) of the preceding sentence, Fund I, Fund IV, Fund VII, Fund VIII, each of the New Funds and each of their respective subsidiaries shall be deemed not to be subsidiaries of Benchmark.

     "Benchmark Dissenting Partner Fund" means an amount equal to the portion of the Total Consideration that would have been allocable to the holders of Benchmark Dissenting Partnership Interests if such holders had not exercised appraisal rights in the Merger with respect to such partnership interests under Maryland Law.

     "Benchmark Dissenting Partner Reserve" means such amount as the General Partners shall reasonably determine is appropriate to cover any costs, expenses or liabilities that may be incurred with respect to holders of Benchmark Dissenting Partnership Interests. The Benchmark Dissenting
Partner Reserve shall constitute a portion of the Total Consideration.

     "Benchmark Dissenting Partnership Interests" shall have the meaning set forth in Section 1.7.

     "Benchmark Lease Agreement" means the office lease for Suite 2850, 111 S. Calvert St., Baltimore, MD.

     "Benchmark Lease Prepayment" means the prepayment by Mergeco of all remaining payments, totaling $245,000, owed by the tenant under the Benchmark Lease Agreement from July 1, 1997 to the end of its term (September 30, 2000).

     "Benchmark Negative Trade Balance" shall have the meaning set forth in
Section 3.2.

     "Business Combination Transaction" means any lease, sale, transfer or other disposition (including by way of merger, consolidation, business combination or sale, issuance or exchange of partnership interests but excluding any pledge or mortgage) of 35% or more of the assets of or interest in Benchmark and its subsidiaries (measured on an aggregate basis) in one or more transactions (whether or not related);



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     "Business Combination Transaction Proposal" means a bona fide and written proposal from a financially qualified third party addressed to Benchmark, the General Partners, the Limited Partners or the Fund Limited Partners, which proposal (i) has been communicated (whether or not by the General Partners) to holders of Fund Limited Partnership Interests who hold a substantial percentage of voting power (with respect to mergers) of a Fund that fails to approve the Other Benchmark Merger Agreement to which such Fund is a party, (ii) is a proposal to acquire Benchmark, its subsidiaries or any of their assets pursuant to a Business Combination Transaction, and (iii) contains a specific description of the consideration to be paid in such Business Combination Transaction; provided that a proposal shall not constitute a Business Combination Transaction Proposal unless such proposal, if pursued by the General Partners, would reasonably be expected to result in a Business Combination Transaction.

     "Business Day" means any day on which the principal offices of the SEC in Washington, DC are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

     "Capital Expenditure Deposit" shall have the meaning set forth in Section 1.11.

     "CERCLA" shall have the meaning set forth in Section 2.1(m).

     "CERCLIS" shall have the meaning set forth in Section 2.1(m)(vi).

     "Cessation Date" shall have the meaning set forth in Section 8.1.

     "Claim Notice" shall have the meaning set forth in Section 10.1(d).

     "Class A General Partners" means each of the General Partners of Benchmark that hold Class A General Partnership Interests.

     "Class A General Partnership Interests" means the Partnership Interests of the Class A General Partners.

     "Class A Limited Partners" means each of the Limited Partners of Benchmark that hold Class A Limited Partnership Interests.

     "Class A Limited Partnership Interests" means the Partnership Interests of the Class A Limited Partners.

     "Class A Partners" means the Class A General Partners and the Class A Limited Partners.

     "Closing" shall have the meaning set forth in Section 8.1.

     "Closing Balance Sheet" shall have the meaning set forth in Section
1.6(h).

     "Closing Date" shall have the meaning set forth in Section 8.1.


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



     "Code" shall have the meaning set forth in Section 2.1(n).

     "Commission Consents" shall have the meaning set forth in Section 6.1.

     "Communications Act" shall have the meaning set forth in Section
2.1(g)(i).

     "Confidentiality Agreement" shall have the meaning set forth in Section
4.2.

     "Conflict Event" shall have the meaning set forth in Section 8.1.

     "Consent Solicitation" shall have the meaning set forth in Section
1.10(c).

     "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     "Converted Partnership Interest" shall have the meaning set forth in
Section 1.5.

     "Convertible Partnership Interests" means the Limited Partnership Interests (other than the Class A Limited Partnership Interests) and the General Partnership Interests.

     "Corporate Facilities" means the facilities at 111 S. Calvert Street, Suite 2850, Baltimore, Maryland.

     "Credit Agreement Event of Default" means (a) an event described in
Section 6.02 or 6.04 of any of the Loan Agreements, or (b) an event described in any other Section of Article VI of any of the Loan Agreements to the extent that such event constitutes (i) an intentional or willful act voluntarily taken by any party to a Loan Agreement other than the Lender, the purpose of which act is to materially breach the terms of the Loan Agreement and to induce Mergeco to exercise its termination rights under this Agreement, (ii) a material breach or, in the case of Section 5.14 or
6.10 of any of the Loan Agreements, any breach, by any party to a Loan Agreement other than the Lender of a covenant contained in any Loan
Agreement to which such Person is a party, which breach is (a) capable of being cured within the Cure Period using commercially reasonable efforts and (b) is not cured within such Cure Period (which Cure Period shall commence upon receipt by such party of written notice of such breach from the Lender), or (iii) a material breach by any party to any Loan Agreement other than the Lender of a covenant to any Loan Agreement, which breach (a) is not capable of being cured within the Cure Period using commercially reasonable efforts and (b) would reasonably be expected to result in a Material Adverse Effect. For purposes of clause (iii) of this definition, a Material Adverse Effect shall be deemed to include any material adverse effect that would result in damages to the Surviving Partnership or its subsidiaries in excess of the Material Adverse Effect Threshold.

     "Cure Period" shall have the meaning set forth in Section 9.1.

     "Current Assets" of a Person means the Accounts Receivable Consideration allocable to such Person and the amount of cash, cash equivalents, prepaid items, security deposits, other


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receivables not included among the receivables that form the basis of the calculation of the Accounts Receivable Consideration allocable to such Person (including employee and affiliate receivables) and other current assets (other than current assets relating to trade or barter agreements to which such Person is a party and other than any reserve fund held back by Benchmark relating to the Norfolk Contracts, the rights to which fund may be assigned to any other party prior to Closing) of such Person as of 11:59 p.m. on the day immediately preceding the Closing Date.

     "Delaware Law" shall have the meaning set forth in the Recitals.

     "Dissenting Partner Funds" means the Benchmark Dissenting Partner Fund, the Fund I Dissenting Partner Fund, the Fund IV Dissenting Partner Fund, the Fund VII Dissenting Partner Fund and the Fund VIII Dissenting Partner Fund.

     "Dissenting Partner Reserves" means the Benchmark Dissenting Partner Reserve, the Fund I Dissenting Partner Reserve, the Fund IV Dissenting Partner Reserve, the Fund VII Dissenting Partner Reserve and the Fund VIII Dissenting Partner Reserve.

     "Dissenting Partnership Interests" means, collectively, the Benchmark Dissenting Partnership Interests, the Fund I Dissenting Partnership Interests, the Fund IV Dissenting Partnership Interests, the Fund VII Dissenting Partnership Interests and the Fund VIII Dissenting Partnership Interests.

     "Effective Time" shall have the meaning set forth in Section 1.2.

     "Election Date" shall have the meaning set forth in Section 8.1.

     "Employee Benefit Plans" shall have the meaning set forth in Section 2.1(p)(i).

     "Environmental Costs or Liabilities" shall have the meaning set forth in
Section 2.1(m)(iv).

     "Environmental Laws" shall have the meaning set forth in Section 2.1(m).

     "Environmental Report" means a "Phase I Environmental Site Assessment" or a "Phase II Environmental Site Assessment" as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-94, any correspondence from a Governmental Entity identifying Hazardous Substance contamination, or any other similar environmental report.

     "ERISA" shall have the meaning set forth in Section 2.1(p)(i).

     "ERISA Group" shall have the meaning set forth in Section 2.1(p)(i).

     "Event Date" shall have the meaning set forth in Section 8.1.

     "ESAs" shall have the meaning set forth in Section 3.3.

     "Escrow Agent" shall have the meaning set forth in Section 1.11.


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     "Exchange Agent" shall have the meaning set forth in Section 1.8(a).

     "Exchange Fund" shall have the meaning set forth in Section 1.8(a).

     "Existing Fund Partnership Agreements" means the Amended and Restated Certificate and Agreement of Limited Partnership of each of Fund I, Fund IV, Fund VII and Fund VIII, in each case as in effect immediately prior to the Effective Time.

     "Existing Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership (as such agreement may be amended from time to time) of Benchmark in effect immediately prior to the Effective Time.

     "FCC" shall have the meaning set forth in Section 2.1(e).

     "Final Determination" shall have the meaning set forth in Section 1.11(b).

     "Final Order" means an order, action or decision of the FCC (without the inclusion of any material adverse conditions not customarily imposed with respect to such consents) that has not been reversed, stayed, enjoined, annulled or suspended and as to which (a) no timely request for stay, appeal, petition for reconsideration, application for review, or reconsideration by the FCC on its own motion is pending and (b) the time for filing any such request, appeal, petition or application, or for reconsideration by the FCC on its own motion has expired.

     "Financial Statements" shall have the meaning set forth in Section 2.1(f).

     "Fund I" means Benchmark Radio Acquisition Fund I Limited Partnership.

     "Fund I BCF Consideration" shall have the meaning set forth in the definition of Fund I Consideration.

     "Fund I Broadcast Cash Flow" means the aggregate revenues of Fund I and its subsidiaries during 1996 minus the aggregate operating expenses of Fund I and its subsidiaries during 1996, determined in accordance with GAAP, consistently applied, excluding any expenses for (i) depreciation, (ii) amortization, (iii) interest, (iv) income taxes, (v) management fees and expenses payable to Benchmark, and (vi) legal fees and expenses allocable to Fund I incurred in connection with the transactions contemplated by this Agreement and the Other Benchmark Transactions. In calculating Fund I Broadcast Cash Flow, the expense of employee health insurance during 1996 shall be adjusted to reflect the rates in effect under Benchmark's current insurance program which went into effect on October 1, 1996 (which adjustment is expected to increase Fund I Broadcast Cash Flow by approximately $3,105). In addition, in calculating Fund I Broadcast Cash Flow, extraordinary gains and losses (determined in accordance with GAAP), gains and losses on sales of fixed assets and revenues and expenses under trade and barter agreements shall be excluded.

     "Fund I Consideration" means, subject to the adjustments set forth in
Section 1.6(a), (i) Eleven Million Nine Hundred Thousand Dollars ($11,900,000) in cash (the "Fund I BCF Consideration"), (ii) minus the Funded Debt of Fund I paid in accordance with Section 1.8(e), plus

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(iii) the Current Assets of Fund I, minus (iv) the Unfunded Debt of Fund I, minus (v) the Fund I Limited Partner Allocable Portion of the Residual Consideration.

     "Fund I Dissenting Partner Fund" means an amount equal to the portion of the Total Consideration that would have been allocable to the holders of Fund I Dissenting Partnership Interests if such holders had not exercised appraisal rights in the Fund I Merger with respect to such partnership interests under Maryland Law.

     "Fund I Dissenting Partner Reserve" means such amount as the General Partners shall reasonably determine is appropriate to cover any costs, expenses or liabilities that may be incurred with respect to holders of Fund I Dissenting Partnership Interests.

     "Fund I Dissenting Partnership Interests" shall have the meaning assigned to such term in the Fund I Merger Agreement.

     "Fund I Limited Partner Allocable Portion" shall have the meaning set forth in the Fund I Merger Agreement.

     "Fund I Limited Partners" means the limited partners of Fund I.

     "Fund I Merger" means the merger contemplated by the Fund I Merger
Agreement.

     "Fund I Merger Agreement" means that certain Plan and Agreement of Merger, dated as of December 9, 1996 by and among Sub I, Fund I, Benchmark and Benchmark Holdings Co., Inc.

     "Fund I Merger Consideration" shall have the meaning assigned to such term in the Fund I Merger Agreement.

     "Fund I Post-Closing Escrow Deposit" means a deposit of Three Hundred Twenty Seven Thousand Two Hundred Fifty Dollars ($327,250), which shall constitute a portion of the Fund I Consideration deposited in escrow with the Post-Closing Escrow Agent pursuant to the Post-Closing Escrow Agreement and
Section 1.12.

     "Fund III" means Benchmark Radio Acquisition Fund III Limited Partnership.

     "Fund IV" means Benchmark Radio Acquisition Fund IV Limited Partnership.

     "Fund IV BCF Consideration" shall have the meaning set forth in the definition of Fund IV Consideration.

     "Fund IV BCF Stations" means radio stations WCOS(AM), Columbia, South Carolina, WCOS(FM), Columbia, South Carolina, WHKZ(FM), Cayce, South Carolina, WVOC(AM), Columbia, South Carolina and KRMD-AM/FM, Shreveport, Louisiana.

     "Fund IV Broadcast Cash Flow" means the aggregate revenues of the Fund IV BCF Stations during 1996 minus the aggregate operating expenses of the Fund IV BCF Stations during 1996 (regardless of whether such stations were owned by Benchmark or its subsidiaries, or any third


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party, during such time period), determined in accordance with GAAP, consistently applied, excluding any expenses for (i) depreciation, (ii) amortization, (iii) interest, (iv) income taxes, (v) management fees and expenses payable to Benchmark, (vi) total compensation payable to operations manager Gary Barboza in 1996 (having a base salary of $46,000),
(vii) severance payable to Ron Antill (expected to be approximately $7,187), former program director at WCOS, (viii) prepaid television advertisement expenses incurred in 1995 and carried forward to 1996 (approximately $48,825), (ix) compensation paid with respect to John Crenshaw and the Country Heartlines show, which has been reallocated to Fund VII (expected to be approximately $7,000), (x) legal fees and expenses allocable to Fund IV incurred in connection with the transactions contemplated by this Agreement and the Other Benchmark Transactions, (xi) legal fees and expenses incurred in connection with the acquisition of KRMD-FM/AM, Shreveport, Louisiana, (xii) Shreveport Expenses and (xiii) WSCQ Expenses. In calculating Fund IV Broadcast Cash Flow, the expense of employee health insurance during 1996 shall be adjusted to reflect the rates in effect under Benchmark's current insurance program which went into effect on October 1, 1996 (which adjustment is expected to increase Fund IV Broadcast Cash Flow by $7,425), and expenses incurred in connection with Arbitron in the Columbia, South Carolina market shall be adjusted to reflect the expenses in effect under the current Arbitron agreement for the Columbia, South Carolina stations which went into effect on April 1, 1996 (which adjustment is expected to increase Fund IV Broadcast Cash Flow by approximately $7,351). In addition, in calculating Fund IV Broadcast Cash Flow, extraordinary gains and losses (determined in accordance with GAAP), gains and losses on sales of fixed assets and revenues and expenses under trade and barter agreements shall be excluded. In addition, Fund IV Broadcast Cash Flow shall be increased by approximately $68,700 to reflect that KRMD AM/FM will receive rental income from tenants at the stations' studio building at 3109 Alexander Boulevard in Shreveport, Louisiana, will no longer incur studio/office rental expense at such site and will no longer incur billboard rental expenses at the station's AM transmitter site.

     "Fund IV Consideration" means, subject to the adjustments described in
Section 1.6(b) hereof, the sum of (i) Forty Million Eight Hundred Ninety Five Thousand Dollars ($40,895,000) in cash (the "Fund IV BCF Consideration"), (ii) minus the Funded Debt of Fund IV paid in accordance with Section 1.8(e) plus
(iii) the Current Assets of Fund IV minus (iv) the Unfunded Debt of Fund IV plus (v) the WSCQ Expenses and the Shreveport Expenses, minus (vi) the Fund IV Limited Partner Allocable Portion of the Residual Consideration.

     "Fund IV Dissenting Partner Fund" means such amount equal the portion of the Total Consideration that would have been allocable to the holders of Fund IV Dissenting Partnership Interests if such holders had not exercised appraisal rights in the Fund IV Merger with respect to such partnership interests under Maryland Law.

     "Fund IV Dissenting Partner Reserve" means such amount as the General Partners shall reasonably determine is appropriate to cover any costs, expenses or liabilities that may be incurred with respect to holders of Fund IV Dissenting Partnership Interests.

     "Fund IV Dissenting Partnership Interests" shall have the meaning assigned to such term in the Fund IV Merger Agreement.


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

     "Fund IV Expenses" means all expenses and costs incurred by Fund IV prior to the Closing Date in connection with the move, rebuilding and repair of the WSCQ-FM studios and offices.

     "Fund IV Limited Partner Allocable Portion" shall have the meaning set forth in the Fund IV Merger Agreement.

     "Fund IV Limited Partners" means the limited partners of Fund IV.

     "Fund IV Loan" means amounts borrowed under the Fund IV Loan Agreement.

     "Fund IV Loan Agreement" means that certain Credit Agreement (Fund IV) to be entered into between Fund IV and Parent in accordance with the terms of the side letter relating to such loan dated the date hereof between Parent and Benchmark.

     "Fund IV Merger" means the merger contemplated by the Fund IV Merger Agreement.

     "Fund IV Merger Agreement" means that certain Plan and Agreement of Merger, dated as of December 9, 1996 by and among Sub IV, Fund IV, Benchmark and Benchmark Holdings Co., Inc.

     "Fund IV Merger Consideration" shall have the meaning assigned to such term in the Fund IV Merger Agreement.

     "Fund IV Post-Closing Escrow Deposit" means a deposit of One Million One Hundred Twenty Four Thousand Six Hundred Dollars ($1,124,600), which shall constitute a portion of the Fund IV Consideration, deposited in escrow with the Post-Closing Escrow Agent pursuant to the Post-Closing Escrow Agreement and Section 1.12..

     "Fund VII" means Benchmark Radio Acquisition Fund VII Limited
Partnership..

     "Fund VII Consideration" means, subject to the adjustments described in
Section 1.6(c) hereof, the sum of (i) Twenty Five Million Dollars ($25,000,000) in cash minus, (ii) amounts drawn under the Fund VII Loan and accrued and unpaid interest thereon, provided, that for purposes of this definition, interest shall be deemed to have accrued on the Fund VII Loan from the date of funding of the Fund VII Loan to the Closing Date at an annual rate equal to the Pass Through Rate (as defined in the Fund VII Loan Agreement), (iii) minus the Funded Debt of Fund VII paid in accordance with Section 1.8(e), plus (iv) the Current Assets of Fund VII minus (v) the Unfunded Debt of Fund VII, minus (vi) the Fund VII Limited Partner Allocable Portion of the Residual Consideration.

     "Fund VII Dissenting Partner Fund" means an amount equal to the portion of the Total Consideration that would have been allocable to the holders of Fund VII Dissenting Partnership Interests if such holders had not exercised appraisal rights in the Fund VII Merger with respect to such partnership interests under Maryland Law.

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



     "Fund VII Dissenting Partner Reserve" means such amount as the General Partners shall reasonably determine is appropriate to cover any costs, expenses or liabilities that may be incurred with respect to holders of Fund VII Dissenting Partnership Interests.

     "Fund VII Dissenting Partnership Interests" shall have the meaning assigned to such term in the Fund VII Merger Agreement.

     "Fund VII Limited Partner Allocable Portion" shall have the meaning set forth in the Fund VII Merger Agreement.

     "Fund VII Limited Partners" means the limited partners of Fund VII.

     "Fund VII Loan" means amounts borrowed by Fund VII under the Fund VII Loan Agreement.

     "Fund VII Loan Agreement" means that certain Credit Agreement (Fund VII) dated the date hereof between Fund VII and Parent.

     "Fund VII Merger" means the merger contemplated by the Fund VII Merger Agreement.

     "Fund VII Merger Agreement" means that certain Plan and Agreement of Merger, dated as of December 9, 1996 by and among Sub VII, Fund VII, Benchmark and Benchmark Holdings Co., Inc.

     "Fund VII Merger Consideration" shall have the meaning assigned to such term in the Fund VII Merger Agreement.

     "Fund VII Post-Closing Escrow Deposit" means a deposit of Six Hundred Eighty Seven Thousand Five Hundred Dollars ($687,500), which shall constitute a portion of the Fund VII Consideration, deposited in escrow with the Post-Closing Escrow Agent pursuant to the Post-Closing Escrow Agreement and
Section 1.12.

     "Fund VIII" means Benchmark Radio Acquisition Fund VIII Limited
Partnership.

     "Fund VIII BCF Calculation" shall have the meaning set forth in the definition of Fund VIII Broadcast Cash Flow.

     "Fund VIII BCF Consideration" shall have the meaning set forth in the definition of Fund VIII Consideration.

     "Fund VIII Broadcast Cash Flow" means the aggregate revenues of Fund VIII and its subsidiaries (excluding any revenues with respect to WROV-AM/FM serving Roanoke, Virginia) during 1996 minus the aggregate operating expenses of Fund VIII and its subsidiaries (excluding any expenses with respect to WROV-AM/FM serving Roanoke, Virginia) during 1996, determined in accordance with GAAP, consistently applied, excluding any expenses for (i) depreciation, (ii) amortization, (iii) interest, (iv) income taxes, (v) management fees and expenses payable to

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


Benchmark, (vi) total compensation of disc jockey Steve Stroud in 1996 (having a base salary of $17,566), (vii) total compensation payable to Debbie Motley in 1996 (having a base salary of $16,369), (viii) total compensation payable to local sales manager Jim Colston in 1996 (expected to be approximately $8,000),
(ix) total compensation of engineer Jeff Parker charged to WYYD (expected to be approximately $3,840), (x) total compensation of business manager Hazel Bryant charged to WYYD (approximately $13,800), (xi) compensation paid with respect to John Crenshaw and the Country Heartlines show charged to WYYD (expected to be approximately $19,750) and (xii) legal fees and expenses allocable to Fund VIII incurred in connection with the transactions contemplated by this Agreement and the Other Benchmark Transactions, (xiii) legal fees and expenses incurred in connection with new offices and studios in the Winchester, Virginia market and
(xiv) legal fees and expenses relating to the operation and acquisition of WLNI. In calculating Fund VIII Broadcast Cash Flow, the expense of employee health insurance during 1996 shall be adjusted to reflect the rates in effect under Benchmark's current insurance program which went into effect on October 1, 1996 (which adjustment is expected to increase Fund VIII Broadcast Cash Flow by approximately $8,910), and the expense of the Winchester, Virginia operations relating to the compensation of engineer Jeff Parker shall be adjusted to reflect that the Winchester, Virginia operations will pay one-third (rather than 100%) of the total compensation for his services as regional engineer on a going-forward basis (which adjustment is expected to increase Fund VIII Broadcast Cash Flow by approximately $12,329). In addition, in calculating Fund VIII Broadcast Cash Flow, extraordinary gains and losses (determined in accordance with GAAP), gains and losses on sales of fixed assets and revenues and expenses under trade agreements shall be excluded.

     "Fund VIII Consideration" means, subject to the adjustments described in
Section 1.6(d) hereof, the sum of (i) Twenty Nine Million Four Hundred Seventy Seven Thousand Five Hundred Dollars ($29,477,500) in cash (the "Fund VIII BCF Consideration"), (ii) minus the Funded Debt of Fund VIII paid pursuant to
Section 1.8(e) plus (iii) the Current Assets of Fund VIII minus

(iv) the Unfunded Debt of Fund VIII, minus the Fund VIII Limited Partner Allocable Portion of the Residual Consideration.

     "Fund VIII Dissenting Partner Fund" means an amount equal to the portion of the Total Consideration that would have been allocable to the holders of Fund VIII Dissenting Partnership Interests if such holders had not exercised appraisal rights in the Fund VIII Merger with respect to such partnership interests under Maryland Law.

     "Fund VIII Dissenting Partner Reserve" means such amount as the General Partners shall reasonably determine is appropriate to cover any costs, expenses or liabilities that may be incurred with respect to holders of Fund VIII Dissenting Partnership Interests.

     "Fund VIII Dissenting Partnership Interests" shall have the meaning assigned to such term in the Fund VIII Merger Agreement.

     "Fund VIII Expenses" means all expenses and costs incurred with respect to the new offices and studios for the Winchester operations and all expenses and costs relating to the operation and, if applicable, acquisition of WLNI.

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



     "Fund VIII Limited Partner Allocable Portion" shall have the meaning set forth in the Fund VIII Merger Agreement.

     "Fund VIII Limited Partners" means the limited partners of Fund VIII.

     "Fund VIII Loan" means amounts borrowed by Fund VIII under the Fund VIII Loan Agreement.

     Fund VIII Loan Agreement" means that certain Credit Agreement (Fund VIII) to be entered into between Fund VIII and Parent in accordance with the terms of the side letter dated the date hereof relating to such loan between Parent and Benchmark.

     "Fund VIII Merger" means the merger contemplated by the Fund VIII Merger Agreement.

     "Fund VIII Merger Agreement" means that certain Plan and Agreement of Merger, dated as of December 9, 1996 by and among Sub VIII, Fund VIII, Benchmark and Benchmark Holdings Co., Inc.

     "Fund VIII Merger Consideration" shall have the meaning assigned to such term in the Fund VIII Merger Agreement.

     "Fund VIII Post-Closing Escrow Deposit" means a deposit of Eight Hundred Ten Thousand Six Hundred Dollars ($810,600) which shall constitute a portion of the Fund VIII Consideration, deposited in escrow with the Post-Closing Escrow Agent pursuant to the Post-Closing Escrow Agreement and Section 1.12.

     "Fund IX" means Benchmark Radio Acquisition Fund IX Limited Partnership..

     "Fund X" means Benchmark Radio Acquisition Fund X Limited Partnership..

     "Fund XI" means Benchmark Radio Acquisition Fund XI Limited Partnership..

     "Fund Employee Benefit Plans" shall have the meaning set forth in Section 2.3(p).

     "Fund ERISA Group" shall have the meaning set forth in Section 2.3(p).

     "Fund Limited Partners" shall have the meaning set forth in the Recitals.

     "Fund Limited Partnership Interests" means the Fund I Limited Partnership Interests, Fund IV Limited Partnership Interests, Fund VII Limited Partnership Interests and Fund VIII Limited Partnership Interests (in each case, as defined in the Other Benchmark Merger Agreements).

     "Fund Pension Plan" shall have the meaning set forth in Section 2.3(p).

     "Fund Stations" shall have the meaning set forth in Section 2.3(g).

     "Fund Station License" shall have the meaning set forth in Section 2.3(g).

     "Funded Debt, with respect to a Person, means, without duplication, (i) all obligations of such Person and its subsidiaries for borrowed money, including, without limitation, all obligations for accrued and unpaid interest thereon and any pre-payment premiums or penalties (and associated expenses) with respect thereto, (ii) any capitalized lease obligations of such Person or any of its subsidiaries, (iii) all obligations of such Person or its subsidiaries for the payment of brokerage, legal, accounting, advisory and other similar fees and expenses (excluding the Alex. Brown Fee) arising in connection with the transactions contemplated hereby, (iv) any obligation of such Person or its subsidiaries under equity participation agreements or any similar appreciation or phantom equity plans or rights (including without limitation, amounts due to Chris Walus in connection with the consummation of the Merger, as described in Schedule 2.1(o)) and (v) any amounts due by such Person or its subsidiaries (including to the manager or general partner of such Person) for unpaid advances and unpaid management fees and expenses. Obligations of Benchmark under the letter agreement dated December 9, 1996 by and among Benchmark, Bruce R. Spector, Joseph L. Mathias IV, Venhill Limited Partnership and certain other parties shall be considered Funded Debt of Benchmark. For purposes of this definition, obligations of Benchmark (if any), Fund IV, Fund VII and Fund VIII under the Fund IV Loan Agreement , the Fund VII Loan Agreement or the Fund VIII Loan Agreement shall not be considered Funded Debt of Benchmark, Fund IV, Fund VII or Fund VIII, and obligations of Benchmark under the Parent Funded Debt Loan and the Parent Merger Loan shall not be considered Funded Debt of Benchmark.

     "Funded Debt Notice" shall have the meaning set forth in Section 1.8(d).

     "Funded Debt Payoff" shall have the meaning set forth in Section 1.8(d).

     "Funds" means Fund I, Fund IV, Fund VII, Fund VIII and the New Funds.

     "GAAP" means United States generally accepted accounting principles.

     "General Partner Related Party" shall mean (A) the estate or any legatee, heir or distributee upon death of a General Partner; (B) the spouse of any General Partner; (C) any parent or grandparent and any lineal descendant (including any adopted child) of any parent or grandparent of a General Partner or of such General Partner's spouse; (D) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any executor, administrator, conservator or other legal representative of, a General Partner or any General Partner Related Party; (E) the trustee of a trust (including a voting trust), and any savings or retirement account, such as an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of such General Partner and/or any General Partner Related Party (or Parties), including any trust in respect of which such General Partner Related Party or any General Partner Related Party has any general or special testamentary power of appointment or general or special non-testamentary power of appointment limited to any General Partner Related Party (or Parties) thereof; (F) any organization contributions to which are deductible for federal income, estate or gift tax purposes established by such General Partner and/or any General Partner Related Party (or Parties); and (G) any corporation, partnership or other business entity if all the beneficial ownership thereof is held by a General Partner and/or any General Partner Related Party (or Parties).

     "General Partners" means each of the general partners of Benchmark.

     "General Partnership Interests" means the Partnership Interests of the General Partners.

     "Governmental Entity" shall have the meaning set forth in Section 2.1(e).

     "Hazardous Substances" shall have the meaning set forth in Section 2.1(m)(iv).

     "Holdback Funds" means the Post-Closing Escrow Deposits, the Reserve Funds, the Dissenting Partner Funds and the Dissenting Partner Reserves.

     "HSR Act" shall have the meaning set forth in Section 2.1(e).

     "Indemnified Costs" shall have the meaning set forth in Section
10.1(b)(i).

     "Indemnified Parties" shall have the meaning set forth in Section 10.1.

     "Indemnifying Party" shall have the meaning set forth in Section 10.1.

     "Initial Closing Balance Sheet" shall have the meaning set forth in section 1.6(f).

     "Initial Closing Certificate" shall have the meaning set forth in Section 1.6(g).

     "Initial Net Current Assets", with respect to a Person, shall be equal to the difference of Current Assets (as reflected on the Initial Closing Certificate) minus Unfunded Debt of such Person (as reflected on the Initial Closing Certificate).

     "Intellectual Rights" shall have the meaning set forth in Section 2.1(q).

     "Intentional Benchmark Default" means (i) an intentional or willful act voluntarily taken by Benchmark, the General Partners or the Funds that gives rise to a right of Mergeco to terminate this Agreement (other than pursuant to Section 9.1(c)(v)), the purpose of which act is to materially breach the terms of this Agreement and to induce Mergeco to exercise its termination rights under this Agreement, (ii) a material breach by Benchmark, the General Partners or the Funds of a covenant to this Agreement, which breach is (a) capable of being cured within the Cure Period with commercially reasonable efforts and (b) not cured within such Cure Period (which Cure Period shall commence upon receipt by Benchmark of written notice of such breach from Mergeco), (iii) a material breach by Benchmark, the General Partners or the Funds of a covenant to this Agreement, which breach (a) is not capable of being cured within the Cure Period with commercially reasonable efforts and (b) would reasonably be expected to result in a Material Adverse Effect, or (iv) prior to the termination of this Agreement, the withdrawal by the General Partners or Benchmark of their recommendations of this Agreement or any Other Benchmark Merger Agreement under circumstances not permitted by this Agreement. For purposes of clause (iii) of this definition, a Material Adverse Effect shall be deemed to include any material adverse effect that would result in damages to the Surviving Partnership or its subsidiaries in excess of the Material Adverse Effect Threshold.

     "Interest Letter of Credit" shall have the meaning set forth in Section
1.11.

     "Jackson Acquisition Expenses" means all expenses incurred by Benchmark or Fund X in connection with the acquisition of the Jackson Stations other than
(i) expenses incurred on or prior to the execution date of the Jackson Agreement or (ii) brokerage fees relating to the acquisition of the Jackson Stations.

     "Jackson Attributable Liquidated Damages" shall have the meaning assigned to such term as Section 9.3(c).

     "Jackson Agreement" means that certain Purchase Agreement by and between CLG Media of Jackson, Inc. (as Seller), Benchmark Radio Acquisition Fund X Limited Partnership (as Buyer) and Chrysler Capital Corporation (as Seller Guarantor) dated as of September 9, 1996.

     "Jackson Broadcast Cash Flow" means the aggregate revenues of the Jackson Stations during 1996 minus the aggregate operating expenses of the Jackson Stations during 1996 (regardless of whether such stations were owned by Benchmark or its subsidiaries, or any third parties, during such period of time), determined in accordance with GAAP, consistently applied, excluding any expenses for (i) depreciation, (ii) amortization, (iii) interest, (iv) income taxes, (v) management and corporate fees and expenses incurred by the Jackson Stations prior to the date of acquisition of such stations by Fund X, (vi) legal fees and other expenses incurred by the seller of the Jackson Stations in connection with the Jackson Agreement and the transactions contemplated thereby, and (vii) legal fees and expenses allocable to Benchmark incurred in connection with the transactions contemplated by this Agreement, the Other Benchmark Transactions and the Jackson Agreement.

     "Jackson Consideration" means an amount equal to the sum of (i) Fourteen Million Nine Hundred Ninety Seven Thousand Five Hundred Dollars ($14,997,500), plus (ii) expenses relating to the acquisition of the Jackson Stations incurred by Benchmark or Fund X prior to the execution of the Jackson Agreement, plus
(iii) any brokerage fee paid by Benchmark or Fund X relating to the acquisition of the Jackson Stations.

     "Jackson Loan" means amounts borrowed by Fund X under the Jackson Loan Agreement.

     "Jackson Loan Agreement" means that certain Credit Agreement (Jackson) dated the date hereof between Fund X and Parent.

     "Jackson Stations" means WJMI-FM, WKXI(AM), WOAD-AM, Jackson, Mississippi, and WKXI(FM), Magee, Mississippi.

     "Leased Real Property" shall have the meaning set forth in Section 2.1(j).

     "Letter of Credit" shall have the meaning set forth in Section 1.11.

     "License Agreement" means the License Agreement substantially in the form of Exhibit 9 hereto.

     "Liens" shall have the meaning set forth in Section 2.1(l).

     "Limited Partners" shall have the meaning set forth in the Recitals.

     "Limited Partners" means each of the limited partners of Benchmark.

     "Limited Partner Percentage" shall have the meaning set forth in Section 2.3(s).

     "Limited Partnership Interests" means the Partnership Interests of the Limited Partners.

     "Loan Agreements" means the Jackson Loan Agreement, the Statesville Loan Agreement, the Montgomery Loan Agreement, the Fund IV Loan Agreement, the Fund VII Loan Agreement and the Fund VIII Loan Agreement.

     "Maryland Law" shall have the meaning set forth in the Recitals.

     "Material Adverse Effect" shall mean (i) with respect to Benchmark and its subsidiaries, a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities (other than liabilities that will be repaid in the Funded Debt Payoff or which will be reflected on the Closing Balance Sheet and result in a corresponding adjustment to the Total Consideration pursuant to this Agreement) of Benchmark and its subsidiaries taken as a whole and (ii) with respect to the Surviving Partnership, a material adverse effect or the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities (other than liabilities that will be repaid in the Funded Debt Payoff or which will be reflected on the Closing Balance Sheet and result in a corresponding adjustment to the Total Consideration pursuant to this Agreement) of the Surviving Partnership and its subsidiaries taken as whole; provided, in each case, that effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, or regulatory) that adversely affect generally the markets where any of the Stations are operated or affect generally the broadcasting business, or adversely affect a broad group of industries generally shall not constitute a Material Adverse Effect.

     "Material Adverse Effect Threshold" shall mean an amount equal to the sum of Four Million Five Hundred Thousand Dollars ($4,500,000) plus any amounts by which Benchmark or its subsidiaries supplement the Post-Closing Escrow Deposits pursuant to Section 1.12 after the date hereof.

     "Mathias Employment Agreement" means an employment agreement to be entered into at Closing in the form of Exhibit 10 hereto between Joseph L. Mathias IV and the Surviving Partnership.

     "Mergeco" means Benchmark Acquisition, Inc.

     "Mergeco Affiliated Businesses" shall have the meaning set forth in
Section 2.2e.


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



     "Mergeco Common Stock" shall have the meaning set forth in Section 1.5(c).

     "Merger" shall have the meaning set forth in the Recitals.

     "Merger Consideration" means, with respect to a holder of a Converted Partnership Interest, the portion of the Total Consideration that such holder of a Converted Partnership Interest would have been entitled to receive (as calculated by the General Partners) pursuant to the Existing Partnership Agreement in the event: (i) the Benchmark Consideration, the Fund I Consideration, the Fund IV Consideration, the Fund VII Consideration and the Fund VIII Consideration had been received by Benchmark, Fund I, Fund IV, Fund VII and Fund VIII, respectively, in a Sale (as defined in the Existing Partnership Agreement or the applicable Existing Fund Partnership Agreement) of all of the assets and liabilities of Benchmark, Fund I, Fund IV, Fund VII, and Fund VIII, respectively, and (ii) Benchmark, Fund I, Fund IV, Fund VII and Fund VIII had been liquidated immediately subsequent to such Sale, in each case, without making a positive capital account adjustment for the contribution by Benchmark to the capital of Fund I, Fund IV, Fund VII, Fund VIII, Sub I, Sub IV, Sub VII or Sub VIII, as applicable of the proceeds of the Parent Funded Debt Loan or the Parent Merger Loan, as applicable. After the Closing, the aggregate Merger Consideration payable to holders of Converted Partnership Interests shall be (i) increased by the amount (if any) of the Benchmark Allocable Portions of the Dissenting Partner Funds not expended in connection with claims of holders of Dissenting Partnership Interests and (ii) decreased by the amount (if any) of the Benchmark Allocable Portion of the Dissenting Partner Reserves expended in connection with claims of holders of Dissenting Partnership Interests made in accordance with Maryland Law.

     "Minimum Damage Amount" shall have the meaning set forth in Section
10.1(f).

     "Montgomery Acquisition Expenses" means all expenses incurred by Benchmark or Fund XI in connection with the acquisition of the Montgomery Stations other than any such expenses incurred on or before the execution date of the Montgomery Agreement. Montgomery Acquisition Expenses shall include, without limitation, all amounts payable, not to exceed One Million Nine
Hundred Thousand Dollars ($1,900,000), under the Montgomery Agreement in connection with the acquisition of WDHT(FM), Luverne, Alabama.

     "Montgomery Agreement" means that certain Purchase Agreement by and between Capital Communications (as Seller), Benchmark Radio Acquisition Fund XI Limited Partnership (as Buyer) and Ronald Eubanks (as Guarantor) dated November 4, 1996.

     "Montgomery Attributable Liquidated Damages" shall have the meaning assigned to such term in Section 9.3(b).

     "Montgomery Broadcast Cash Flow" means Broadcast Cash Flow (as such term is defined in the Montgomery Agreement).

     "Montgomery Consideration" means an amount equal (i) the product of ten
(10) multiplied by Montgomery Broadcast Cash Flow, plus (ii) expenses relating to the acquisition of the Montgomery Stations incurred by Benchmark or Fund XI prior to the execution of the Montgomery

Agreement, plus (iii) any brokerage fee paid by Benchmark or Fund XI relating to the acquisition of the Montgomery Stations.

     "Montgomery Loan" means amounts borrowed by Fund XI under the Montgomery Loan Agreement.

     "Montgomery Loan Agreement" means that certain Credit Agreement (Montgomery) dated the date hereof between Fund XI and Parent.

     "Montgomery Stations" means WZHT-FM, Troy, Alabama, WMCZ-FM, Millbrook, Alabama and WDHT-FM, Luverne, Alabama.

     "NPL" shall have the meaning set forth in Section 2.1(m)(vi).

     "New Funds" means Fund IX, Fund X and Fund XI.

     "New Shreveport Station" means the new FM station serving Shreveport, Louisiana on Channel 275C2.

     "Norfolk Contracts" means (i) the Purchase Agreement dated May 13, 1996 among Benchmark Radio Acquisition Fund IV Limited Partnership, WKOC License Limited Partnership, and Sinclair Telecable d/b/a Sinclair Communications and
(ii) the Purchase Agreement dated as of May 20, 1996 between Benchmark Radio Acquisition Fund IV Limited Partnership and Susquehanna Radio Corp.

     "Notice Period" shall have the meaning set forth in Section 10.1.

     "Other Benchmark Mergers" means the mergers contemplated by the Other Benchmark Merger Agreements.

     "Other Benchmark Merger Agreements" means the Fund I Merger Agreement, the Fund IV Merger Agreement, the Fund VII Merger Agreement and the Fund VIII Merger Agreement.

     "Other Benchmark Transactions" means (i) each of the Other Benchmark Mergers, (ii) the Stock Purchase Agreements, (iii) the Limited Partnership Interests Purchase Agreement, (iv) the Parent-Radioco III, Inc. Merger Agreement, (v) the New Fund Assignments of Partnership and (vi) the Guaranty Agreement (Individuals) of Bruce R. Spector and Joseph L. Mathias IV in favor of Mergeco dated the date hereof.

     "Owned Real Property" shall have the meaning set forth in Section 2.1(j).

     "Parent" shall mean BCR Holding, Inc.

     "Parent Funded Debt Loan" means a loan to Benchmark from Parent evidenced by a promissory note in an amount equal to (i) the Funded Debt of Benchmark, plus (ii) the Funded Debt of Fund I, plus (iii) the Funded Debt of Fund IV, plus (iv) the Funded Debt of Fund VII, plus (v) the Funded Debt of Fund VIII.

     "Parent Merger Loan" means a loan to Benchmark from Parent evidenced by a promissory note in an amount equal to the sum of (i) the aggregate Fund I Merger Consideration to be paid to holders of Fund I Converted Partnership Interests in the Fund I Merger plus (ii) the aggregate Fund IV Merger Consideration to be paid to holders of Fund IV Converted Partnership Interests in the Fund IV Merger plus (iii) the aggregate Fund VII Merger Consideration to be paid to holders of Fund VII Converted Partnership Interests in the Fund VII Merger plus (iv) the aggregate Fund VIII Merger Consideration to be paid to holders of Fund VIII Converted Partnership Interests in the Fund VIII Merger plus (v) the amount of Dissenting Partner Funds (other than the Benchmark Dissenting Partner Fund).

     "Parent-Radioco III, Inc. Merger Agreement" means that certain Agreement and Plan of Merger dated December 9, 1996 by and among BCR Holding, Inc., Radioco III, Inc. and Joseph L. Mathias IV.

     "Partner Representatives" shall have the meaning set forth in Section
1.12.

     "Partners" means, collectively, the General Partners and the Limited Partners.

     "Partnership Interest" means, with respect to a Partner, the entire percentage ownership interest of such Partner in Benchmark as set forth on the books and records of Benchmark (which may be segmented into and/or expressed as a percentage of various rights and/or liabilities), including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in the Existing Partnership Agreement and under Maryland Law, together with the obligations of such Partner to comply with all the terms and provisions of the Existing Partnership Agreement and under Maryland Law.

     "Pass Through Rate" shall have the meaning assigned to such term in the Loan Agreements.

     "Pension Plan" shall have the meaning set forth in Section 2.1(p).

     "Permits" shall have the meaning set forth in Section 2.1(m)(iii).

     "Permitted Liens" shall have the meaning set forth in Section 2.1(1).

     "Person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other legal entity or government, political subdivision, agency or instrumentality of a government.

     "Post-Closing Escrow Agreement" shall have the meaning set forth in
Section 1.12(a).

     "Post-Closing Escrow Deposits" means the Fund I Post-Closing Escrow Deposit, the Fund IV Post-Closing Escrow Deposit, the Fund VII Post-Closing Escrow Deposit, the Fund VIII Post-Closing Escrow Deposit, and, in each case, any supplemental deposits to such Post-Closing Escrow Deposits made pursuant to
Section 1.12.

     "Pre-Closing Escrow Agreement" shall have the meaning set forth in Section 1.11.

     "Pre-Closing, Escrow Deposit" shall have the meaning set forth in Section 1.11.

     "Referee" shall have the meaning set forth in Section 1.6(i).

     "Release" means a release in the form of Exhibit 11 hereto.

     "Releasing Parties" shall have the meaning set forth in Section 9.3(a).

     "Released Parties" shall have the meaning set forth in Section 9.3.

     "Required Remediation" means any response or remedial action required to be performed by the Surviving Partnership Indemnified Parties under any applicable Environmental Law that is (i) related to any release of Hazardous Substances in connection with any activity occurring on the Owned Real Property or the Leased Real Property owned or leased by the applicable Fund (including any off-site release resulting from any such activity) and (ii) identified in an Environmental Report as being so required

     "Reserve Fund Escrow Deposit" shall have the meaning set forth in Section 1.13.

     "Reserve Funds" means the reserve funds of each of Benchmark, Fund I, Fund IV, Fund VII and Fund VIII, equaling 75,000 for Fund I, $175,000 for Fund IV, $75,000 for Fund VII, $175,000 for Fund VIII and $50,000 for Benchmark, which funds shall be deposited in escrow with the Post-Closing Escrow Agent and distributed as set forth in Section 1.13. The reserve funds shall constitute a portion of the Benchmark Consideration, the Fund I Consideration, the Fund IV Consideration, the Fund VII Consideration and the Fund VIII Consideration, as applicable.

     "Residual Consideration means an amount equal to the amount of the Alex. Brown Fee minus Two Hundred Fifty Five Thousand Dollars ($255,000) plus the amount of interest that would have accrued beginning on the date hereof on a loan of One Hundred Thousand Dollars ($100,000) at the Pass Through Rate (as defined in the Loan Agreements).

     "Richmond Contracts" means the Asset Purchase Agreement dated as of May 31, 1996 by and between Benchmark Radio Acquisition Fund III Limited Partnership, WVGO License Limited Partnership, WDCK License Limited Partnership and ABS Communications Incorporated.

     "Rules of Arbitration" shall have the meaning set forth in Section
10.19(b).

     "Sellers" shall have the meaning set forth in Section 1.11(a).

     "Sellers' Representative" shall have the meaning set forth in Section
1.11.

     "Selling Stockholders" means the holders of the capital stock of Radioco I, Inc., Radioco II, Inc. and Radioco III, Inc.

     "Shreveport Expenses" means all expenses and costs incurred by Fund IV prior to the date of closing, in connection with the acquisition, construction, development and operation of the New Shreveport Station (including, without limitation, all payments made by Fund IV pursuant to the Shreveport Master Agreement, professional fees, pre-acquisition costs, taxes, filing fees, due diligence costs, moving expenses and other reasonable costs), plus all operating losses of Fund IV associated with the New Shreveport Station commencing with the date that Fund IV begins to provide programming to such new station pursuant to a time brokerage arrangement.

     "Shreveport Master Agreement" means the Agreement dated September 19, 1996 by and among Fund IV, Port City Communications, L.P., Caddo Broadcasting Limited Partnership, Innovative Women's Media Association, NTW, Inc. and Larry English.

     "Statesville Acquisition Expenses" means all expenses incurred by Benchmark or Fund IX in connection with the acquisition of the Statesville Stations other than any such expenses incurred on or before the execution date of the Statesville Agreement.

     "Statesville Agreement" means that certain Purchase Agreement by and between Adventure Communications, Inc. (as Seller), Benchmark Radio Acquisition Fund IX Limited Partnership (as Buyer), Michael R. Shott (as Seller Guarantor) and Benchmark Communications Radio Limited Partnership (as Buyer Guarantor) dated as of May 1, 1996.

     "Statesville Attributable Liquidated Damages" shall have the meaning assigned to such term in Section 9.3(c).

     "Statesville Broadcast Cash Flow" means the aggregate revenues of the Statesville Stations during 1996 minus the aggregate operating expenses of the Statesville Stations during 1996 (regardless of whether such stations were owned by Benchmark or its subsidiaries, or any third parties, during such period of time), determined in accordance with GAAP, consistently applied, excluding any expenses for (i) depreciation, (ii) amortization, (iii) interest,
(iv) income taxes, (v) management fees and expenses paid to Adventure Communications or its affiliates and (vi) reimbursements to Adventure Communications for travel and meal expenses (expected to be approximately $1,161 at September 30, 1996), (vi) litigation expenses relating to the WFMX tower and guy wire lease (expected to be approximately $5,063 at September 30, 1996) and (vii) legal fees and other expenses of the seller of the Statesville Stations incurred in connection with the Statesville Agreement and the transactions contemplated thereby and (vi) legal fees and expenses allocable to Benchmark or Fund IX incurred in connection with the transactions contemplated by this Agreement and consummation of the transactions contemplated by the Statesville Agreement.

     "Statesville Consideration" means an amount equal (i) Nine Million Six Hundred Thousand Dollars ($9,600,000), plus (ii) expenses relating to the acquisition of the Statesville Stations incurred by Benchmark or Fund IX prior to the execution of the Statesville Agreement plus (iii) any brokerage fees paid by Benchmark or Fund IX relating to the acquisition of the Statesville Stations.

     "Statesville Loan" means amounts borrowed by Fund IX under the Statesville Loan Agreement.

     "Statesville Loan Agreement" means that certain Credit Agreement (Statesville) dated the date hereof between Fund XI and Parent.

     "Statesville Stations" means WSIC(AM) and WFMX-FM, serving Statesville, North Carolina.

     "Station Event" shall have the meaning set forth in Section 8.1.

     "Station Licenses" shall have the meaning set forth in Section 2.1(g)(ii).

     "Station Management" shall have the meaning set forth in Section 3.1(b).

     "Stations" means the radio broadcast stations operated by Benchmark and its subsidiaries on the date hereof and, upon consummation of the acquisition of any additional stations after the date hereof shall include such additional stations.

     "Stock Purchase Agreements" means that certain Stock Purchase Agreement dated December 9, 1996 by and among Parent, Home Run Radio Limited Partnership and Radioco I, Inc. and that certain Stock Purchase Agreement dated December 9, 1996 by and among Parent, Grand Slam Radio Limited Partnership and Radioco II, Inc.

     "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) is the direct or indirect general partner or owns or has rights to acquire, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of, or are themselves, the board of directors, general partners or other governing body of such corporation, partnership or other legal entity. Unless indicated to the contrary in this Agreement, for purposes of this Agreement, Fund I, Fund IV, Fund VII, Fund VIII, Fund IX, Fund X and Fund XI and their direct or indirect subsidiaries shall be considered subsidiaries of Benchmark, and Fund III and its subsidiaries shall be deemed not to be subsidiaries of Benchmark.

     "Sub I" shall have the meaning set forth in the Recitals.

     "Sub IV" shall have the meaning set forth in the Recitals.

     "Sub VII" shall have the meaning set forth in the Recitals.

     "Sub VIII" shall have the meaning set forth in the Recitals.

     "Surviving Partnership" shall have the meaning set forth in Section 1.1.

     "Surviving Partnership Indemnified Parties" shall have the meaning set forth in Section 10.1(b).

     "Tax Returns" shall have the meaning set forth in Section 2.1(n).

     "third-party action" shall have the meaning set forth in Section 10.1(d).

     "Total Consideration" means, subject to the adjustments described in
Section 1.6 hereof, (i) the sum of the Fund I Consideration, the Fund IV Consideration, the Fund VII Consideration, the Fund VIII Consideration and the Benchmark Consideration minus the Residual Consideration.

     "Trading Event" shall have the meaning set forth in Section 8.1.

     "Transaction Documents" shall have the meaning set forth in Section
2.1(d).

     "Unfunded Debt" of a Person means the aggregate current liabilities (other than any liabilities attributable to Funded Debt and any liabilities of such Person under trade or barter agreements to which such Person is a party) and the aggregate principal amount of indebtedness (including any pre-payment premiums or penalties) of such Person and its subsidiaries that remains unpaid as of 11:59 p.m. on the day immediately preceding the Closing Date (but giving effect to the Funded Debt Payoff pursuant to Section 1.8(e)). For purposes of this definition, obligations of Fund IV, Fund VII or Fund VIII under the Fund IV Loan, the Fund VII Loan and the Fund VIII Loan shall not be considered Unfunded Debt of Fund IV, Fund VIII or Benchmark, and obligations of Benchmark under the Parent Funded Debt Loan or the Parent Merger Loan shall not be considered Unfunded Debt of Benchmark.

     "Unlimited Claims" shall have the meaning set forth in Section 10.1.

     "Voting Debt" shall have the meaning set forth in Section 2.1(c).

     "WSCQ Expenses" means all expenses incurred by Fund IV to the date of Closing in connection with the acquisition of WSCQ-FM, Columbia, South Carolina (including, without limitation, professional fees, preacquisition costs, taxes, filing fees, due diligence costs, moving expenses and other reasonable costs, but excluding the purchase price for the capital stock of Congaree Broadcasters, Inc.) plus all operating losses associated with WSCQ-FM incurred by Fund IV after the date of acquisition.

     IN WITNESS WHEREOF, Mergeco, Benchmark, Fund I, Fund IV, Fund VII, Fund VIII, Partner Representatives and the General Partners, the Selling Stockholders, Parent and Capstar have caused this Agreement to be signed, all as of the date first written above.

                             MERGECO:

                             BENCHMARK ACQUISITION, INC.



                             --------------------------------------------------
                             By:
                                 ----------------------------------------------
                             Its:
                                 ----------------------------------------------

                             BENCHMARK:

                             BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                             By:
                                 ----------------------------------------------
                             Its:
                                 ----------------------------------------------

                             FUND I:

                             BENCHMARK RADIO ACQUISITION FUND I LIMITED
                             PARTNERSHIP

                             By: BENCHMARK COMMUNICATIONS RADIO LIMITED
                             PARTNERSHIP

                             By:
                                 ----------------------------------------------
                             Its:
                                 ----------------------------------------------

                             FUND IV:

                             BENCHMARK RADIO ACQUISITION FUND IV LIMITED
                             PARTNERSHIP

                             By: BENCHMARK COMMUNICATIONS RADIO LIMITED
                             PARTNERSHIP


                             By:
                                 ---------------------------------------------
                             Its:
                                 ---------------------------------------------

                             FUND VII:

                             BENCHMARK RADIO ACQUISITION FUND VII LIMITED
                             PARTNERSHIP

                             By: BENCHMARK COMMUNICATIONS RADIO LIMITED
                             PARTNERSHIP

                             By:
                                 ---------------------------------------------
                             Its:
                                 ---------------------------------------------

                             FUND VIII:

                             BENCHMARK RADIO ACQUISITION FUND VIII LIMITED PARTNERSHIP

                             By: BENCHMARK COMMUNICATIONS RADIO LIMITED
                             PARTNERSHIP

                             By:
                                 ---------------------------------------------
                             Its:
                                 ---------------------------------------------

                       PARTNER REPRESENTATIVES AND GENERAL PARTNERS


                       --------------------------------------------
                       Bruce R. Spector


                       --------------------------------------------
                       Joseph L. Mathias


                       SELLING STOCKHOLDERS:

                       HOME RUN RADIO LIMITED PARTNERSHIP



                       By:   HR Radio Corporation
                       Its:  General Partner


                       By:
                             ------------------------------------
                             Name: Bruce R. Spector
                             Its:  General Partner



                       GRAND SLAM RADIO LIMITED PARTNERSHIP



                       By:
                             ------------------------------------
                             Name:  Michael Mathias
                             Its:   General Partner

                             PARENT:


                             BCR HOLDING, INC.

                             By:
                                 ---------------------------------------
                             Its:
                                 ---------------------------------------

                             CAPSTAR:

                             CAPSTAR BROADCASTING PARTNERS, INC.



                             By:
                                 ---------------------------------------
                             Its:
                                 ---------------------------------------

                             SCHEDULES AND EXHIBITS

Schedule 2.1(b) Benchmark Subsidiaries
Schedule 2.1(c) Capital Structure
Schedule 2.1(f) Financial Statements
Schedule 2.1(g) Station Licenses and FCC Matters
Schedule 2.1(h) Litigation and Pending Investigations
Schedule 2.1(i) Insurance
Schedule 2.1(j) Real Property
Schedule 2.1(l) Liens and Encumbrances
Schedule 2.1(m) Environmental Matters
Schedule 2.1(n) Tax Matters
Schedule 2.1(o) Certain Agreements
Schedule 2.1(p) Employee Benefit Plans
Schedule 2.1(r) Affiliate Relationships
Schedule 2.1(u) Pending Acquisitions
Schedule 2.2(e) Media Properties
Schedule 3.1(j) Permitted Transactions
Schedule 3.1(p) Business Agreements
Schedule 10.1(f) Minimum Damage Amounts

Exhibit 1 Letter of Credit
Exhibit 2 Pre-Closing Escrow Agreement
Exhibit 3 Post-Closing Escrow Agreement
Exhibit 4 New Fund Assignment of Partnership Interests
Exhibit 5 Form of Promissory Note
Exhibit 6 Form of Opinion of Counsel to Benchmark
Exhibit 7 Form of Opinion of Counsel to Mergeco
Exhibit 8 Intentionally Left Blank
Exhibit 9 License Agreement
Exhibit 10 Mathias Employment Agreement
Exhibit 11 Form of Release